UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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500 Oracle Parkway

Redwood City, California 94065

September 25, 2015

To our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Wednesday, November 18, 2015, at 10:00 a.m., Pacific Time, in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of 2015 Annual Meeting of Stockholders and proxy statement. We have also made available a copy of our Annual Report on Form 10-K for fiscal 2015. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.

This year, we will again be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. We believe that this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of the proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope. See “How Do I Vote?” on page 5 of the proxy statement for more details. Voting electronically, by telephone or by returning your proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting in person, we invite you to watch the proceedings via webcast by going to www.oracle.com/investor.

Sincerely,

Lawrence J. Ellison

Chairman and Chief Technology Officer

500 Oracle Parkway

Redwood City, California 94065

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Pacific Time, on Wednesday, November 18, 2015

PLACE	Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065

LIVE WEBCAST	Available on our website at www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Wednesday, November 18, 2015

ITEMS OF BUSINESS	(1)	To elect twelve director nominees to serve on the Board of Directors until our 2016 Annual Meeting of Stockholders.
	(2)	To re-approve the Oracle Corporation Executive Bonus Plan.
	(3)	To hold an advisory vote to approve executive compensation.
	(4)	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016.
	(5)	To consider and to act on stockholder proposals, if properly presented at the Annual Meeting.
	(6)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	September 21, 2015

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

MEETING ADMISSION

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on September 21, 2015, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Oracle stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on September 21, 2015, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Dorian Daley Executive Vice President, General Counsel and Secretary September 25, 2015

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

2015 Annual Meeting of Stockholders

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review our Annual Report on Form 10-K and the entire Proxy Statement.

The Notice of Internet Availability of Proxy Materials, this Proxy Statement and the accompanying proxy card or voting instruction card, including an Internet link to our previously filed 2015 Annual Report on Form 10-K, were first made available to stockholders on or about September 25, 2015.

2015 Annual Meeting of Stockholders

Date and Time Wednesday, November 18, 2015 10:00 a.m., Pacific Time Place Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065 Record Date September 21, 2015

Live Webcast

Available on our website at www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Wednesday, November 18, 2015

Attendance

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on September 21, 2014, the record date, or hold a valid proxy for the meeting. If you plan to attend the Annual Meeting, you will need to provide photo identification, such as a driver’s license, and proof of ownership of Oracle common stock as of September 21, 2015 in order to be admitted. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Voting Roadmap

Agenda Item	Board Recommendation	Page(s)
• Election of twelve directors	For Each Nominee	58
• Re-approval of the Oracle Corporation Executive Bonus Plan	For	59-61
• Advisory vote to approve executive compensation	For	62-63
• Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016	For	64-65
• Stockholder proposals	Against Each	67-83

Corporate Governance Highlights	See page 19 for more information

Number of directors on Board	12
Number of directors who are independent	8
Year new director most recently added to Board	2015
Annual director elections	Yes
Director majority voting policy	Yes
Separate Chairman and Chief Executive Officer (“CEO”)	Yes
Frequency of Board and committee performance evaluations	Annual
100% independent Board committees	Yes
% of stock required for stockholders to call a special meeting	20%
Stockholder ability to act by written consent	Yes
Director and executive officer stock ownership guidelines	Yes
Anti-hedging policy applicable to all employees, including executive officers, and non-employee directors	Yes

2015 Annual Meeting of Stockholders     1

Director Nominees	See page 6 for more information

In Proposal No. 1, we are asking you to vote “FOR” each of the director nominees listed below. Each director attended at least 75% of all Board meetings and applicable committee meetings during fiscal 2015.

Nominee	Age	Director Since	Independent	Current Committees
Jeffrey S. Berg Founder and Chairman of Resolution; Former Chairman and CEO, International Creative Management, Inc.	68	1997		• Governance • Independence
H. Raymond Bingham* Advisory Director, General Atlantic LLC; Former CEO, Cadence Design Systems, Inc.	69	2002		• Finance and Audit (Chair) • Independence (Chair) • Governance (Alternate)
Michael J. Boskin Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow, Stanford University	69	1994		• Governance (Chair) • Finance and Audit (Vice Chair)
Safra A. Catz CEO, Oracle Corporation	53	2001
Bruce R. Chizen Senior Adviser to Permira Advisers LLP; Venture Partner, Voyager Capital; Former CEO, Adobe Systems Incorporated	60	2008		• Compensation (Chair) • Finance and Audit
George H. Conrades Chairman and former CEO, Akamai Technologies, Inc.; Venture Partner, Longfellow Venture Fund	76	2008		• Governance • Compensation
Lawrence J. Ellison Chairman, Chief Technology Officer (“CTO”) and Founder, Oracle Corporation	71	1977
Hector Garcia-Molina Leonard Bosack and Sandra Lerner Professor, Departments of Computer Science and Electrical Engineering, Stanford University	61	2001		• Independence
Jeffrey O. Henley Vice Chairman of the Board, Oracle Corporation	70	1995
Mark V. Hurd CEO, Oracle Corporation	58	2010
Leon E. Panetta Co-founder and Chairman, Panetta Institute for Public Policy; Former U.S. Secretary of Defense; Former Director of the Central Intelligence Agency	77	2015
Naomi O. Seligman Senior Partner, Ostriker von Simson	77	2005		• Compensation

* Current lead independent director. See “Corporate Governance—Board Leadership Structure” on page 22 for more information.

Active and Engaged Board	See page 12 for more information

We have an active and engaged Board that is committed to fulfilling its fiduciary duty to act in good faith in the best interests of our company and all of our stockholders. The number of Board and committee meetings held in fiscal 2015 is set forth in the chart below.

2     2015 Annual Meeting of Stockholders

Stockholder Outreach

We maintain an active stockholder engagement program to solicit our stockholders’ views on corporate governance, executive compensation and other issues. In fiscal 2015, members of our Board (including both independent and executive directors) met with stockholders constituting approximately 33% of Oracle’s outstanding unaffiliated shares in fiscal 2015. In addition, since the beginning of fiscal 2016, independent directors have met with eight of our largest institutional stockholders, constituting 21% of Oracle’s outstanding unaffiliated shares, and offered to meet with stockholders representing an additional 5% of our outstanding unaffiliated shares. (All percentages in this paragraph calculated based on publicly available data as of June 30, 2015.)

Recent actions the Board has taken in response to stockholder input include:

•

Board Refreshment. In fiscal 2015, the Board elected a new independent director, Secretary Leon E. Panetta, to further its goal of ensuring that the Board is composed of individuals with a diverse mix of skills, experience and perspectives for the benefit of all our stockholders. The Board is committed to ongoing refreshment and is working to identify a new independent director for election in fiscal 2016.

•

Introduction of Performance Stock Units. In fiscal 2015, our Compensation Committee made significant revisions to our executive compensation structure to provide that a portion of the compensation of our named executive officers (“NEOs”) will be delivered in the form of performance stock units (“PSUs”) that vest upon the attainment of multiple predetermined, specified and quantifiable performance criteria.

•	Decrease in Compensation. The aggregate compensation for our Chairman and CTO has decreased in each of the last four fiscal years.

•

Alignment of Terms of Stock Option Grants with Cloud Performance Objectives. At the beginning of fiscal 2016, the Compensation Committee granted stock options to our Chairman and CTO and our CEOs that will expire after five years instead of ten years, while maintaining a four-year vesting schedule. The Compensation Committee’s objective was to align these awards with Oracle’s goal of aggressively accelerating growth in cloud-based revenue over the next five years. The reduction in term to five years also reduced the grant date fair value (and the resulting compensation cost) of those awards in a more predictable manner than could be achieved through the reduction of notional amounts.

In addition, we have redesigned this proxy statement and enhanced our disclosure in response to stockholder input. In recent meetings with our institutional stockholders, we received positive feedback on the actions we have taken in response to stockholder input, including our addition of a new independent Board member and executive compensation changes.

Executive Compensation	See page 29 for more information

Compensation Governance Best Practices

• 97.8% of executive compensation is “at risk” or performance-based	• Focus on maintaining low dilution rates from equity awards
• Double trigger change-in-control benefits under equity plan	• No employment agreements with NEOs
• Clawback policy for executive officers	• No change in control agreements with NEOs
• Board oversight of share pledging by executives and directors	• Independent compensation consultant
• Prohibition on speculative transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Oracle securities	• Robust Board engagement with stockholders regarding compensation and corporate governance

2015 Annual Meeting of Stockholders     3

Recent Leadership Changes Tie to Changes in Executive Compensation

In September 2014, the Board appointed Mr. Ellison as Chairman of the Board and CTO. Simultaneously, each of Ms. Catz and Mr. Hurd was appointed to the position of CEO. In connection with these management changes, the Compensation Committee cancelled approximately 25% of Mr. Ellison’s fiscal 2015 equity award and granted each of Ms. Catz and Mr. Hurd one-time special equity awards in fiscal 2015. The Compensation Committee deliberated on, and approved, these compensation decisions to reflect each NEO’s new position and responsibilities and our executive compensation philosophy.

(1)

In connection with the management changes, the Compensation Committee reduced Mr. Ellison’s target fiscal 2015 PSU award by 187,500 PSUs and cancelled 750,000 shares of his fiscal 2015 stock option grant.

(2)	In fiscal 2015, Ms. Catz and Mr. Hurd each received a one-time special equity award of 125,000 PSUs and a stock option grant for 500,000 shares in light of their new positions and responsibilities.

(3)

Amounts shown for fiscal 2013 include annual performance-based cash bonuses awarded, although each of Mr. Ellison, Ms. Catz and Mr. Hurd declined these awards. Total compensation actually received in fiscal 2013 net of declined bonus was $78.4 million, $43.6 million and $43.6 million (representing 1.5%, 1.6% and 1.6% less than the amounts shown) for each of Mr. Ellison, Ms. Catz and Mr. Hurd, respectively.

(4)

Amounts shown for fiscal 2012, 2013, 2014 and 2015 reflect total compensation as reported in the Summary Compensation Table. Amounts shown for fiscal 2016E reflect only the grant date fair value of equity awards granted in July 2015; equity awards have historically represented more than 95% of overall compensation for these NEOs.

Significant Executive Compensation Design Changes in Fiscal 2015	See page 31 for more information

In fiscal 2015, the Compensation Committee made significant changes to our long-term incentive compensation program for our NEOs to further its objective of directly aligning their compensation opportunities with Oracle’s long-term financial performance and reducing the overall amount of their compensation. Specifically, the Compensation Committee:

•	Introduced Performance Stock Units. In fiscal 2015, the Compensation Committee introduced PSUs as a new element of long-term incentive compensation for our NEOs.

•

Mr. Ellison, Ms. Catz and Mr. Hurd are eligible to earn from 0% to 150% of the target number of their 2015 PSUs based on Oracle’s annual revenue growth and operating cash flow growth as compared to the performance of a carefully selected group of comparator companies. The performance periods for each tranche of PSUs are cumulative for Mr. Ellison, Ms. Catz and Mr. Hurd.

•	Mr. Kurian and Mr. Fowler are eligible to earn from 0% to 110% of the target number of their 2015 PSUs based on the achievement of revenue growth for certain strategic lines of business they oversee.

•	There is no minimum number of PSUs that may be earned, so there are no guarantees on what amounts may be earned. One-fourth of the 2015 PSUs are eligible to be earned each year.

•	Reduced Number of Shares Subject to Annual Stock Option Grants. In conjunction with the introduction of PSUs, the Compensation Committee reduced the number of stock options granted to our NEOs.

4     2015 Annual Meeting of Stockholders

PROXY STATEMENT

We are providing these proxy materials in connection with Oracle Corporation’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Notice of Internet Availability of Proxy Materials (the “Notice”), this proxy statement and the accompanying proxy card or voting instruction card, including an Internet link to our previously filed 2015 Annual Report on Form 10-K, were first made available to stockholders on or about September 25, 2015. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on November 17, 2015.

Vote on the Internet

If you are a stockholder of record, you may submit your proxy by going to www.voteproxy.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

If you are a stockholder of record, you can also vote by telephone by dialing 1-800-PROXIES (1-800-776-9437). If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your proxy card or voting instruction card in hand when you call.

Vote by Mail

If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail.

Please note that if you received a Notice, you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

2015 Annual Meeting of Stockholders     5

BOARD OF DIRECTORS

Nominees for Directors

Information concerning our nominees for election to the Board of Directors at the Annual Meeting is set forth below. Our Board of Directors consists of twelve nominees, eleven of whom stood for election at our last annual meeting of stockholders. The Board unanimously elected Secretary Leon E. Panetta as a director effective as of January 19, 2015, and Secretary Panetta will stand for election as a director at the Annual Meeting along with our other eleven directors. We refer to these directors as the “incumbent directors” in this proxy statement.

Director Qualifications. Our Corporate Governance Guidelines (which are described in detail under “Corporate Governance—Corporate Governance Guidelines” elsewhere in this proxy statement) contain Board membership qualifications that apply to Board nominees recommended by the Nomination and Governance Committee (the “Governance Committee”). The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish areas of core competency of the Board, including, among others, industry knowledge and experience; management, accounting and finance expertise; and demonstrated business judgment, leadership and strategic vision.

As described above, the Governance Committee and the Board value a diversity of backgrounds, experience, perspectives and leadership in different fields when identifying Board nominees. The Governance Committee and the Board also take director tenure into consideration when making director nomination decisions. When nominating Secretary Panetta for election to the Board this year, the Governance Committee reviewed the Board’s composition with a specific view to refreshment. See “Corporate Governance—Director Tenure and Board Refreshment” for more information.

Below we identify and describe the key experience, qualifications and skills our director nominees bring to the Board and that the Board considers important in light of Oracle’s businesses and industry.

•

Industry Knowledge and Experience. We seek to have directors with experience as executives, directors or in other leadership positions in the particular technology industries in which we compete because our success depends on developing and investing in innovative products and technologies. Among other things, this experience is critical to the Board’s ability to understand our products and business, to assess our competitive position within the technology industry and the strengths and weaknesses of our competitors, to be aware of technology trends and innovations, and to evaluate potential acquisitions and our acquisition strategy.

•

Management, Accounting and Finance Expertise. We believe that an understanding of management practices, finance and financial reporting processes is important for our directors. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategies, risk management and the methods to drive change and growth that permit the Board to, among other things, identify and recommend improvements to our business operations, sales and marketing approaches and product strategy. We also seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision. We believe that directors with experience in significant leadership positions are commonly required to provide excellent business judgment, demonstrate leadership skills and develop strategic vision. We seek directors with these characteristics as they bring special insights to Board deliberations and processes.

The Board evaluates its own composition in the context of the diverse experiences and perspectives that the directors bring to the boardroom as a collective. Their backgrounds provide the Board with vital insights in areas such as:

Finance and Accounting	Technology Industry	Operation of Global Organizations	Mergers and Acquisitions
Risk Management	Computer Science	Governmental Affairs	Strategic Transformation
International Tax and Monetary Policy	Intellectual Property	Executive Leadership and Talent Development	Customer Perspective

6     2015 Annual Meeting of Stockholders

The experiences, qualifications and skills of each director that the Board considered in his or her nomination are included below the directors’ individual biographies on the following pages. The Board concluded that each nominee should serve as a director based on the specific experience and attributes listed below and the direct personal knowledge of each nominee’s previous service on the Board, including the insight and collegiality each nominee brings to the Board’s functions and deliberations. The age of each director is provided as of September 21, 2015, the record date for the Annual Meeting.

Jeffrey S. Berg
Director since 1997 Age: 68	Current Board Committees Governance, Independence

Mr. Berg has been an agent in the entertainment industry for over 35 years. Mr. Berg is the founder and Chairman of Resolution, a talent and literary agency, which he launched in January 2013. Between 1985 and May 2012, he was the Chairman and CEO of International Creative Management, Inc. (“ICM”), a talent agency for the entertainment industry. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is currently on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

As the former CEO of ICM, Mr. Berg brings to the Board over 25 years of leadership experience running one of the world’s preeminent full service talent agencies in the entertainment industry. Mr. Berg’s prior experience as CEO and as a representative of some of the world’s most well-known celebrities offers the Board a unique perspective with respect to managing a global brand in rapidly-changing industries and in management, compensation and operational matters.

H. Raymond Bingham
Director since 2002 Age: 69	Current Board Committees F&A (Chair), Independence (Chair), Governance (Alt.)

Mr. Bingham has been an Advisory Director of General Atlantic LLC, a leading global private equity firm providing capital for growth companies driven by information technology or intellectual property, since January 2010 and was a Managing Director from September 2005 to December 2009. From April 1993 to July 2005, Mr. Bingham served in various capacities at Cadence Design Systems, Inc., a supplier of electronic design automation software and services, including as Executive Vice President and Chief Financial Officer (“CFO”), President and CEO, director and, most recently, as Executive Chairman of the Board of Directors. Mr. Bingham was formerly a director of DHI Group, Inc. (formerly known as Dice Holdings, Inc.) until April 2015, Spansion, Inc. until March 2015, Fusion-io, Inc. until June 2014 and STMicroelectronics N.V. until June 2013. Mr. Bingham currently serves as a director of Cypress Semiconductor Corporation, Flextronics International Ltd. and TriNet Group, Inc.

As the former CEO of Cadence, Mr. Bingham brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. In particular, Mr. Bingham’s experience in leading Cadence’s global expansion into India, China and Russia and the extension of Cadence’s technology leadership through a series of strategic acquisitions, internal research and development and venture investments provides the Board with a perspective readily applicable to challenges faced by Oracle. Mr. Bingham’s current role at General Atlantic requires him to be very familiar with companies driven by information technology or intellectual property. In addition, the Board benefits from Mr. Bingham’s financial expertise and significant audit and financial reporting knowledge, including his experience as the former CFO of Cadence. Mr. Bingham’s service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

2015 Annual Meeting of Stockholders     7

Michael J. Boskin
Director since 1994 Age: 69	Current Board Committees Governance (Chair), F&A (Vice Chair)

Dr. Boskin is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is CEO and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also currently serves as a director of Exxon Mobil Corporation.

Dr. Boskin is recognized internationally for his research on world economic growth, tax and budget theory and policy, U.S. saving and consumption patterns and the implications of changing technology and demography on capital, labor, and product markets. He brings to the Board significant economic and financial expertise and provides the Board with a unique perspective on a number of challenges faced by Oracle due to its global operations, including, for example, questions regarding international tax and monetary policy, treasury functions, currency exposure and general economic and labor trends and risks. In addition, Dr. Boskin’s experience as CEO of his consultancy firm and as a director of another large, complex global organization provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Safra A. Catz
Director since 2001 Age: 53	Chief Executive Officer

Ms. Catz has been our CEO since September 2014. She served as our President from January 2004 to September 2014 and as our CFO most recently from April 2011 until September 2014. Ms. Catz was previously our CFO from November 2005 until September 2008 and our Interim CFO from April 2005 until July 2005. Prior to being named President, she held various other positions with us since joining Oracle in 1999. Ms. Catz also currently serves as a director of HSBC Holdings plc.

In her current role at Oracle, Ms. Catz is primarily responsible for all operations at Oracle other than product development, sales and marketing, consulting, support and Oracle’s industry-specific global business units. Ms. Catz also leads the execution of our acquisition strategy and integration of acquired companies and products. Our Board benefits from Ms. Catz’s many years with Oracle and her unique expertise regarding Oracle’s strategic vision, management and operations. Prior to coming to Oracle, Ms. Catz developed deep technology industry experience as a managing director with the investment banking firm Donaldson, Lufkin & Jenrette from 1986 to 1999 covering the technology industry. Through this experience, Ms. Catz brings valuable insight regarding the technology industry generally, and in particular in the execution of our acquisition strategy. In addition, Ms. Catz’s service as a director of another large, complex global organization provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

8     2015 Annual Meeting of Stockholders

Bruce R. Chizen
Director since 2008 Age: 60	Current Board Committees Compensation (Chair), F&A

Mr. Chizen is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP since July 2008 and as a Venture Partner at Voyager Capital since August 2009. Mr. Chizen served as a strategic adviser to Adobe Systems Incorporated, a provider of design, imaging and publishing software for print, Internet and dynamic media production, from November 2007 through November 2008. From December 2000 to November 2007, Mr. Chizen served as CEO of Adobe and as its President from April 2000 to January 2005. He also served as Adobe’s acting CFO from November 2006 to February 2007. From August 1998 to April 2000 he was Adobe’s Executive Vice President, Products and Marketing. Mr. Chizen joined Adobe Systems in August 1994 and held various positions in its Consumer Products Division and Graphics Products Division. He served as a director of Adobe from December 2000 to April 2008. Mr. Chizen also currently serves as a director of Synopsys, Inc.

As the former CEO of Adobe, Mr. Chizen brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. In particular, Mr. Chizen’s experience in heading the extension of Adobe’s product leadership provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Chizen’s current roles at Permira and Voyager require him to be very familiar with companies driven by information technology or intellectual property, which provides the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. The Board also benefits from Mr. Chizen’s financial expertise and significant audit and financial reporting knowledge, including his experience as the former acting CFO of Adobe. Mr. Chizen’s service as a director of a large, complex global organization, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

George H. Conrades
Director since 2008 Age: 76	Current Board Committees Governance, Compensation

Mr. Conrades has served as Chairman of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, since May 2005. He currently serves as a Managing Partner at Longfellow Venture Partners, a private venture fund advising and investing in early stage healthcare and technology companies. He also served as a Venture Partner at Polaris Venture Partners, an early stage investment company from August 1998 to 2012 and is currently Partner Emeritus. He served as Chairman and CEO of Akamai Technologies from April 1999 to May 2005. Mr. Conrades also currently serves as a director of Harley-Davidson, Inc. and Ironwood Pharmaceuticals, Inc.

As the former CEO of Akamai, Mr. Conrades brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. Mr. Conrades’ experience provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Conrades’ current role at Longfellow Venture Partners requires him to be very familiar with growth companies, including those driven by information technology or intellectual property, which provides the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. Mr. Conrades’ service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

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Lawrence J. Ellison
Director since 1977 Age: 71	Chairman, Chief Technology Officer and Founder

Mr. Ellison has been our Chairman of the Board and CTO since September 2014. Mr. Ellison served as our CEO from June 1977, when he founded Oracle, until September 2014. He previously served as our Chairman of the Board from May 1995 to January 2004.

Mr. Ellison is Oracle’s founder and served as our CEO since we commenced operations in June 1977 through September 2014. He is widely regarded as a technology visionary and one of the world’s most successful business executives. Mr. Ellison’s familiarity with and knowledge of our technologies and product offerings are unmatched. He continues to lead and oversee our product engineering, technology development and strategy. For more than 30 years he has successfully steered Oracle in new strategic directions in order to adapt to and stay ahead of our competition and changing industry trends. Mr. Ellison is our largest stockholder, owning approximately 27% of the outstanding shares of our common stock, directly aligning his interests with those of all of our stockholders.

Hector Garcia-Molina
Director since 2001 Age: 61	Current Board Committees Independence

Mr. Garcia-Molina has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

Widely regarded as an expert in computer science, Mr. Garcia-Molina brings to the Board significant technical expertise in the fields of computer science, generally, and database technology, specifically. He is the author of numerous books, journal articles, papers and reports documenting his research on a variety of technology subjects, including distributed computing systems, digital libraries and database systems. Mr. Garcia-Molina is a Fellow of the Association for Computing Machinery and the American Academy of Arts and Sciences and from 1997 to 2001 was a member the President’s Information Technology Advisory Committee. He also serves as a Venture Advisor for Onset Ventures and is a member of technical advisory boards of numerous private companies. In these roles, and as a former director of other public companies, Mr. Garcia-Molina has helped oversee the strategy and operations of other technology companies and brings a valuable technical and industry-specific perspective to the Board’s consideration of Oracle’s product strategy, competitive positioning and technology trends.

Jeffrey O. Henley
Director since 1995 Age: 70	Vice Chairman

Mr. Henley has served as our Vice Chairman of the Board since September 2014. Mr. Henley previously served as our Chairman of the Board from January 2004 to September 2014. He served as our Executive Vice President and CFO from March 1991 to July 2004.

Our Board benefits from Mr. Henley’s many years with Oracle and his significant expertise and knowledge regarding our strategic vision, management and operations. Mr. Henley meets regularly with significant Oracle customers and is instrumental in closing major commercial transactions worldwide. This role allows Mr. Henley to remain close to our customers and the technology industry generally. Mr. Henley also brings to the Board significant financial and accounting expertise from his service as our former CFO, as well as CFO and other finance positions held by Mr. Henley prior to his joining Oracle.

10     2015 Annual Meeting of Stockholders

Mark V. Hurd
Director since 2010 Age: 58	Chief Executive Officer

Mr. Hurd has been our CEO since September 2014. He served as our President from September 2010 to September 2014. Prior to joining us, he served as Chairman of the Board of Directors of Hewlett-Packard Company (“HP”) from September 2006 to August 2010 and as CEO, President and a member of the Board of Directors of HP from April 2005 to August 2010. From 2007 to 2010, Mr. Hurd served as a member of the Board of Directors of Newscorp, Inc. and served on the Governance Committee of Newscorp.

In his current role at Oracle, Mr. Hurd is responsible for sales and marketing, consulting, support and Oracle’s industry-specific global business units. Our Board benefits from Mr. Hurd’s insight as he guides Oracle’s sales and marketing efforts, manages our support and consulting organizations and acts as a primary contact for our customers. As the former CEO of HP and NCR Corporation, Mr. Hurd brings to the Board first-hand experience in successfully leading and managing large, complex global sales, support and consulting organizations in the technology industry. Mr. Hurd’s hardware experience is particularly important to us given our continuing focus on enhancing our hardware business. In addition, Mr. Hurd’s prior experience as Chairman of HP’s board and as a director of another large, public company provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Leon E. Panetta
Director since 2015 Age: 77

Secretary Panetta served as U.S. Secretary of Defense from 2011 to 2013 and as Director of the Central Intelligence Agency from 2009 to 2011. Prior to that time, Secretary Panetta was a member of the United States House of Representatives from 1977 to 1993, served as Director of the Office of Management and Budget from 1993 to 1994 and served as President Bill Clinton’s Chief of Staff from 1994 to 1997. He is the co-founder and Chairman of the Panetta Institute for Public Policy and currently serves as moderator of the Leon Panetta Lecture Series, a program he created. Secretary Panetta previously served as Distinguished Scholar to Chancellor Charles B. Reed of the California State University System and professor of public policy at Santa Clara University.

With a distinguished record of public service at the highest levels of government, Secretary Panetta brings to the Board robust, first-hand knowledge of government affairs and public policy issues. Secretary Panetta’s 16 years of experience in the U.S. House of Representatives and service in the administrations of two U.S. Presidents allow him to advise the Board on a wide range of issues related to Oracle’s interactions with governmental entities. In addition, Secretary Panetta’s service as a leader of large and complex government institutions, including the U.S. Department of Defense, the Central Intelligence Agency and the Office of Management and Budget, provides the Board with important perspectives on Oracle’s operational practices and processes, as well as risk management and oversight.

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Naomi O. Seligman
Director since 2005 Age: 77	Current Board Committees Compensation

Ms. Seligman is a senior partner at Ostriker von Simson, a technology research firm which chairs the CIO Strategy Exchange. Since 1999, this forum has brought together senior executives in four vital quadrants of the IT sector. From 1977 until June 1999, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by 100 chief information officers from major global corporations. She also currently serves as a director of Akamai Technologies, Inc. Ms. Seligman previously served as a director of iGate Corporation and The Dun & Bradstreet Corporation.

As a senior partner at Ostriker von Simson and co-partner of the CIO Strategy Exchange, and in her prior role as a co-founder and senior partner of the Research Board, Ms. Seligman is recognized as a thought leader in the technology industry. Ms. Seligman also serves as an independent advisor to some of the largest multinational corporations where she helps oversee global strategy and operations, which provides our Board with important perspectives in its evaluation of Oracle’s practices and processes. The Board also benefits from Ms. Seligman’s unique experience and customer-focused perspective and the valuable insights gained from the senior-level relationships she maintains throughout the technology industry.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, Vice Chairman, CEOs, Corporate Secretary and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

The Board met eight times during fiscal 2015: four were regularly scheduled meetings and four were special meetings. Each director attended at least 75% of all Board and applicable committee meetings in fiscal 2015. Board members are expected to attend our annual meeting of stockholders and all of our directors serving on the Board at the time of our last annual meeting of stockholders in November 2014 attended that meeting.

Committees, Membership and Meetings

The current standing committees of the Board are the Finance and Audit Committee (“F&A Committee”), the Nomination and Governance Committee (“Governance Committee”), the Compensation Committee and the Committee on Independence Issues (“Independence Committee”).

Each committee reviews its charter at least annually, or more frequently as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving best practices. The charters for the F&A, Governance, Compensation and Independence Committees are posted on our website at www.oracle.com/goto/corpgov.

12     2015 Annual Meeting of Stockholders

Current Committee Membership

The table below identifies our current committee members.

Director	Finance and Audit	Governance	Compensation	Independence
Jeffrey S. Berg
H. Raymond Bingham	(Chair)	(Alternate)		(Chair)
Michael J. Boskin	(Vice Chair)	(Chair)
Safra A. Catz
Bruce R. Chizen			(Chair)
George H. Conrades
Lawrence J. Ellison
Hector Garcia-Molina
Jeffrey O. Henley
Mark V. Hurd
Leon E. Panetta
Naomi O. Seligman

Committee Rotation

The Board believes that the rotation of committee membership and leadership positions from time to time can increase the committees’ effectiveness, as new committee members and chairs bring new perspectives to discussions and decision-making. Accordingly, effective immediately after our Annual Meeting, our directors will rotate committee membership and leadership positions as indicated in the chart below. To help ensure a smooth transition, the current chairs of the Governance Committee and the Independence Committee, Dr. Boskin and Mr. Bingham, respectively, will remain on those committees for one additional year (until November 2016), and the current chair of the Compensation Committee, Mr. Chizen, will remain on that committee as an alternate member.

Committee Membership as of November 18, 2015

Director	Finance and Audit	Governance	Compensation	Independence
Jeffrey S. Berg				(Chair)
H. Raymond Bingham	(Vice Chair)		(Chair)	(1 year transition)
Michael J. Boskin	(Chair)	(1 year transition)
Safra A. Catz
Bruce R. Chizen		(Chair)	(Alternate)
George H. Conrades
Lawrence J. Ellison
Hector Garcia-Molina
Jeffrey O. Henley
Mark V. Hurd
Leon E. Panetta
Naomi O. Seligman			(Vice Chair)

The Finance and Audit Committee

The primary functions of the F&A Committee are to provide advice with respect to financial matters, to oversee our accounting and financial reporting processes and the audits of our financial statements, to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance and to evaluate merger and acquisition transactions and investment transactions proposed by our management. In particular, the F&A Committee is responsible for overseeing the engagement, independence, compensation, retention and services of our independent registered public accounting firm. The F&A Committee’s primary responsibilities and duties are to:

•	act as an independent and objective party to monitor our financial reporting process and internal control over financial reporting;

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•	review and appraise the audit efforts of our independent registered public accounting firm;

•	oversee our internal audit department;

•	evaluate our quarterly financial performance at earnings review meetings;

•	oversee management’s establishment and enforcement of financial policies and business practices;

•	oversee our compliance with laws and regulations and Oracle’s Code of Ethics and Business Conduct;

•

provide an open avenue of communication between the Board of Directors and the independent registered public accounting firm, General Counsel, financial and senior management, Chief Compliance & Ethics Officer and the internal audit department;

•	review and, if within its delegated range of authority, approve merger and acquisition and financial transactions proposed by our management; and

•

produce the Report of the Finance and Audit Committee of the Board, included elsewhere in this proxy statement, as required by the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for inclusion in our proxy statement.

The F&A Committee held executive sessions with our independent registered public accounting firm on four occasions in fiscal 2015. The F&A Committee operates under a written charter adopted by our Board. The F&A Committee monitors legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and, from time to time, makes recommendations to our Board for revision of the F&A Committee charter to reflect such developments and evolving best practices. The F&A Committee charter is posted on our website at www.oracle.com/goto/corpgov.

The Independence Committee has determined that each member of the F&A Committee during fiscal 2015 satisfied both the SEC’s additional independence requirements for members of audit committees and the other listing exchange requirements for members of audit committees, as well as the independence requirements in our Corporate Governance Guidelines. In addition, the Board has determined that H. Raymond Bingham qualifies as an “audit committee financial expert” as defined by the SEC rules.

The Nomination and Governance Committee

The Governance Committee has responsibility for monitoring corporate governance matters, including periodically reviewing the composition and performance of the Board and its committees (including reviewing the performance of individual directors) and overseeing our Corporate Governance Guidelines. The Governance Committee also considers and recommends qualified candidates for election as directors of Oracle. The Governance Committee charter is posted on our website at www.oracle.com/goto/corpgov.

The Compensation Committee

The primary functions of the Compensation Committee are to:

•	review and set all compensation arrangements, including, as applicable, base salaries, bonuses and equity awards, of our CEOs and other executive officers, as well as our directors;

•	lead the Board in its evaluation of the performance of our CEOs;

•

review and discuss the Compensation Discussion and Analysis (“CD&A”) portion of our proxy statement with management and determine whether to recommend to the Board that the CD&A be included in our proxy statement;

•	produce the Compensation Committee Report, included elsewhere in this proxy statement, as required by the rules and regulations of the SEC for inclusion in our proxy statement;

•	review and approve our stock plans and approve certain equity awards;

•

assess the risks associated with our compensation practices, policies and programs applicable to employees to determine whether the risks arising from such practices, policies and programs are appropriate or reasonably likely to have a material adverse effect on Oracle; and

•	oversee our 401(k) Plan Committee and have responsibility for amendments to the Oracle Corporation 401(k) Savings and Investment Plan (the “401(k) Plan”).

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The Compensation Committee helps us to attract and retain talented executive personnel in a competitive market and operates under a written charter adopted by the Board. The Compensation Committee charter is posted on our website at www.oracle.com/goto/corpgov.

In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our legal department, human resources department and Corporate Secretary support the Compensation Committee in its work. For additional details regarding the Compensation Committee’s role in determining executive compensation, including its engagement of an independent compensation consultant, please refer to “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this proxy statement. Please see the section titled “Executive Compensation—Equity Awards and Grant Administration” included elsewhere in this proxy statement for a discussion of the Compensation Committee’s role as the administrator of our stock plans and for a discussion of our policies and practices regarding when we grant our equity awards.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee, in consultation with management and Compensia, Inc., the committee’s independent compensation consultant, over the course of several committee meetings has assessed the compensation policies and practices applicable to our executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on Oracle.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

The Committee on Independence Issues

The Independence Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $120,000 between us (or any of our subsidiaries) and any of our affiliates, such as an executive officer, director or owner of 5% or more of our common stock. The Independence Committee’s efforts are intended to ensure that each proposed related person transaction is on terms that, when taken as a whole, are fair to us. If any member of the Independence Committee would derive a direct or indirect benefit from a proposed transaction, he or she is excused from the review and approval process with regard to that transaction. The role of the Independence Committee also encompasses the monitoring of related person relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Supplemental Conflict of Interest Policy for Senior Officers. The Independence Committee also evaluates the independence of each non-management director as defined by New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Guidelines. The Independence Committee charter is posted on our website at www.oracle.com/goto/corpgov.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of Oracle. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. Further, Oracle’s active acquisition program as well as our expansion into new lines of business and the rapid change in the technology industry generally all demand substantial time commitments from our directors. Our Board manages to accomplish all of this work with a relatively small number of independent directors for a company of Oracle’s size, complexity and high profile.

These considerable time commitments and the many responsibilities and risks of being a director of a public company like Oracle require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ significant workload. Our independent directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Several of our directors serve on more than one committee. Our independent directors display a high level of commitment and flexibility in their service to Oracle. In addition to engaging with our senior management, our directors also personally attend important customer-related events such as Oracle OpenWorld and Oracle President Council

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forums and meet with our institutional stockholders throughout the year. Annual cash retainers and formula equity award grants to our independent directors are intended to correlate to the responsibilities and time commitments of each such director.

Our employee directors, Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Henley, receive no separate compensation for serving as directors of Oracle.

Cash Retainer and Meeting Fees for Non-Employee Directors

During fiscal 2015, each of our non-employee directors received (a) an annual retainer of $52,500 for serving as a director of Oracle (prorated for directors who did not serve on the Board for the full year) and (b) each of the applicable retainers and fees set forth below for serving as a chair or vice chair or as a member of one or more of the committees of the Board.

Annual Committee Member Retainers
F&A Committee	$ 25,000
Compensation Committee	$ 25,000
Governance Committee	$ 15,000
Independence Committee	$ 15,000

Additional Annual Retainers for Committee Chairs
F&A Committee (Chair and Vice Chair)	$ 25,000
Compensation Committee	$ 25,000
Governance Committee	$ 15,000
Independence Committee	$ 15,000

Fee per Board Meeting
Regular Meeting	$ 3,000
Special Meeting	$ 2,000

Fee per Committee Meeting
F&A Committee (other than earnings review meetings)	$ 3,000
F&A Committee (earnings review meetings)	$ 2,000
Compensation Committee (other than equity award meetings, where no meeting fee is paid)	$ 3,000
Governance Committee	$ 2,000
Independence Committee	$ 2,000

Directors’ Equity Compensation

Non-employee directors also participate in our stockholder-approved Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Stock Plan”) which provides for equity awards to directors for their services on the Board and on committees. During fiscal 2015, non-employee directors received the following awards under the Directors’ Stock Plan:

(a)

for each new director, an initial grant of stock options to purchase 45,000 shares of our common stock, prorated based upon the number of full calendar months he or she would serve on the Board before the next full Annual Grant; and

(b)	for each director serving on the Board on May 31, 2015, a combination of stock options to purchase 22,500 shares of our common stock and 5,625 RSUs (the “Annual Grant”).

In fiscal 2015, we offered restricted stock units (“RSUs”) to our employees for the first time. Consistent with our NEOs receiving equity awards consisting of 50% stock options and 50% stock awards in fiscal 2015, directors were granted a similar combination of awards in fiscal 2015. The Directors’ Stock Plan provides that the non-employee directors may receive grants of RSUs of an equivalent value, as determined on any reasonable basis by the Board, in lieu of all or some of the stock option grants set forth in the plan. The Board determined that a ratio of four stock options to one RSU should be used, consistent with its approach for employees.

16     2015 Annual Meeting of Stockholders

The Directors’ Stock Plan also provides for additional annual equity grants to non-employee directors who served as the chair or vice chair of certain committees of the Board (the “Chair/Vice Chair Grants”). In fiscal 2015, these grants were made on May 31, 2015 to the directors who, as of the date of grant, had served as chair or vice chair of the relevant committee for one year. Committee chairs or vice chairs who served less than one year received a pro rata amount of the full grant based on the number of complete calendar months during which the director served as chair or vice chair on the relevant committee in the past year. In accordance with the Directors’ Stock Plan, the Chair/Vice Chair Grants consist of both stock options to purchase the following amounts of shares of our common stock and RSUs, using the same 4:1 ratio of stock options to RSUs described above:

Position	Stock Options (#)	RSUs (#)
F&A Committee Chair	22,500	5,625
F&A Committee Vice Chair	15,000	3,750
Compensation Committee Chair	22,500	5,625
Governance Committee Chair	7,500	1,875
Independence Committee Chair	7,500	1,875

All stock options and RSUs granted to our non-employee directors vest 25% per year over four years on each anniversary of the date of grant.

Director Compensation for Fiscal 2015

The following table provides summary information concerning cash and other compensation we paid to our non-employee directors for fiscal 2015. As further described above, our non-employee directors receive cash retainers for Board membership, committee membership and committee chairmanship; cash fees for Board and committee meetings attended; and stock options and RSUs for Board membership and committee chairmanship. Some of our non-employee directors serve on more than one committee. See “Committees, Membership and Meetings” above for a list of committees on which each non-employee director currently serves.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Option Awards (1)(2) ($)	Total ($)
Jeffrey S. Berg	120,500	244,631	196,000	561,131
H. Raymond Bingham	215,500	570,806	457,333	1,243,639
Michael J. Boskin	200,500	489,263	392,000	1,081,763
Bruce R. Chizen	203,500	489,263	392,000	1,084,763
George H. Conrades	144,500	244,631	196,000	585,131
Hector Garcia-Molina	93,500	244,631	196,000	534,131
Leon E. Panetta (3)	24,104	244,631	323,105	591,840
Naomi O. Seligman	117,500	244,631	196,000	558,131

(1)

As required by SEC rules, the amounts in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair values of RSUs and stock options, respectively, computed in accordance with Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (the “ASC”) Topic 718, Compensation-Stock Compensation (“FASB ASC 718”). The directors have not presently realized a financial benefit from these awards because none of the RSUs granted in fiscal 2015 have vested and none of the stock options granted in fiscal 2015 are currently exercisable. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2015.

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(2)	The following table provides additional information concerning the stock awards (in the form of RSUs) and stock options held by our non-employee directors for fiscal 2015:

Name	Total Unvested RSUs Outstanding at 2015 Fiscal Year End (#)	RSUs Granted During Fiscal Year 2015 (a) (#)	Total Option Awards Outstanding at 2015 Fiscal Year End (#)	Option Awards Granted During Fiscal Year 2015 (b) (#)
Jeffrey S. Berg	5,625	5,625	510,000	22,500
H. Raymond Bingham	13,125	13,125	537,500	52,500
Michael J. Boskin	11,250	11,250	675,000	45,000
Bruce R. Chizen	11,250	11,250	431,250	45,000
George H. Conrades	5,625	5,625	352,500	22,500
Hector Garcia-Molina	5,625	5,625	399,630	22,500
Leon E. Panetta	5,625	5,625	37,500	37,500
Naomi O. Seligman	5,625	5,625	362,500	22,500

(a)	The RSUs reported in this column were granted on May 31, 2015 and vest 25% per year over four years on each anniversary of the date of grant.

(b)

The stock options reported in this column were granted on May 31, 2015, with a per share exercise price of $43.49, which was equal to the closing market price of our common stock on May 29, 2015, the last trading day prior to the grant date, except as follows: with respect to Secretary Panetta, options to purchase 15,000 shares of our common stock were granted on January 19, 2015, with a per share exercise price of $43.51, which was equal to the closing market price of our common stock on January 16, 2015, the last trading day prior to the grant date. The stock options vest 25% per year over four years on each anniversary of the date of grant.

(3)

Secretary Panetta joined the Board on January 19, 2015, and a portion of his fiscal 2015 compensation was prorated accordingly. In addition to the Annual Grant received by all non-employee directors, Secretary Panetta also received an initial grant of stock options to purchase 15,000 shares of our common stock when he joined the Board (representing a pro rata initial grant).

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CORPORATE GOVERNANCE

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as rules adopted by the SEC and NYSE. We believe that we have in place corporate governance procedures and practices that are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has approved Corporate Governance Guidelines for Oracle (the “Guidelines”). The Guidelines are posted on our website at www.oracle.com/goto/corpgov, and deal with the following matters:

•     director qualifications;

•     director majority voting policy;

•     director responsibilities, including risk oversight;

•     executive sessions and leadership roles;

•     conflicts of interest;

•     Board committees;

•     director access to officers and employees;

•     director compensation;

•     director orientation and continuing education;

•     director and executive officer stock ownership;

•     CEO evaluation;

•     stockholder communications with the Board; and

•     performance evaluation of the Board and its committees.

The Guidelines require that all members of the F&A, Compensation, Governance and Independence Committees must be “independent,” each in accordance with or as defined in the rules adopted by the SEC and NYSE. The Independence Committee makes this determination annually for all non-employee directors. The Board and each committee have the power to hire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask such questions and conduct investigations as they deem appropriate to fulfill their duties.

Conflict of interest expectations for our non-employee directors are addressed in our Guidelines and provide that non-employee directors must:

•	annually disclose to our General Counsel all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations;

•	disclose any such proposed positions with a public company before they become effective and any such positions with a private company promptly following his or her appointment to such entity; and

•	disclose any potential conflicts of interest that may arise from time to time with respect to matters under consideration of the Board.

The General Counsel must report all such disclosures to the Independence Committee, and the Board must consider such disclosures and other available information and take such actions as it considers appropriate. All directors are expected to comply with Oracle’s Code of Ethics and Business Conduct, except that for our non-employee directors, the provisions regarding conflicts of interest in the Guidelines supersede these same provisions in the Code of Ethics and Business Conduct.

The Guidelines provide for regular executive sessions to be held by non-employee directors. The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for the benefit of newly elected directors, including presentations from senior management and visits to Oracle’s facilities.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Compensation Committee is required under the Guidelines to conduct an annual review of our CEOs’ performance and compensation, and the Board reviews the Compensation Committee’s report to ensure the CEOs are providing the best leadership for Oracle in the short and long term.

The Guidelines are posted on, and we intend to disclose any future amendments to the Guidelines on, our website at www.oracle.com/goto/corpgov.

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Majority Voting Policy

The Guidelines set forth our majority voting policy for directors, which states that, in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote.

The Governance Committee must promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to Oracle; and

•	the overall composition of the Board.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy may not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if a majority of the members of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote must appoint a committee among themselves to consider any resignation offers and recommend to the Board whether to accept such resignation offers.

Through this policy, the Board seeks to be accountable to all stockholders and respects the right of stockholders to express their views through their vote for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than or equal to 50% “WITHHELD” vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at Oracle. The policy imposes a short time frame for the Board to consider a director nominee’s resignation.

Board and Committee Performance Evaluations

The Board and each of its committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. Every year, the Chair of the Governance Committee interviews each director to obtain his or her assessment of the effectiveness of the Board and the committees, director performance and Board dynamics. The Chair of the Governance Committee then reports the results of these interviews at meetings of the Governance Committee and the Board, where the results are discussed. In addition, the chair of each committee guides an annual committee self-evaluation discussion among the committee members. The results of the committee self-evaluations are also reported to the Board for review and discussion.

20     2015 Annual Meeting of Stockholders

Stock Ownership Guidelines for Directors and Senior Officers

Board members and senior officers are required to own shares of Oracle common stock. The Governance Committee sets and periodically reviews and makes changes to these ownership requirements, which we refer to the as the Stock Ownership Guidelines. The current Stock Ownership Guidelines were adopted in July 2011 and amended in April 2015.

Under the Stock Ownership Guidelines, our directors and senior officers must own the following number of shares of Oracle common stock by the later of July 2016 or five years from the date such person became a director or senior officer:

Title	Minimum Number of Shares
Chief Executive Officers	250,000
Chairman and Chief Technology Officer	250,000
Presidents	100,000
Executive Vice Presidents who are Section 16 Officers	50,000
All other Executive Vice Presidents	25,000
All other Section 16 Officers	10,000
Non-employee directors	10,000

Each person promoted from within the senior officer positions has one year from the date of his or her promotion to comply with any increased ownership requirement. Shares of common stock counted toward the Stock Ownership Guidelines include any shares held directly or through a trust or broker; shares held by a spouse; shares held through our 401(k) Plan and our Oracle Corporation Employee Stock Purchase Plan (the “ESPP”); and shares underlying vested but unexercised stock options, with 50% of the in-the-money value of such options being used for this calculation. Full-value awards, including RSUs and PSUs, do not count toward the Stock Ownership Guidelines until they vest.

We believe that all of our Board members and NEOs are currently in compliance with the Stock Ownership Guidelines.

Share Pledging and Our Prohibition on Speculative Transactions

Our insider trading policy prohibits all of our employees, including our executive officers, and our non-employee directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, short sales, puts, collars, straddles and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Oracle securities.

The Board, the Governance Committee and the Compensation Committee regularly review the extent to which any executive officer or director has pledged shares of Oracle common stock as collateral to secure any personal or other indebtedness. As set forth under “Security Ownership of Certain Beneficial Owners and Management,” on page 27, as of September 21, 2015, Mr. Ellison, our Chairman, CTO, founder and largest stockholder, had pledged 300,000,000 shares of Oracle common stock as collateral to secure certain personal indebtedness. The pledged shares are not used to shift or hedge any economic risk in owning Oracle common stock by Mr. Ellison. Currently, no other executive officer or director holds shares of Oracle common stock that have been pledged to secure any personal or other indebtedness.

Every fiscal quarter, the Governance Committee and the Compensation Committee review Mr. Ellison’s pledging arrangements and provide a report to the Board on the arrangements. In reviewing Mr. Ellison’s pledging arrangements, the Board and the committees consider:

•	historical information and trends regarding Mr. Ellison’s pledging arrangements;

•	the key terms of any loans under which shares of Oracle common stock have been pledged as collateral;

•	the magnitude of the aggregate number of shares of Oracle common stock that are pledged in relation to:

•	the total number of shares of Oracle common stock outstanding; and

•	the total number of shares of Oracle common stock owned by Mr. Ellison;

•	the market value of Oracle common stock;

2015 Annual Meeting of Stockholders     21

•	Mr. Ellison’s independent ability to repay any loans without recourse to the pledged shares; and

•	any other relevant factors.

Board Leadership Structure

The roles of Chairman of the Board and CEO are currently filled by separate individuals. Since September 2014, Mr. Ellison has served as our Chairman, and Ms. Catz and Mr. Hurd have served as our CEOs. Previously, Mr. Henley served as Chairman and Mr. Ellison served as CEO.

The Board believes that the separation of the offices of the Chairman and CEOs is appropriate at this time because it allows our CEOs to focus primarily on Oracle’s business strategy, operations and corporate vision. However, as described in further detail in our Guidelines, the Board does not have a policy mandating that the roles of Chairman and CEO continue to be separated. Our Board elects our Chairman and our CEOs, and each of these positions may be held by the same person or may be held by different people. We believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the company’s needs and Oracle’s leadership at a given point in time.

We believe that independent and effective oversight of Oracle’s business and affairs is maintained through the composition of our Board, the leadership of our independent directors and Board committees and our governance structures and processes already in place. The Board consists of a substantial majority of independent directors, and the Board’s Compensation, F&A, Governance and Independence Committees are composed solely of independent directors.

While we currently do not have a policy mandating an independent lead director, the Board believes that a number of non-employee directors fulfill the lead independent director role at various times, including during executive sessions, depending upon the particular issues involved. As set forth in our Guidelines, on an annual rotating basis, the chairs of the F&A Committee, the Governance Committee and the Compensation Committee serve as the lead independent director at executive sessions of the Board. The lead independent director serves as a liaison between our independent directors and our executive directors and performs such additional duties as our Board may otherwise determine. Currently, Mr.  Bingham serves as the lead independent director.

Board’s Role in Risk Oversight

While management is responsible for assessing and managing risks to Oracle, our Board is responsible for overseeing management’s efforts to assess and manage risk. The Board’s risk oversight areas of focus include, but are not limited to:

•      leadership structure and succession planning for management and the Board;

•      strategic and operational planning, including with respect to significant acquisitions, the evaluation of our capital structure and long-term debt financing, and Oracle’s long-term growth;

•      information technology and cybersecurity; and

•      legal and regulatory compliance.

Cybersecurity Risk Oversight

Cybersecurity risk oversight is a top priority for our Board. Oracle’s head of Global Information Security and its Chief Privacy Officer regularly brief the F&A Committee on the company’s information security program and its related priorities and controls. In turn, the F&A Committee reports to the full Board regarding the committee’s cybersecurity risk oversight activities.

While the Board has the ultimate oversight responsibility for Oracle’s risk management policies and processes, various committees of the Board also have the following responsibilities for risk oversight:

•      the F&A Committee oversees risks associated with our financial statements and financial reporting, mergers and acquisitions, credit and liquidity, information technology and cybersecurity, litigation and Code of Ethics and Business Conduct compliance;

•      the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally;

•      the Governance Committee oversees risks associated with our overall governance practices and the leadership structure of the Board; and

22     2015 Annual Meeting of Stockholders

•	the Independence Committee reviews risks arising from transactions with related persons and director independence issues.

Our Board is kept informed of each committee’s risk oversight and other activities via regular reports of the committee chairs to the full Board. For example, with respect to acquisitions and depending on the size of the acquisition meeting a threshold figure, the F&A Committee performs the initial review of the proposed transaction—taking into consideration any risks associated with the transaction—and determines whether to recommend that the Board approve the transaction. The F&A Committee also reviews completed acquisitions on a quarterly basis to determine whether the acquired companies have performed as expected.

In addition, the Board plays an active oversight and risk mitigation role through its regular review of Oracle’s strategic direction. While management is responsible for setting Oracle’s strategic direction, the directors review Oracle’s strategy at every regular meeting of the Board. One Board meeting each year is held off-site and is exclusively dedicated to strategy. The Board engages in candid discussions with management with respect to Oracle’s strategic direction. We believe that this Board oversight helps identify and mitigate risks associated with our overall business strategy.

The Board has also assessed the risks associated with Oracle’s current leadership structure (consisting, in part, of two CEOs who serve on the Board and a founder and significant stockholder who serves as Chairman and CTO). The Board believes that each executive has distinct strengths, and this leadership structure functions well. In addition, the executives are subject to the independent oversight of our majority independent Board and fully independent committees, which, the Board believes, provides an effective counterbalance to the current leadership structure.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. If the director nominees are elected at the Annual Meeting, the Board will continue to be composed of four employee directors (Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Henley) and eight independent directors. The Independence Committee has determined that each of the following eight current directors is independent (as defined by applicable listing standards and our Corporate Governance Guidelines): Mr. Berg, Mr. Bingham, Dr. Boskin, Mr. Chizen, Mr. Conrades, Mr. Garcia-Molina, Secretary Panetta and Ms. Seligman. Therefore, all directors who served during fiscal 2015 on the Compensation, F&A, Governance and Independence Committees were independent under the applicable listing standards.

In making the independence determinations, the following relationships and factors were considered:

•

Dr. Boskin and Mr. Garcia-Molina are both employed by Stanford University, which has received donations from both Oracle and various Board members. In addition, certain Board members serve on advisory or oversight boards at Stanford University or are otherwise employed part-time by Stanford University.

•

The total amount Oracle donated to Stanford University constituted less than 0.01% of Oracle’s total revenues in fiscal 2015. Predominately all of the funds Oracle donated were contributed directly to Stanford Hospital and Clinics. A small percentage of Oracle’s donations were contributed to a project focused on developing design thinking curriculum and teaching models at primary and secondary schools. None of the funds were donated to the departments in which Dr. Boskin or Mr. Garcia-Molina teach at Stanford. All of the donations fall within NYSE prescribed limits and guidelines.

The independent members of our Board held an executive session following each of the regularly scheduled Board meetings, for a total of four meetings in fiscal 2015.

The F&A Committee has adopted a requirement that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee, which will determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on our F&A Committee.

Director Tenure and Board Refreshment

We believe that it is desirable to maintain a mix of longer-tenured, experienced directors and newer directors with fresh perspectives. In furtherance of this objective, the Board elected Secretary Panetta as a director in January 2015. However, we do not impose director tenure limits or a mandatory retirement age. The Board has considered the concerns raised by some investors regarding longer-tenured directors, but believes that longer-serving directors with experience and institutional knowledge bring critical skills to the boardroom. In particular, the Board believes that longer-tenured directors have a better understanding of the challenges Oracle is facing and are more comfortable

2015 Annual Meeting of Stockholders     23

speaking out and challenging management. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing limits on director tenure would arbitrarily deprive it of the valuable contributions of its most experienced members.

Nomination of Directors

In general, nominations for the election of directors may be made by (1) the Board or the Governance Committee or (2) any stockholder entitled to vote who has delivered written notice to our Corporate Secretary no later than the notice deadline set forth in our Bylaws and has complied with the notice procedures set forth in our Bylaws. Stockholders may also submit recommendations for director candidates to the Governance Committee for its consideration for nomination as described below.

Nomination and Governance Committee and Corporate Governance Guidelines

The Governance Committee monitors corporate governance matters and considers and recommends qualified candidates for election as directors of Oracle. The Corporate Governance Guidelines set forth the Governance Committee’s policy regarding the consideration of all properly submitted stockholder candidates for membership on the Board as well as candidates submitted by current Board members and others. The Guidelines are posted on our website at www.oracle.com/goto/corpgov.

Any stockholder wishing to submit a candidate for consideration for nomination by the Governance Committee must provide a written notice recommending the candidate for election at the next annual meeting of stockholders to Dorian Daley, Executive Vice President, General Counsel and Secretary at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or by email (Corporate_Secretary@oracle.com) with a confirmation copy sent by mail. The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected. By following these procedures, a stockholder will ensure consideration of a submitted candidate by the Governance Committee. However, there is no guarantee that the candidate will be nominated. Any stockholder seeking to nominate one or more directors must comply with applicable Bylaw procedures, which are described below under “Stockholder Nominations and Bylaw Procedures.” The deadlines to submit director candidates for the Governance Committee’s consideration are the same as the deadlines for nominating directors in our Bylaws.

Our Corporate Governance Guidelines contain Board membership qualifications that apply to Board nominees recommended by the Governance Committee. The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board. For additional details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Nominees for Directors” included elsewhere in this proxy statement.

Potential candidates for directors are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board endorsement of the final candidates recommended by the Governance Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Stockholder Nominations and Bylaw Procedures

Our Bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our Bylaws are posted on our website at www.oracle.com/goto/corpgov.

To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such notice must also contain information specified in the Bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

24     2015 Annual Meeting of Stockholders

Deadlines to Submit Nominations

To nominate a person for election to the Board at our 2016 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary between May 28, 2016 and June 27, 2016. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Secretary not before the 120th day prior to such special meeting and not after the later of the 90th day prior to such special meeting or the 10th day following the announcement of the meeting date. At a special meeting of stockholders, the only business conducted will be what was brought before the meeting pursuant to our notice of meeting.

Stockholder nominations must be addressed to Dorian Daley, Executive Vice President, General Counsel and Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or sent by email (Corporate_Secretary@oracle.com) with a confirmation copy sent by mail.

If the number of directors to be elected to the Board is increased and we do not make a public announcement specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s written notice of nominees for any new position will be considered timely if it is delivered to our Corporate Secretary by the 10th day following the announcement.

Stockholder Outreach

We have long maintained an active stockholder engagement program to solicit our stockholders’ views on corporate governance, executive compensation and other issues. In fiscal 2015, members of the Board (including both independent and executive directors) met with stockholders constituting approximately 33% of Oracle’s outstanding unaffiliated shares in fiscal 2015. In addition, since the beginning of fiscal 2016, independent directors have met with eight of our largest institutional stockholders, constituting 21% of Oracle’s outstanding unaffiliated shares, and offered to meet with stockholders representing an additional 5% of our outstanding unaffiliated shares. (All percentages in this paragraph calculated based on publicly available data as of June 30, 2015.)

The feedback received from our stockholder outreach efforts is communicated to and considered by the Board, and, when appropriate, the Board implements changes in response to stockholder feedback. The Board recently took the following actions in response to stockholder input:

•	Introduced PSUs, which vest upon the attainment of multiple predetermined, specified and quantifiable performance criteria, for our NEOs in fiscal 2015;

•	Decreased the compensation of our Chairman and CTO in each of the last four fiscal years;

•

Reduced the term of the stock options granted to our top three NEOs in fiscal 2016 from ten years to five years, to align these awards with Oracle’s goal of aggressively accelerating growth in cloud-based revenue over the next five years; and

•	Elected a new independent director in fiscal 2015.

In addition, we have redesigned this proxy statement and enhanced our disclosure in response to stockholder input. At recent meetings with our institutional stockholders, we received positive feedback on the actions we have taken in response to stockholder input, including our addition of a new independent Board member and our executive compensation changes.

Communications with the Board

Any person wishing to communicate with any of our directors, including our independent directors, regarding Oracle may write to the director, c/o the Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or may send an email to Corporate_Secretary@oracle.com. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board. In addition, we present all such communications, as well as draft responses, at meetings of our Governance Committee. These communications and draft responses are also provided to the appropriate committee or group of directors based on the subject matter of the communication; for example, communications regarding executive compensation are provided to our Compensation Committee, in addition to our Governance Committee.

2015 Annual Meeting of Stockholders     25

Employee Matters

Code of Conduct. In 1995, we adopted and have since continually maintained a Code of Ethics and Business Conduct (the “Code of Conduct”). We require all employees, including our senior officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. Our Compliance and Ethics Program involves the administration of training regarding and enforcement of the Code of Conduct and is under the direction of our Chief Compliance and Ethics Officer. We have also appointed Regional Compliance and Ethics Officers to oversee the application of the Code of Conduct in each of our geographic regions. We provide mandatory web-based general training with respect to the Code of Conduct, and we also provide additional live and web-based training on specific aspects of the Code of Conduct from time to time to certain employees. Employees are expected to report any conduct they believe in good faith to be a violation of the Code of Conduct. The Code of Conduct is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision to the Code of Conduct on, our website at www.oracle.com/goto/corpgov.

Compliance and Ethics Reports. With oversight from the F&A Committee, we have established several different reporting channels employees may use to seek guidance or submit reports concerning compliance and ethics matters, including accounting, internal controls and auditing matters. These reporting channels include Oracle’s Integrity Helpline, which may be accessed either over the phone or by way of a secure Internet site. Employees may contact the helpline 24 hours a day, seven days a week. Interpreters are provided to helpline callers who want to communicate in languages other than English, and employees using the online system may file a report in the language of their choice. Employees who contact the helpline, whether over the phone or online, generally may choose to remain anonymous. Certain countries other than the United States, however, limit or prohibit anonymous reporting; employees who identify themselves as being from an affected country are alerted if special reporting rules apply to them.

Supplemental Conflict of Interest Policy for Senior Officers. Our Supplemental Conflict of Interest Policy for Senior Officers (the “Conflict of Interest Policy”), which supplements the Code of Conduct applicable to all employees, addresses several potential conflict of interest issues and requires prompt and annual disclosure to an executive, an executive committee or the Independence Committee, as applicable, of actual or potential conflicts of interest with respect to financial interests and corporate opportunities involving senior officers and their related persons. A financial interest involves (a) an existing or potential significant investment in any entity with which we have, or are negotiating, a material transaction or arrangement and (b) any existing or potential compensation arrangement or right with such entity.

Each person subject to the policy must report any actual or potential conflict of interest that he or she believes has gone unreported. The executive or committee to whom any such disclosure is made will decide if the disclosed facts constitute an actual conflict of interest. If such person or committee determines that a conflict of interest exists, such person or committee can determine whether we will enter into the transaction or arrangement in issue or, in the case of a corporate opportunity, the transaction or arrangement will remain available for us to pursue. Each senior officer and director must annually confirm in writing that such person has read this policy and is in compliance with it.

The Conflict of Interest Policy is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision of the Conflict of Interest Policy on, our website at www.oracle.com/goto/corpgov.

26     2015 Annual Meeting of Stockholders

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 21, 2015, the record date, with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Lawrence J. Ellison (2) 500 Oracle Parkway, Redwood City, CA 94065	1,161,791,324	27%
Jeffrey S. Berg (3)	517,293	*
H. Raymond Bingham (4)	335,000	*
Michael J. Boskin (5)	503,750	*
Safra A. Catz (6)	31,249,924	*
Bruce R. Chizen (7)	256,250	*
George H. Conrades (8)	272,500	*
John F. Fowler (9)	4,842,132	*
Hector Garcia-Molina (10)	301,410	*
Jeffrey O. Henley (11)	4,534,516	*
Mark V. Hurd (12)	15,763,389	*
Thomas Kurian (13)	7,121,033	*
Leon E. Panetta (14)	—	*
Naomi O. Seligman (15)	286,145	*

All current executive officers and directors as a group (16 persons) (16)	1,229,506,368	28%

*	Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

(2)

Includes 48,112,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 300,000,000 shares pledged as collateral to secure certain personal indebtedness, including various lines of credit. See “Corporate Governance—Share Pledging and Our Prohibition on Speculative Transactions” for more information on Board and committee oversight of Mr. Ellison’s pledging arrangements.

(3)

Includes shares owned by Mr. Berg’s spouse, and in a trust and a grantor retained annuity trust for the benefit of Mr. Berg and his family, and 420,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(4)	Includes 335,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(5)	Includes 498,750 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(6)	Includes 30,937,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(7)

Includes 5,000 shares held in trust for the benefit of Mr. Chizen and his spouse and 251,250 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(8)	Includes 262,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

2015 Annual Meeting of Stockholders     27

(9)

Includes 4,790,895 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 31,250 earned PSUs for which Mr. Fowler elected to defer settlement.

(10)	Includes 296,410 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(11)

Includes 1,800,569 shares held in trust for the benefit of Mr. Henley and his spouse, 31,000 shares held in trust for the benefit of Mr. Henley’s children, 102,947 held by the J&J Family Foundation and 2,600,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(12)	Includes 15,712,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(13)

Includes 6,950,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 137,500 earned PSUs for which Mr. Kurian elected to defer settlement.

(14)

Secretary Panetta joined the Board on January 19, 2015. None of the RSUs granted to him have vested or will vest within 60 days of the record date, and none of his stock options are exercisable within 60 days of the record date.

(15)

Includes 7,397 shares owned by Ms. Seligman’s spouse of which she disclaims beneficial ownership. Includes 272,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(16)

Includes all shares described in the notes above. Also includes (a) 34,827 additional shares of Oracle common stock, (b) 1,684,375 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and (c) 12,500 RSUs that will vest within 60 days of the record date, in each case held by executive officers who are not named in the table.

28     2015 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information on our executive compensation program and our compensation philosophy for our named executive officers (“NEOs”), who in fiscal 2015 were:

•	Lawrence J. Ellison, Chairman of the Board and Chief Technology Officer
•	Safra A. Catz, Chief Executive Officer
•	Mark V. Hurd, Chief Executive Officer
•	Thomas Kurian, President, Product Development
•	John F. Fowler, Executive Vice President, Systems

Fiscal 2015 began on June 1, 2014 and ended on May 31, 2015.

Executive Summary

Business Overview

Oracle Corporation provides products and services that address all aspects of corporate information technology (“IT”) environments—application, platform and infrastructure—and makes them available to customers either via cloud computing or on-premise deployment models. Our products include database and middleware software, application software, cloud infrastructure software and hardware along with support and related services. We offer customers a choice of deployment models to best suit their needs, including (1) the deployment of our products via our Oracle Cloud offerings, (2) the licensing of Oracle products and services for an on-premise IT environment or (3) a mix of these two models.

•  $38.2 billion total GAAP revenue in FY15

•  100% of the Fortune 100 are customers

•  400,000+ customers in 145+ countries

•  Invested $5.5 billion in R&D in FY15

•  $44 billion of capital returned to stockholders in the last five fiscal years

•  Approximately 132,000 employees

Transition to the Oracle Cloud

Oracle customers are increasingly electing to run their IT environments using our suite of Oracle Cloud offerings. As customers deploy with the Oracle Cloud, many are adopting a hybrid IT model whereby certain of their IT resources are deployed and managed through the Oracle Cloud, while other of their IT resources are deployed and managed on-premise, and both sets of resources can be managed as one. Software as a Service (commonly referred to as SaaS) and Platform as a Service (commonly referred to as PaaS) present the two most profitable segments in cloud computing, and we have delivered a 75% compound annual growth rate in revenues from these segments over the last five years. Revenue from our Infrastructure as a Service (commonly referred to as IaaS) offering also continues to grow. We are aggressively pursuing the opportunities presented by this shift in customer preferences, and we believe we are executing well against our comprehensive strategy to maintain leadership in software, while focusing on continued growth in cloud-based revenue.

2015 Annual Meeting of Stockholders     29

Recent Leadership Changes Tie to Changes in Executive Compensation

In September 2014, the Board appointed Mr. Ellison as Chairman of the Board and Chief Technology Officer (“CTO”). Simultaneously, each of Ms. Catz and Mr. Hurd was appointed to the position of Chief Executive Officer (“CEO”). In connection with these management changes, the Compensation Committee cancelled approximately 25% of Mr. Ellison’s fiscal 2015 equity award and granted each of Ms. Catz and Mr. Hurd one-time special equity awards in fiscal 2015. The Compensation Committee deliberated on, and approved, these compensation decisions to reflect each NEO’s new position and responsibilities and our executive compensation philosophy.

(1)

In connection with the management changes, the Compensation Committee reduced Mr. Ellison’s target fiscal 2015 PSU award by 187,500 PSUs and cancelled 750,000 shares of his fiscal 2015 stock option grant.

(2)	In fiscal 2015, Ms. Catz and Mr. Hurd each received a one-time special equity award of 125,000 PSUs and a stock option grant for 500,000 shares in light of their new positions and responsibilities.

(3)

Amounts shown for fiscal 2013 include annual performance-based cash bonuses awarded, although each of Mr. Ellison, Ms. Catz and Mr. Hurd declined these awards. Total compensation actually received in fiscal 2013 net of declined bonus was $78.4 million, $43.6 million and $43.6 million (representing 1.5%, 1.6% and 1.6% less than the amounts shown) for each of Mr. Ellison, Ms. Catz and Mr. Hurd, respectively.

(4)

Amounts shown for fiscal 2012, 2013, 2014 and 2015 reflect total compensation as reported in the Summary Compensation Table. Amounts shown for fiscal 2016E reflect only the grant date fair value of equity awards granted in July 2015; equity awards have historically represented more than 95% of overall compensation for these NEOs.

Robust Internal and External Discussion of Compensation

In recent years, the Compensation Committee has engaged in a lengthy and rigorous series of discussions and deliberations both internally and in dialogue with our independent compensation consultant and stockholders about our compensation philosophy and design alternatives for our executive compensation program.

16 Compensation Committee meetings in fiscal 2015

Extensive director engagement with stockholders

In fiscal 2015, members of the Board (including both independent and executive directors) met with stockholders constituting approximately 33% of Oracle’s outstanding unaffiliated shares. In addition, since the beginning of fiscal 2016, independent directors have met with eight of our largest  institutional  stockholders, representing  approximately 21% of our outstanding unaffiliated shares, and offered to meet with stockholders representing an additional 5% of our outstanding unaffiliated shares, to discuss our executive compensation program and other governance issues. (All percentages in this paragraph calculated based on publicly available data as of June 30, 2015.)

30     2015 Annual Meeting of Stockholders

This dialogue with major stockholders provides a range of perspectives on our approach to compensation, which includes:

•	high levels of support for our executive team and their performance as well as a continued focus on the Compensation Committee’s compensation decisions;

•	enthusiasm for the Compensation Committee’s decision to introduce performance stock units (“PSUs”) in fiscal 2015;

•

support for the Compensation Committee’s decision in fiscal 2016 to reduce the term of stock options for Mr. Ellison, Ms. Catz and Mr. Hurd from the market norm ten-year term to a five-year term, to align these awards with Oracle’s goal of aggressively accelerating growth in cloud-based revenue over the next five years;

•	support for the performance-sensitivity of the compensation mix, in which 97.8% of average NEO compensation is performance-based; and

•	recognition that the target total direct compensation levels of our NEOs have declined for the last several years.

Significant Executive Compensation Design Changes in Fiscal 2015

In fiscal 2015, the Compensation Committee made significant changes to our long-term incentive compensation program for our NEOs to further its objective of directly aligning their compensation opportunities with Oracle’s long-term financial performance and reducing the overall amount of their compensation. Specifically, the Compensation Committee:

•

Introduced Performance Stock Units. The Compensation Committee introduced PSUs as a new element of long-term incentive compensation for our NEOs. For more information, see page 38 of this proxy statement.

•      The Compensation Committee granted the 2015 PSUs following a thoughtful and rigorous deliberation process involving the input of our stockholders and the Compensation Committee’s compensation consultant, Compensia, Inc., and the modeling and analysis of numerous alternative designs.

The Compensation Committee met numerous times in fiscal 2015 to discuss and model PSU design, including at special committee meetings called solely for that purpose.

•      Mr. Ellison, Ms. Catz and Mr. Hurd are eligible to earn from 0% to 150% of the target number of their 2015 PSUs based on Oracle’s annual revenue growth and operating cash flow growth as compared to the performance of a carefully selected group of comparator companies.

•      If Oracle’s growth exceeds the weighted average growth of the comparator companies for either metric but is a negative number, the maximum that may be earned for that metric is 100% of the target number of PSUs.

PSU Comparator Companies •Cisco Systems •EMC •Hewlett-Packard •IBM •salesforce.com •SAP •Workday

•      If Oracle’s growth is one of the two lowest percentage growth amounts among the comparator companies with each company’s growth measured separately and ranked from largest to smallest, none (0%) of the target number of PSUs will be earned for that metric.

•      The PSU comparator companies were selected because they are considered some of our main competitors, they are companies to which investors often compare us and the Compensation Committee wanted to incentivize management to outperform these companies.

•	The performance periods for each tranche of PSUs are cumulative for Mr. Ellison, Ms. Catz and Mr. Hurd:

Tranche Vesting Year	% of PSU Award	Performance Measure
2015	25%	• Fiscal 2015 weighted average comparator performance
2016	25%	• Fiscal 2015 and 2016 weighted average comparator performance
2017	25%	• Fiscal 2015, 2016 and 2017 weighted average comparator performance
2018	25%	• Fiscal 2016, 2017 and 2018 weighted average comparator performance

2015 Annual Meeting of Stockholders     31

•	Mr. Kurian and Mr. Fowler are eligible to earn from 0% to 110% of the target number of their 2015 PSUs based on the achievement of revenue growth for certain strategic lines of business they oversee.

•	There is no minimum number of PSUs that may be earned, so there are no guarantees on what amounts may be earned. One-fourth of the 2015 PSUs are eligible to be earned each year.

•	Reduced Number of Shares Subject to Annual Stock Option Grants. In conjunction with the introduction of PSUs, the Compensation Committee reduced the number of stock options granted to our NEOs.

•

The Compensation Committee initially reduced the aggregate number of shares subject to the stock options granted to Mr. Ellison from 7 million shares in fiscal 2014 to 3 million shares in fiscal 2015 (a 57% reduction). The Compensation Committee subsequently cancelled a portion of this fiscal 2015 stock option grant in connection with the 2014 management changes. As a result, Mr. Ellison’s fiscal 2015 net stock option grant was for 2.25 million shares (a 68% reduction from his fiscal 2014 grant).

•

The Compensation Committee initially reduced the aggregate number of shares subject to the stock options granted to each of Ms. Catz and Mr. Hurd from 5 million shares in fiscal 2014 to 2.25 million shares in fiscal 2015 (a 55% reduction). The Compensation Committee subsequently granted each of Ms. Catz and Mr. Hurd a one-time special stock option award for 500,000 shares each in connection with their appointment as CEOs.

•	The Compensation Committee also reduced the aggregate number of shares subject to the stock options granted to each of Mr. Kurian and Mr. Fowler by 50%.

Fiscal 2015 Pay Outcomes for Our NEOs Are Aligned with Performance

Our executive compensation program in fiscal 2015 consisted of the following three principal elements:

Compensation Element	Designed to Reward		Performance-Based
Long-Term Incentive Compensation (PSUs and stock options)	•	Success in achieving sustainable long-term results
Annual Performance-Based Cash Bonus	•	Success in achieving annual results
Base Salary	•	Experience, knowledge of the industry, duties and scope of responsibility

1.	Long-term incentive compensation (PSUs and stock options)

As described on page 39, metrics underlying the PSUs tie to the scope of authority of each individual executive, resulting in differentiated pay outcomes based on performance against those metrics.

The Compensation Committee certified the performance results for the first tranche of 2015 PSUs in July 2015. The following table provides information on the 2015 PSU tranche 1 pay outcomes for each of our NEOs:

2015 PSUs Tranche 1

Target Award vs. Actual Award Earned

	Aggregate Target PSUs Eligible to Vest (#)	Grant Date Fair Value ($)	Percentage of Target PSUs Earned (%)	Actual PSUs Earned (#)	Value of Earned PSUs (1) ($)	Percentage Change from Grant Date Value (%)
Lawrence J. Ellison	140,625	5,691,094	60.7	85,358	3,481,753	(38.8)
Safra A. Catz	171,875	6,906,406	60.7	104,327	4,255,498	(38.4)
Mark V. Hurd	171,875	6,906,406	60.7	104,327	4,255,498	(38.4)
Thomas Kurian	125,000	5,058,750	110	137,500	5,608,625	10.9
John F. Fowler	62,500	2,529,375	50	31,250	1,274,688	(49.6)

(1)

Calculated using Oracle common stock’s closing market price of $40.79 per share on July 15, 2015, the date on which the Compensation Committee certified the performance results for tranche 1 of the 2015 PSUs.

32     2015 Annual Meeting of Stockholders

2.	Annual performance-based cash bonuses were tied to the growth of Oracle’s non-GAAP pre-tax profits year-over-year, or the growth of one line of business, depending on the recipient’s responsibilities.

Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian did not receive bonus payments in fiscal 2015 because Oracle’s non-GAAP pre-tax profits did not grow in fiscal 2015.

Mr. Fowler did not receive a bonus payment in fiscal 2015 because the profitability of the hardware business did not grow from the prior fiscal year.

2015 Annual Performance-Based Cash Bonus

Target Bonus vs. Actual Bonus Earned

	Target Annual Cash Bonus ($)	Actual Annual Cash Bonus Earned ($)
Lawrence J. Ellison	6,627,122	—
Safra A. Catz	4,078,229	—
Mark V. Hurd	4,078,229	—
Thomas Kurian	4,078,229	—
John F. Fowler	611,221	—

3.	Base salaries were fixed at levels that provided a baseline amount of compensation.

As in prior years, Mr. Ellison received only a token base salary of $1. Thus, consistent with our compensation philosophy, his compensation was predominately at risk, underscoring our commitment to aligning pay to performance.

The Compensation Committee sets base salaries for our other NEOs in light of the base salaries paid to executives in comparable positions at the companies in our compensation peer group, Oracle’s performance and the individual NEO’s performance.

Fiscal 2016 Executive Compensation Highlights

The Compensation Committee has continued to evaluate and refine our executive compensation program to further align our NEOs’ compensation opportunities with Oracle’s business objectives. Highlights of our fiscal 2016 executive compensation program include the following:

•

Alignment of Terms of Stock Option Grants with Cloud Performance Objectives. At the beginning of fiscal 2016, the Compensation Committee granted stock options to our CEOs and our Chairman and CTO that will expire after five years instead of ten years, while maintaining a four-year vesting schedule. The Compensation Committee’s objective was to align these awards with Oracle’s goal of aggressively accelerating growth in cloud-based revenue over the next five years. The reduction in term to five years also reduced the grant date fair value (and the resulting compensation cost) of those awards in a more predictable manner than could be achieved through the reduction of notional amounts.

•

Reduction in the Number of Equity Awards Granted to CEOs. Both CEOs were granted fewer equity award shares in fiscal 2016 than in fiscal 2015, as the one-time special equity awards granted to the CEOs in recognition of their promotions in fiscal 2015 will not reoccur.

•	2016 PSU Awards. Once again, PSU awards constituted a significant portion of our NEOs’ long-term incentive compensation.

2015 Annual Meeting of Stockholders     33

Summary of NEO Equity Awards—Fiscal 2016, 2015 and 2014

To give our stockholders information about the changes to our equity compensation program, the following table shows the size (after the September 2014 management changes) and types of equity awards for the three most recent fiscal years. These numbers do not reflect amounts actually earned or realized but rather reflect the number of shares subject to stock options or the target number of PSUs.

Name	Fiscal Year	Number of Shares Underlying Option Awards (#)	PSUs Target Number (2) (#)
Lawrence J. Ellison	2016	2,250,000 (1)	562,500
	2015	2,250,000	562,500
	2014	7,000,000	—
Safra A. Catz	2016	2,250,000 (1)	562,500
	2015	2,750,000	687,500
	2014	5,000,000	—
Mark V. Hurd	2016	2,250,000 (1)	562,500
	2015	2,750,000	687,500
	2014	5,000,000	—
Thomas Kurian	2016	2,000,000	500,000
	2015	2,000,000	500,000
	2014	4,000,000	—
John F. Fowler	2016	750,000	187,500
	2015	1,000,000	250,000
	2014	2,000,000	—

(1)	Stock option awards expire after five years, rather than ten years, to align these awards with Oracle’s goal of aggressively accelerating growth in cloud-based revenue over the next five years.

(2)	PSUs are subject to performance criteria, and the number of PSUs earned may be greater or fewer than the target number shown.

Compensation Governance Best Practices

•	97.8% of executive compensation is “at risk” or performance-based	•	Focus on maintaining low dilution rates from equity awards
•	Double trigger change-in-control benefits under equity plan	•	No employment agreements with NEOs
•	Clawback policy for executive officers	•	No change in control agreements with NEOs
•	Board oversight of share pledging by executives and directors	•	Independent compensation consultant
•	Prohibition on speculative transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Oracle securities	•	Robust Board engagement with stockholders regarding compensation and corporate governance

34     2015 Annual Meeting of Stockholders

Pay-for-Performance

Reflecting our compensation philosophy, our executive compensation program is designed to be “results-aligned.” We believe that our approach to executive compensation in fiscal 2015 is in the best interests of Oracle and our stockholders for the following reasons:

Strong Pay-for-Performance Alignment

We believe that when Oracle achieves a higher level of financial performance and a higher stock price over a sustained period of time, our NEOs should be well compensated. As a result, when our stockholders are rewarded, our NEOs are also rewarded. Similarly, when Oracle’s performance does not achieve these results, our NEOs should receive much lower pay and realize less value from their long-term incentive compensation.

Consistent with our pay-for-performance philosophy:

•

Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian received no annual performance-based cash bonuses for fiscal 2015 because Oracle’s non-GAAP pre-tax profits did not grow in fiscal 2015. Mr. Fowler’s annual bonus was also $0 because hardware products did not meet profit expectations in fiscal 2015.

•	The first tranche of the 2015 PSUs were earned at 60.7% of target for Mr. Ellison, Ms. Catz and Mr. Hurd because:

•

Oracle’s revenue growth, while better than the weighted average revenue growth of the comparator companies, was negative, which, as provided by the terms of the awards, limited payment to the target level; and

•

Oracle’s operating cash flow growth was below the weighted average cash flow growth of the comparator companies, resulting in a payment below the target level, but was not among the two lowest of the comparator companies (if operating cash flow growth was at one of the two at the lowest levels among the comparator companies, none of the PSUs subject to the operating cash flow metric would have been earned).

•

The first tranche of the 2015 PSUs were earned at 110% of target (the maximum possible payment) for Mr. Kurian due to the strong year-over-year revenue performance of our cloud SaaS and PaaS offerings.

•	The first tranche of the 2015 PSUs were earned at 50% of target for Mr. Fowler as a result of the year-over-year revenue performance of our Oracle Engineered Systems and storage products.

Emphasis on Variable, “At Risk” Compensation

As a result of our executive compensation philosophy, in fiscal 2015, an average of 97.8% of the total compensation opportunity of our NEOs was performance-based. The chart below shows the breakdown of fiscal 2015 compensation for our NEOs, as reported in the Summary Compensation Table on page 48 of this proxy statement. Because annual performance-based bonuses were $0 in fiscal 2015 for all of our NEOs, they are not shown in the chart.

Fiscal 2015 NEO Compensation Mix

2015 Annual Meeting of Stockholders     35

Other Compensation Policies and Practices

We have implemented the following important compensation policies and practices to ensure that our executive compensation program achieves our objectives consistent with sound corporate governance principles:

Stockholder Outreach by Our Independent Directors. Independent members of our Board meet regularly with our institutional stockholders to obtain feedback regarding executive compensation and corporate governance matters. Since the beginning of fiscal 2016, independent members of our Board, including members of the Compensation Committee and Governance Committee, have met with eight of our largest institutional stockholders, constituting 21% of our unaffiliated outstanding shares, and offered to meet with stockholders representing an additional 5% of our outstanding unaffiliated shares. This dialogue builds on the extensive stockholder outreach by independent and executive directors during fiscal 2015, during which we engaged with institutional stockholders constituting 33% of our unaffiliated outstanding shares. (All percentages in this paragraph calculated based on publicly available data as of June 30, 2015.)

Low Dilution Rates from Equity Awards. We recognize that employee equity awards dilute the holdings of our stockholders. Both the Compensation Committee and the Finance and Audit Committee regularly review our long-term incentive compensation program to ensure that we balance the goal of compensating and motivating our employees with our stockholders’ interest in limiting dilution from equity awards. As of May 31, 2015, our cumulative potential dilution since June 1, 2012 has been a weighted average annualized rate of 1.9% per year, which was significantly lower than the rates of the companies in our compensation peer group.

Compensation Recovery (“Clawback”) Policy. We have adopted a clawback policy for our executive officers which provides that if Oracle restates its reported financial results, we will seek to recover or cancel any cash bonuses paid which were awarded as a result of achieving financial performance goals that are not met under the restated financial results. When the SEC adopts final clawback policy rules under the Dodd–Frank Wall Street Reform and Consumer Protection Act, we will revise our policy to comply appropriately.

Stock Ownership Guidelines. We endeavor to closely align the interests of our senior executives with the interests of our stockholders during good and bad economic times through our robust Stock Ownership Guidelines which specify the number of shares of Oracle common stock that our senior executives must own. For details, please see “Other Compensation Policies—Stock Ownership Guidelines” below.

Board Oversight of Share Pledging. The Board, the Governance Committee and the Compensation Committee regularly review the extent to which any executive officer or director has pledged shares of Oracle common stock as collateral to secure any personal or other indebtedness. Mr. Ellison’s pledging arrangements are reviewed at least once every fiscal quarter. For details, please see “Corporate Governance—Share Pledging and Our Prohibition on Speculative Transactions” elsewhere in this proxy statement.

Independent Compensation Committee and Compensation Consultant. The Compensation Committee is composed solely of independent directors. The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating its current compensation consultant, Compensia, which reports directly to the Compensation Committee and did not provide any other services to Oracle during fiscal 2015.

We have not implemented the following practices because we do not believe they would serve our stockholders’ long-term interests.

No Employment Agreements or Change-in-Control Agreements. Each of our NEOs is employed “at will.” Further, none of our employment offer letters or any other agreements with our NEOs provides for termination, severance or change-in-control payments or benefits (other than potential “double-trigger” acceleration of vesting of outstanding and unvested equity awards under our broad-based equity plan, which is a benefit provided to all employees who participate in the plan).

No Repricing of “Underwater” Stock Options. We do not reprice or exchange “underwater” stock options, and our equity plan requires stockholder approval to reprice stock options.

Prohibition on Speculative Transactions. We prohibit all of our employees, including our executive officers, and our non-employee directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, short sales, puts, collars, straddles and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Oracle securities.

36     2015 Annual Meeting of Stockholders

2014 Stockholder Advisory Vote on Executive Compensation

At the 2014 annual meeting of stockholders, we conducted our annual advisory vote on the fiscal 2014 compensation of our NEOs (commonly known as a “Say-on-Pay” vote). The compensation of our NEOs received support from approximately 46% of the votes cast on the Say-on-Pay proposal. The Compensation Committee and the full Board were disappointed with this result. In response, the Compensation Committee has engaged in substantive discussions with several of our major unaffiliated stockholders to better understand their concerns and views on our executive compensation program and has continued to evaluate and refine the design of our executive compensation program. See “Executive Summary—Fiscal 2016 Executive Compensation Highlights” above for additional information.

Objectives of Our Compensation Program

The objectives of our executive compensation program are to:

•	attract and retain highly talented and productive executive officers;

•	provide incentives for their superior performance; and

•	align the interests of our executive officers with those of our stockholders.

The Compensation Committee believes we employ some of the most talented senior executives of any company in the industry. Given the strength of our NEO group, the Compensation Committee believes it is critical they receive total compensation opportunities that reflect individual skills and experience and are commensurate with the management of an organization of Oracle’s size, scope, and complexity. Further, the Compensation Committee believes that the levels of compensation for our NEOs are appropriate to retain them and keep them properly motivated. In that regard, it is important to note their pay is closely aligned with the investment gains or losses of Oracle’s stockholders. So while our NEOs’ total compensation opportunities may be among the highest in our industry sector, the amounts they ultimately realize are primarily contingent on their ability to achieve our primary business objectives and create sustainable long-term value for our stockholders.

Within Oracle, executive compensation is weighted most heavily towards our most senior executive officers because they have the greatest impact on our business and financial results.

Elements of Our Compensation Program

Each Element of the Program is Linked to Our Objectives

Our executive compensation program consists of the following three principal elements: (1) long-term incentive compensation in the form of stock options and PSUs; (2) an annual performance-based cash bonus; and (3) base salary. The purpose of each of these compensation elements is summarized in the following table and described in more detail below.

Compensation Element	Designed to Reward	Relationship to Compensation Objectives
1. Long-Term Incentive Compensation—Stock Options and PSUs (see page 38)	• Success in achieving sustainable long-term results

•  Align the NEOs’ interests with long-term stockholder interests to increase overall stockholder value

•  Motivate and reward NEOs for achieving financial performance goals that contribute to sustainable long-term results

•  Retain NEOs in an increasingly competitive market for talent

2. Annual Performance- Based Cash Bonus (see page 40)	• Success in achieving annual operating results	• Motivate and reward NEOs for achieving or exceeding annual financial performance goals
3. Base Salary (see page 41)	• Experience, knowledge of the industry, duties and scope of responsibility	• Provide a minimum, fixed level of cash compensation to attract and retain talented NEOs who can successfully design and execute our business strategy

We weight our compensation mix to encourage appropriate decisions that are consistent with our business strategy of:

•	constantly improving our performance; and

•	building sustainable long-term stockholder value.

2015 Annual Meeting of Stockholders     37

As part of its annual compensation-related risk review, the Compensation Committee considered, among others, the following factors which mitigate incentives for our executive officers to take inappropriate risks:

•

2015 PSUs granted to our NEOs, to the extent earned, vest over a four-year period. Stock options vest 25% each year over a period of four years. Consequently, our NEOs only realize value from their equity awards through sustained long-term appreciation of our stock price, which mitigates excessive short-term risk taking.

•

All annual performance-based cash bonuses are subject to a specified cap and may be decreased in the Compensation Committee’s sole discretion, which protects against an NEO receiving a windfall or disproportionately large bonus relative to the Compensation Committee’s assessment of our actual financial performance.

•

The financial measure used in the Executive Bonus Plan for each of our NEOs, other than Mr. Fowler, is year-over-year growth in Oracle’s non-GAAP pre-tax profits, as defined below. This measure is regularly used by our management to understand, manage and evaluate our business and make operating decisions. Using this measure for the annual performance-based cash bonus opportunities further aligns our NEOs’ interests with our business goals.

•

We have adopted a clawback policy that allows us to recover or cancel any cash bonuses paid which were awarded as a result of achieving financial performance goals that are not met under the restated financial results.

•

Each of our NEOs is subject to robust stock ownership requirements as described below under “Other Compensation Policies—Stock Ownership Guidelines.” As a result of these requirements, our NEOs would experience significant lost value in their holdings of common stock and potentially all of the value of their Oracle stock options and other equity awards if our stock price suffered an extended decline due to inappropriate or unnecessary risk taking.

1. Long-Term Incentive Compensation

Our philosophy with regard to granting long-term incentive compensation is to:

•	be sensitive to and focus on the overall number and value of shares of Oracle common stock underlying the equity awards being granted;

•

grant equity awards to a relatively small number of employees, with a focus on our engineers, developers and senior executives, and make the largest awards to our top performers and individuals with the greatest responsibilities because they have the potential and ability to contribute the most to the success of our business and the creation of long-term stockholder value; and

•	effectively manage the overall net dilution resulting from our use of equity as a compensation tool.

As of May 31, 2015, our cumulative potential dilution calculation, which excludes the impact of our stock repurchase program, since June 1, 2012 has been a weighted average annualized rate of 1.9% per year. This is significantly lower than the dilution at the companies in our peer group against which we compare our executive compensation.

Fiscal 2015 Equity Awards

As described in the “Executive Summary” above, and consistent with our “results-aligned” compensation philosophy, in fiscal 2015, the Compensation Committee made significant changes to the long-term incentive compensation program for our NEOs, providing that their annual equity awards would consist of both PSUs and stock options. The Compensation Committee believes that the fiscal 2015 equity awards—which are designed to reward outstanding performance as measured against our long-term financial results—will further incentivize our NEOs to achieve our business objectives in order to drive increases in the market price of our common stock, thus benefiting our stockholders as well as our NEOs.

Fiscal 2015 PSU Award Design

The Compensation Committee engaged in a thoughtful and rigorous deliberation process to determine the terms of the 2015 PSU awards. Over the course of numerous committee meetings, including special meetings called solely for the purpose of discussing PSU design and modeling, the Compensation Committee evaluated a number of alternative performance award designs with the assistance of Compensia, its compensation consultant, and considered feedback received from our stockholders.

38     2015 Annual Meeting of Stockholders

The Compensation Committee tailored the 2015 PSUs to the specific roles and responsibilities of each of our NEOs. Accordingly, with respect to Mr. Ellison, Ms. Catz and Mr. Hurd, the 2015 PSUs are based half on our performance as measured against a relative revenue growth metric and half on our performance as measured against a relative operating cash flow metric. These metrics were selected because management analyzes revenue growth and operating cash flows as proxies for the creation of long-term stockholder value. With respect to Mr. Kurian and Mr. Fowler, the 2015 PSUs are subject to a revenue growth measure based on certain strategic lines of business for which they have primary managerial responsibility.

Fiscal 2015 PSUs—Mr. Ellison, Ms. Catz and Mr. Hurd

For Mr. Ellison, Ms. Catz and Mr. Hurd, the 2015 PSUs are measured using two performance metrics:

•	50% of the number of target PSUs is tied to relative growth in total consolidated revenues on a U.S. GAAP basis; and

•	50% of the number of target PSUs is tied to relative growth in total consolidated net cash provided by operating activities on a U.S. GAAP basis.

The potential 2015 PSU award payments are calculated each year over a four-year period and are based on Oracle’s performance with respect to these two metrics as compared against the weighted average performance for the same metrics of the following seven companies, which we believe represent some of our main competitors as well as companies that our investors most often compare us to: Cisco Systems, Inc., EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, salesforce.com, inc., SAP SE and Workday, Inc. (collectively, the “PSU Comparator Companies”).

The key features of the 2015 PSUs for Mr. Ellison, Ms. Catz and Mr. Hurd are:

•	25% of the PSUs are eligible to be earned each year, so the potential payments are distributed over four years;

•	there is no minimum number of PSUs that may be earned, so there are no guarantees on what amounts may be earned;

•	the number of PSUs that may be earned are capped or have a maximum payment of 150%, so the upside is limited;

•

if Oracle’s growth exceeds the weighted average growth of the PSU Comparator Companies for either metric but is a negative number, the maximum that may be earned for that metric is 100% of the target number of PSUs; and

•

if Oracle’s growth is one of the two lowest percentage growth amounts among the PSU Comparator Companies with each company’s growth measured separately and ranked from largest to smallest, none (0%) of the PSUs will be earned with respect to that metric.

One-fourth of each 2015 PSU award is eligible to be earned at the end of each of four separate, varying performance periods, as follows:

Tranche Vesting Year	% of PSU Award	Performance Measure
2015	25%	• Fiscal 2015 weighted average comparator performance
2016	25%	• Fiscal 2015 and 2016 weighted average comparator performance
2017	25%	• Fiscal 2015, 2016 and 2017 weighted average comparator performance
2018	25%	• Fiscal 2016, 2017 and 2018 weighted average comparator performance

Earned PSUs vest upon the Compensation Committee’s certification of the achievement of the pre-established performance target levels. Upon vesting, each PSU is converted into one share of Oracle common stock.

Fiscal 2015 PSUs—Other NEOs

For Mr. Kurian and Mr. Fowler, the 2015 PSUs are earned based on a revenue growth metric linked to certain strategic lines of business for which such NEO has responsibility and oversight. Mr. Kurian’s 2015 PSUs are earned based on the year-over-year growth in Oracle’s total revenues for its cloud SaaS and PaaS offerings on a U.S. GAAP basis.

2015 Annual Meeting of Stockholders     39

Mr. Fowler’s 2015 PSUs are earned based on the year-over-year growth in Oracle’s total revenues for its Oracle Engineered Systems and storage products on a U.S. GAAP basis. The potential 2015 PSU award payments are determined each year over a four-year period.

Fiscal 2015 Stock Options

In fiscal 2015, a portion of our NEOs’ long-term incentive compensation also consisted of stock options. The Compensation Committee believes stock options provide effective performance incentives because our NEOs derive value from their stock option awards only if our stock price increases (which benefits all stockholders) and the NEOs remain employed beyond the date their stock options vest. Stock options give the recipients the right to purchase at a specified price (that is, the market price of Oracle common stock on the date when the stock option was granted) a specified number of shares of Oracle common stock for a specified period of time (ten years with respect to the 2015 stock option grants and five years with respect to the 2016 stock option grants to our top three NEOs). An NEO can exercise this right for the remainder of this specified period of time as the stock options vest (that is, become exercisable) over four years.

2. Annual Performance Cash Bonus under the Executive Bonus Plan

In 2010, our stockholders approved the Executive Bonus Plan, and we are requesting that stockholders re-approve the Executive Bonus Plan at the Annual Meeting (see “Proposal No. 2—Re-approval of the Oracle Corporation Executive Bonus Plan” elsewhere in this proxy statement for additional details). In accordance with the terms of the Executive Bonus Plan, each year the Compensation Committee assigns each participant a target cash bonus opportunity and establishes the financial performance measure or measures and related target levels that must be achieved before an award actually will be paid to the participant for that year. The target cash bonus opportunity and financial formula selected for each NEO are intended to motivate them by rewarding them when our annual financial performance goals are met or exceeded.

Executive Bonus Plan Financial Measure: Growth in Non-GAAP Pre-Tax Profit

With the exception of Mr. Fowler (whose annual cash bonus arrangement is described below), the financial performance measure selected for determining each of our NEOs’ bonus for fiscal 2015 was year-over-year growth in our non-GAAP pre-tax profit. For purposes of the Executive Bonus Plan, “non-GAAP pre-tax profit” is defined as our GAAP income before provision for income taxes for fiscal 2015, excluding our fiscal 2015 stock-based compensation expense, acquisition related and other expenses, restructuring expenses and amortization of intangible assets. This performance measure also included an adjustment to increase our GAAP income before provision for income taxes for the full amount of cloud SaaS and PaaS revenues and software and hardware support revenues recognized from acquired contracts as if the acquired companies had remained independent entities during fiscal 2015. The Compensation Committee believed that growth in non-GAAP pre-tax profits is the most appropriate measure for the Executive Bonus Plan because it is the measure regularly used by our management internally to understand, manage and evaluate our business performance and make operating decisions with a view to the creation of long-term sustainable stockholder value.

The bonus formula for each NEO, other than Mr. Fowler, was calculated as follows and was subject to an individual bonus cap:

Each NEO’s individual bonus percentage is disclosed below under “Determination of Executive Compensation Amounts for Fiscal 2015.” Under this formula, if our non-GAAP pre-tax profits did not grow year-over-year, then our NEOs whose bonuses were determined based upon the above pre-established formula do not receive any bonuses under the Executive Bonus Plan even if Oracle has been profitable. Further, even where our non-GAAP pre-tax profits grow from year-to-year, if Oracle does not meet our own internal profitability expectations for the fiscal year, the bonuses paid to our NEOs are typically below their target cash bonus opportunities.

Between fiscal 2014 and fiscal 2015, our non-GAAP pre-tax profits did not grow. Consequently and consistent with our results-aligned compensation philosophy, the bonus payment was zero ($0) for each of Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian.

40     2015 Annual Meeting of Stockholders

Mr. Fowler’s Target Cash Bonus Opportunity

Mr. Fowler is directly responsible for our hardware products business. Consistent with our results-aligned compensation philosophy, the Compensation Committee structured his target cash bonus opportunity on the operating results of the portion of the business that he manages. We believe the most important factor by which to measure his performance is the year-over-year improvement in hardware revenues relative to his ability to manage effectively the growth in expenses of our hardware products development organization that he oversees. Mr. Fowler’s target cash bonus opportunity was based on a percentage of the amount by which hardware revenues growth between fiscal 2014 and fiscal 2015 exceeded the expense growth of the hardware products development organization between fiscal 2014 and fiscal 2015. Should the growth in this profitability measure increase, Mr. Fowler’s bonus payment would increase.

In fiscal 2015, while our hardware business was profitable, the profitability of this business as we internally measure it did not grow from the prior fiscal year. Thus, for fiscal 2015, the bonus payment was zero ($0) for Mr. Fowler under the Executive Bonus Plan.

We have not disclosed the specific formula or performance target level for Mr. Fowler’s target cash bonus opportunity. Mr. Fowler’s bonus formula includes, among other things, expense amounts for our hardware products development organization. We do not publicly disclose this information, as we believe it would provide insights into our operational strengths and weaknesses that would result in competitive harm to us.

3. Base Salary

Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline amount of annual compensation for our NEOs. When setting base salary levels, the Compensation Committee considers the base salaries paid to NEOs in comparable positions at the companies in our compensation peer group, Oracle’s performance and the individual executive officer’s performance. Mr. Ellison’s base salary is set at $1 consistent with the Compensation Committee’s view that his entire total direct compensation opportunity should be at risk.

Perquisites and Other Personal Benefits

Except as described below, in fiscal 2015 we provided our NEOs with limited perquisites and other personal benefits, each of which the Compensation Committee believes are reasonable and in the best interests of Oracle and its stockholders. The amounts of all perquisites and other personal benefits provided to our NEOs are reported in the All Other Compensation column of the Summary Compensation Table below.

Residential Security

The Board has established a residential security program for the protection of Mr. Ellison requiring him to have a home security system at his primary residence, including security personnel. We require these security measures for Oracle’s benefit because of Mr. Ellison’s importance to Oracle, and we believe these security costs are appropriate and necessary business expenses. Mr. Ellison paid for the initial procurement, installation and maintenance of the equipment for this system, and Oracle pays for the annual costs of security personnel. The Independence Committee reviews and approves the residential security budget each year.

Aircraft Use

We allowed certain of our NEOs to be accompanied by guests during business trips on which they use private aircraft leased by us from a company owned by Mr. Ellison on terms advantageous to Oracle (as further described under “Transactions with Related Persons—Purchases of Goods and Services” included elsewhere in this proxy statement). We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost to Oracle as a result of the NEOs being accompanied by guests when traveling on Oracle business. However, a portion of the aircraft leasing costs attributable to any non-business passengers cannot be deducted by Oracle for corporate income tax purposes. We have disclosed the amount of these incremental forgone tax deductions for fiscal 2015 in the footnotes accompanying the Summary Compensation Table below.

Pension Benefits or Supplemental Retirement Benefits

During fiscal 2015, other than the 401(k) Plan and our deferred compensation programs, we did not provide any pension or retirement benefits to our NEOs and do not believe that these types of benefits are necessary to further the objectives of our executive compensation program.

2015 Annual Meeting of Stockholders     41

We offer the 1993 Deferred Compensation Plan (the “Deferred Compensation Plan”) to certain employees, including eligible NEOs, pursuant to which participants may elect to defer a portion of their base salary and annual performance-based cash bonus. For a description of our Deferred Compensation Plan, see “Fiscal 2015 Non-Qualified Deferred Compensation” below. We also offer certain employees, including eligible NEOs, the ability to defer the settlement of their earned and vested RSUs and PSUs. We offer these plans because we believe they are competitive elements of compensation for our NEOs.

Severance and Change-in-Control Benefits

Each of our NEOs is employed “at will.” None of our NEOs has an employment agreement with Oracle that provides for payments or benefits in the event of a termination of employment or in connection with a change-in-control of Oracle.

If Oracle is acquired, equity awards held by all of our employees, including our NEOs, under our Amended and Restated 2000 Long-Term Equity Incentive Plan (the “Long-Term Equity Incentive Plan”) will become fully vested only if the equity awards are not assumed or if the equity awards are assumed and the holder’s employment is terminated without cause within 12 months after the acquisition (a so-called “double trigger” arrangement). This vesting acceleration provision is provided to all employees who participate in the plan and is not subject to any other material conditions or obligations.

Determination of Executive Compensation Amounts for Fiscal 2015

Factors Considered in Setting Fiscal 2015 Compensation for Our NEOs

The Compensation Committee approved the fiscal 2015 compensation for our NEOs and determined that the amounts of fiscal 2015 compensation disclosed in this proxy statement were appropriate and necessary to reward, retain and motivate our NEOs based on, among other factors, our executive compensation philosophy and the Compensation Committee’s subjective evaluations of:

•	the potential future contributions the NEO can make to our success, particularly their critical roles in executing our business and/or acquisition strategies;

•	our desired potential future financial performance in each of our NEO’s principal areas of responsibility and the degree to which we wish to incentivize him or her;

•	the NEO’s past performance;

•	the NEO’s experience and level of responsibility;

•	our retention objectives for the NEO, our determination that any one of the NEOs could lead another company and our goal of protecting against recruiting efforts by other companies;

•	the growing complexity of our business resulting in increased workloads and responsibilities for our NEOs, particularly in light of our acquisition strategy;

•	the NEO’s expected progress toward goals within his or her area of responsibility;

•	the appropriate mix of compensation (i.e., short-term versus long-term, fixed versus variable) for the NEO; and

•	with respect to NEOs other than the CEO (Mr. Ellison at the time fiscal 2015 compensation was approved), the then-CEO’s assessment of their potential for future contributions to Oracle.

The Compensation Committee determined each NEO’s target equity award opportunity (and, thus, the size of his or her stock option and PSU awards) based on:

•	our executive compensation philosophy;

•	its goal of providing an overall competitive equity award level;

•	its subjective evaluation of the factors described above; and

•	the September 2014 management changes.

As noted above, the Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual NEOs. When determining the size of the stock option and PSU awards, the Compensation Committee considers both the overall size of the award and the potential value of the awards.

42     2015 Annual Meeting of Stockholders

Compensation Decision-Making Process and the Role of Executive Officers

The Compensation Committee deliberates on, and determines and approves, the executive compensation of our NEOs based on the collective subjective judgment of its members, which is guided by their significant collective business experience. Please refer to “Board of Directors—Nominees for Directors—Director Qualifications” included elsewhere in this proxy statement for a discussion of the expertise and skills of each our Compensation Committee members. None of our NEOs determine their own compensation.

With respect to the initial fiscal 2015 compensation decisions, which were made prior to the September 2014 management changes, Mr. Ellison was not present when the Compensation Committee deliberated over and approved his compensation. Similarly, neither Ms. Catz or Mr. Hurd, our current CEOs, nor any other employee director, were present when the Compensation Committee deliberated over and approved the compensation decisions made following the September 2014 management changes.

Fiscal 2015 Compensation for Mr. Ellison, Chairman and CTO

Initial Compensation Decisions. The Compensation Committee deliberated on and ultimately determined and approved Mr. Ellison’s compensation based on the collective subjective judgment of its members, which is guided by their significant collective business experience. Prior to the September 2014 management changes, the Compensation Committee approved the following specific compensation amounts for Mr. Ellison based on our executive compensation philosophy, with an emphasis on our objectives of retaining Mr. Ellison’s services and of providing meaningful incentives for superior performance and engagement. Mr. Ellison was not present when the Compensation Committee deliberated over and approved the following compensation:

•

A target award of 750,000 PSUs granted on July 24, 2014, one-fourth of which are eligible to be earned each year over a four-year period based on Oracle’s performance as measured against a relative revenue growth metric and a relative operating cash flow metric.

•	A stock option award to purchase 3.0 million shares of Oracle common stock granted on July 24, 2014, with an exercise price of $40.47 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $6.6 million, which was equal to 0.325% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Ellison’s multiplier was determined at the beginning of fiscal 2015 and remained the same percentage as it was in fiscal 2014. Because Oracle’s non-GAAP pre-tax profits did not grow in fiscal 2015, Mr. Ellison received no bonus payment ($0) for fiscal 2015.

•	An annual base salary of $1, unchanged since fiscal 2011.

In setting Mr. Ellison’s target cash bonus opportunity and stock option award, the Compensation Committee determined that Mr. Ellison’s total direct compensation opportunity should be greater than that paid to our other NEOs because he was our CEO with overall responsibility for business strategy, operations and corporate vision; he is our founder who has guided Oracle for more than 30 years and the Compensation Committee believes Mr. Ellison is invaluable. Although Mr. Ellison has a significant equity interest in Oracle, the Compensation Committee believes his annual compensation package is necessary to maintain the focus of his visionary drive and his active role in our operations, technology, strategy and growth. The Compensation Committee believes that Mr. Ellison’s role as an executive at Oracle is distinct from his role as a director and significant stockholder.

Subsequent Compensation Decisions. On September 17, 2014, the Board appointed Mr. Ellison as Chairman of the Board and CTO. In connection with this change in his role and responsibilities, the Compensation Committee reduced Mr. Ellison’s stock option award from 3 million shares to 2.25 million shares of Oracle common stock (a reduction of 750,000 shares), and reduced his target award of 750,000 PSUs to a target award of 562,500 PSUs (a reduction of 187,500 PSUs).

Fiscal 2015 Compensation for Ms. Catz, CEO

Initial Compensation Decisions. For fiscal 2015, the Compensation Committee initially approved the following compensation for Ms. Catz, prior to the September 2014 management changes:

•

A target award of 562,500 PSUs granted on July 24, 2014, one-fourth of which are eligible to be earned each year over a four-year period based on Oracle’s performance as measured against a relative revenue growth metric and a relative operating cash flow metric.

2015 Annual Meeting of Stockholders     43

•	A stock option award to purchase 2.25 million shares of Oracle common stock granted on July 24, 2014, with an exercise price of $40.47 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $4.1 million, which was equal to 0.200% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Ms. Catz’s multiplier was determined at the beginning of fiscal 2015 and remained the same percentage as it was in fiscal 2014. Because Oracle’s non-GAAP pre-tax profits did not grow in fiscal 2015, Ms. Catz received no bonus payment ($0) for fiscal 2015.

•	An annual base salary of $950,000, unchanged since fiscal 2012.

The Compensation Committee determined that Ms. Catz’s compensation should be higher than the compensation paid to the other NEOs (other than Mr. Ellison and Mr. Hurd) in recognition of her significant role and responsibilities with Oracle. As our President, Ms. Catz assisted Mr. Ellison with setting our overall business and acquisition strategy and executed that strategy. In addition, as our CFO, Ms. Catz had oversight and responsibility for the accuracy and integrity of our financial results.

Subsequent Compensation Decisions. On September 17, 2014, the Board appointed each of Ms. Catz and Mr. Hurd to the position of CEO. In recognition of the increased responsibilities associated with this new position, on October 5, 2014, the Compensation Committee granted Ms. Catz a one-time special equity award consisting of:

•

A target award of 125,000 PSUs, one-fourth of which are eligible to be earned each year over a four-year period based on Oracle’s performance as measured against a relative revenue growth metric and a relative operating cash flow metric.

•	A stock option award to purchase 500,000 shares of Oracle common stock, with an exercise price of $38.89 per share, vesting 25% each year over a period of four years.

Fiscal 2015 Compensation for Mr. Hurd, CEO

Initial Compensation Decisions. For fiscal 2015, the Compensation Committee also initially approved the following compensation for Mr. Hurd, prior to the September 2014 management changes:

•

A target award of 562,500 PSUs granted on July 24, 2014, one-fourth of which are eligible to be earned each year over a four-year period based on Oracle’s performance as measured against a relative revenue growth metric and a relative operating cash flow metric.

•	A stock option award to purchase 2.25 million shares of Oracle common stock granted on July 24, 2014, with an exercise price of $40.47 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $4.1 million, which was equal to 0.200% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Hurd’s multiplier was determined at the beginning of fiscal 2015 and remained the same percentage as it was in fiscal 2014. Because Oracle’s non-GAAP pre-tax profits did not grow in fiscal 2015, Mr. Hurd received no bonus payment ($0) for fiscal 2015.

•	An annual base salary of $950,000, unchanged since fiscal 2012.

The Compensation Committee determined that Mr. Hurd’s compensation should be higher than the compensation paid to the other NEOs (other than Mr. Ellison and Ms. Catz) in recognition of his significant role and responsibilities with Oracle. As our President, Mr. Hurd was responsible for worldwide sales and marketing, consulting, support and Oracle’s industry-specific global business units, and he acts as a primary contact for our customers.

Subsequent Compensation Decisions. On September 17, 2014, the Board appointed each of Ms. Catz and Mr. Hurd to the position of CEO. In recognition of the increased responsibilities associated with this new position, on October 5, 2014, the Compensation Committee granted Mr. Hurd a one-time special equity award consisting of:

•

A target award of 125,000 PSUs, one-fourth of which are eligible to be earned each year over a four-year period based on Oracle’s performance as measured against a relative revenue growth metric and a relative operating cash flow metric.

•	A stock option award to purchase 500,000 shares of Oracle common stock, with an exercise price of $38.89 per share, vesting 25% each year over a period of four years.

44     2015 Annual Meeting of Stockholders

Fiscal 2015 Compensation for Mr. Kurian, President, Product Development

For fiscal 2015, the Compensation Committee approved the following compensation for Mr. Kurian:

•

A target award of 500,000 PSUs granted on July 24, 2014, one-fourth of which are eligible to be earned each year over a four-year period based on the level of year-over-year growth in Oracle’s total revenues for its Cloud SaaS and PaaS offerings on a U.S. GAAP basis.

•	A stock option award to purchase 2.0 million shares of Oracle common stock granted on July 24, 2014, with an exercise price of $40.47 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $4.1 million, which was equal to 0.200% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Kurian’s multiplier was determined at the beginning of fiscal 2015 and remained the same percentage as it was in fiscal 2014. Because Oracle’s non-GAAP pre-tax profits did not grow in fiscal 2015, Mr. Kurian received no bonus payment ($0) for fiscal 2015.

•	An annual base salary of $800,000, unchanged since fiscal 2011.

In addition to the factors described above, the Compensation Committee approved this compensation package based on its determination that Mr. Kurian makes significant contributions to Oracle’s overall software development and strategy, especially those related to our Oracle Cloud and Fusion products and services.

Fiscal 2015 Compensation for Mr. Fowler, Executive Vice President, Systems

For fiscal 2015, the Compensation Committee approved the following compensation for Mr. Fowler:

•

A target award of 250,000 PSUs granted on July 24, 2014, one-fourth of which are eligible to be earned each year over a four-year period based on the level of year-over-year growth in Oracle’s total revenues for its Oracle Engineered Systems and storage products on a U.S. GAAP basis.

•	A stock option award to purchase 1.0 million shares of Oracle common stock granted on July 24, 2014, with an exercise price of $40.47 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $611,000. In fiscal 2015, while our hardware business was profitable, the profitability of this business as we measure it internally did not grow from the prior fiscal year. Therefore, Mr. Fowler received no bonus payment ($0) for fiscal 2015.

•	An annual base salary of $700,000, unchanged since Mr. Fowler became an NEO in fiscal 2012.

In addition to the factors described above, the Compensation Committee approved this compensation package based on its determination that Mr. Fowler makes significant contributions to Oracle’s overall hardware product development and strategy, including our Oracle Engineered Systems products.

Other Factors in Setting Executive Compensation

Compensation Consultant

The Compensation Committee selected and directly engaged Compensia, Inc., a national compensation consulting firm, as its compensation advisor for fiscal 2015 to provide analysis and market data on executive and director compensation matters, both generally and within our industry. Compensia also assisted the Compensation Committee with the design of the new PSU program introduced in fiscal 2015, with a comparison of our executive compensation policies and practices against a group of peer companies (as determined and identified below) and with reviewing the annual risk assessment of our compensation policies and practices applicable to our NEOs and other employees. Compensia did not determine or recommend any amounts or levels of our executive compensation for fiscal 2015.

The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating Compensia, Compensia reports directly to the Compensation Committee and Compensia did not provide any other services to Oracle during fiscal 2015. Neither of our CEOs met independently with representatives of Compensia nor did they consult with management’s outside compensation consultant on any of these executive compensation matters for fiscal 2015. The Compensation Committee has determined that the work resulting from Compensia’s engagement did not raise any conflicts of interest.

2015 Annual Meeting of Stockholders     45

Peer Company Executive Compensation Comparison

While we set overall target compensation significantly above the average compensation level of the selected companies to which we annually compare our executive compensation program, achieving our target compensation levels requires successful performance by our NEOs, both collectively and individually. While the Compensation Committee considers executive pay information drawn from a group of peer companies (as determined and identified below) and from the Radford 2014 Executive Compensation Survey for comparative purposes when setting executive compensation levels at Oracle, it does not target total compensation or any individual compensation element at a specific level or attempt to attain a specified target percentile within the data drawn from the compensation peer group to determine executive compensation.

The Compensation Committee, in consultation with Compensia, annually establishes a group of peer companies, which are generally in the technology sector, for comparative purposes based on a number of factors, including:

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•

the structure of their executive compensation programs (including the extent to which they rely on bonuses and other variable, performance-based compensation) and the availability of information about these programs.

For fiscal 2015, the companies comprising the compensation peer group consisted of:

Accenture plc	EMC Corporation	Microsoft Corporation
Amazon.com, Inc.	Google Inc.	QUALCOMM Incorporated
Apple Inc.	Hewlett-Packard Company	salesforce.com, inc.
Cisco Systems, Inc.	Intel Corporation	SAP SE
eBay Inc.	International Business Machines	Texas Instruments Incorporated

Dell Inc. was included in the peer group in fiscal 2014 but was removed in fiscal 2015 because the company’s equity securities ceased trading publicly. Salesforce.com, inc. was added to the peer group in fiscal 2015 based on the factors described above.

Tax and Accounting Considerations

In evaluating potential compensation alternatives, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers unless, among other things, such compensation is performance-based and has been approved by stockholders. Generally, we design our executive compensation program to permit our Compensation Committee to be able to grant compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) of the Code and the relevant income tax regulations. We may from time to time, however, pay compensation to our NEOs that may not be deductible if the Compensation Committee believes that doing so is in the best interests of Oracle and our stockholders.

Accounting considerations also play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on U.S. GAAP), which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, share amounts and the fair values of the equity awards that are granted each year.

46     2015 Annual Meeting of Stockholders

Other Compensation Policies

Stock Ownership Guidelines

As discussed in greater detail under the heading “Corporate Governance—Corporate Governance Guidelines—Stock Ownership Guidelines for Directors and Senior Officers” included elsewhere in this proxy statement, our executive officers are required to own and hold a specified number of shares of Oracle common stock. Under the Stock Ownership Guidelines, our NEOs must own the following number of shares of Oracle common stock by July 2016:

Title	Minimum Number of Shares
Chief Executive Officers	250,000
Chairman and Chief Technology Officer	250,000
Presidents	100,000
Executive Vice Presidents who are Section 16 Officers	50,000
All other Executive Vice Presidents	25,000
All other Section 16 Officers	10,000

The purpose of the Stock Ownership Guidelines is to closely align the interests of our executive officers with the interests of our other stockholders through good and bad economic times. In addition, the Stock Ownership Guidelines are designed to strengthen the link between our long-term performance and executive compensation. We believe that all of our NEOs are currently in compliance with the Stock Ownership Guidelines.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	Bruce R. Chizen, Chair George H. Conrades Naomi O. Seligman

Dated: September 9, 2015

2015 Annual Meeting of Stockholders     47

Fiscal 2015 Summary Compensation Table

The following table provides summary information concerning cash, equity and other compensation awarded to, earned by, or paid to our NEOs in fiscal 2015, 2014 and 2013.

Name and Principal Position (1)	Fiscal Year	Salary ($)	Stock Awards (2) (3) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) (5) ($)	Total (6) ($)
Lawrence J. Ellison	2015	1	30,352,500	31,739,400	—	1,547,635	63,639,536
Chairman and Chief Technology Officer	2014	1	—	64,979,600	741,384	1,540,266	67,261,251
	2013	1	—	76,893,600	1,165,502	1,547,056	79,606,159
Safra A. Catz	2015	950,000	27,625,625	24,647,250	—	20,795	53,243,670
Chief Executive Officer	2014	950,000	—	36,240,500	456,236	20,014	37,666,750
	2013	950,000	—	42,620,500	717,232	20,105	44,307,837
Mark V. Hurd	2015	950,000	27,625,625	24,647,250	—	22,253	53,245,128
Chief Executive Officer	2014	950,000	—	36,240,500	456,236	21,942	37,668,678
	2013	950,000	—	42,620,500	717,232	22,074	44,309,806
Thomas Kurian	2015	800,000	20,235,000	15,571,800	—	12,871	36,619,671
President, Product Development	2014	800,000	—	25,444,000	456,236	12,499	26,712,735
	2013	800,000	—	30,106,000	717,232	12,480	31,635,712
John F. Fowler	2015	700,000	10,117,500	7,785,900	—	18,898	18,622,298
Executive Vice President, Systems	2014	700,000	—	12,722,000	—	18,526	13,440,526
	2013	700,000	—	15,053,000	—	19,439	15,772,439

(1)

The titles presented for each NEO are as of the end of fiscal 2015. In September 2014, Mr. Ellison was appointed Chairman and CTO and Ms. Catz and Mr. Hurd were each appointed CEO. Prior to September 2014, Mr. Ellison was CEO, Ms. Catz was President and CFO and Mr. Hurd was President. Mr. Kurian was Executive Vice President, Product Development until January 6, 2015, when he was promoted to President, Product Development.

(2)

As required by SEC rules, the amounts in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair values of PSUs and stock options, respectively, granted during the relevant fiscal years computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. Please refer to “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Compensation” included elsewhere in this proxy statement for a discussion of these awards. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2015.

In addition, in connection with Mr. Ellison’s change in position to Chairman and CTO, the Compensation Committee reduced his fiscal 2015 PSU target award to 562,500 PSUs and cancelled 750,000 of the shares subject to his fiscal 2015 stock option grant. As required by SEC rules, the amounts reported in these columns reflect the grant date fair values of Mr. Ellison’s original fiscal 2015 PSU target award and original fiscal 2015 stock option grant, respectively. The grant date fair value of Mr. Ellison’s fiscal 2015 equity awards net of cancelled equity was as follows:

(a)	2015 PSU grant date fair value: $22,764,375

(b)	2015 stock option grant date fair value: $23,804,550

48     2015 Annual Meeting of Stockholders

(3)

The grant date fair values of the PSUs were calculated assuming achievement of target levels of performance, the performance outcome judged to be probable at the time of grant. The maximum value of the fiscal 2015 PSUs, assuming achievement of the highest level of performance (150% of target for Mr. Ellison, Ms. Catz and Mr. Hurd and 110% of target for Mr. Kurian and Mr. Fowler), was:

Name	Maximum Value of 2015 PSUs ($)
Lawrence J. Ellison (a)	45,528,750
Safra A. Catz	41,438,438
Mark V. Hurd	41,438,438
Thomas Kurian	22,258,500
John F. Fowler	11,129,250

(a)

Reflects the maximum value of Mr. Ellison’s original fiscal 2015 PSU target award, prior to the reduction of his fiscal 2015 PSU target by 187,500 PSUs. The maximum value of Mr. Ellison’s fiscal 2015 PSU award net of cancelled equity, assuming achievement of the highest level of performance, was $34,146,564.

(4)	For fiscal 2015, the amounts reported in this column include:

(a)

Company matching contributions under the 401(k) Plan of $5,100 for Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Fowler. Similar to our other employees, our NEOs are eligible to participate in our 401(k) Plan and we match 50% of an eligible salary deferral up to the first 6% of such deferrals, not to exceed $5,100 in a calendar year and subject to a vesting schedule.

(b)

Flexible credits used toward cafeteria-style benefit plans, including life insurance and long-term disability benefits, in the amount of $6,154 for Mr. Ellison, $14,916 for Ms. Catz, $16,828 for Mr. Hurd, $12,546 for Mr. Kurian and $13,473 for Mr. Fowler.

(c)

Security-related costs and expenses of $1,530,601 for Mr. Ellison’s residence. Pursuant to a residential security program for Mr. Ellison, as described in “Compensation Discussion and Analysis—Elements of Our Compensation Program—Perquisites and Other Personal Benefits—Residential Security,” Mr. Ellison is required to have home security. We believe these security costs and expenses are appropriate business expenses.

(d)

We have hired legal counsel to assist our executives with complying with reporting obligations under applicable laws in connection with their personal political campaign contributions. In fiscal 2015, Mr. Ellison received $5,780 in services, and Ms. Catz, Mr. Hurd, Mr. Kurian and Mr. Fowler each received $325 in services.

(e)	An award of $454 granted to Ms. Catz under a company-wide program that provides employees with a tenure award upon completion of a specified number of years of service.

(f)

The following may be deemed to be “personal benefits” for our NEOs although there was no aggregate incremental cost to us during fiscal 2015: Mr. Ellison was accompanied by guests on an airplane leased by us for business trips. We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost as a result of Mr. Ellison being accompanied by guests in fiscal 2015. However, in the interests of transparency, we estimate that this use resulted in a loss of a corporate income tax deduction in the amount of approximately $279,668 (which is not included in this column) for fiscal 2015.

(5)

For fiscal 2013, the amount reported in this column for Mr. Ellison includes a patent award of $1,126 he received pursuant to Oracle’s employee patent award program. Mr. Ellison was a named inventor on two U.S. patent applications.

(6)

Pursuant to SEC guidance, for fiscal 2013, the total amount reported in this column for each of Mr. Ellison, Ms. Catz and Mr. Hurd includes the amount awarded under our Non-Equity Incentive Plan although each of these NEOs declined and did not receive his or her award in fiscal 2013. Accordingly, the total compensation each of these NEOs actually received in fiscal 2013 net of declined bonus was as follows:

(a)	Mr. Ellison—$78,440,657

(b)	Ms. Catz—$43,590,605

(c)	Mr. Hurd—$43,592,574

2015 Annual Meeting of Stockholders     49

Equity Awards and Grant Administration

Our Board of Directors has designated the Compensation Committee as the administrator of the Long-Term Equity Incentive Plan and the Directors’ Stock Plan. The Compensation Committee, among other things, selects award recipients under the Long-Term Equity Incentive Plan, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations.

We have a policy of generally granting equity awards on pre-established dates. The Compensation Committee holds regular meetings on a scheduled date each month to consider and approve equity award grants (other than the annual grants described below), including grants to new hires and promoted employees. The Board has also delegated to an executive officer committee the authority to approve grants of stock options to acquire up to 100,000 shares of our common stock (or RSUs of equivalent value) to non-executive officers and employees. Equity awards approved by either the Compensation Committee or the executive officer committee during a calendar month are typically batched together and granted on a pre-established day of the following month.

The Compensation Committee and F&A Committee also monitor the dilution and overhang effects of our outstanding equity awards in relation to the total number of outstanding shares of our common stock. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on grant dates.

Because we believe equity awards are an important part of our compensation program, we also grant equity awards on an annual basis to key employees, including our executive officers. The Compensation Committee generally approves these annual equity award grants during the ten business-day period following the second trading day after the announcement of our fiscal year-end earnings in an effort to make our annual grants during the time when potential material information regarding our financial performance is most likely to be available to our stockholders and the market. An exception was made to this policy in fiscal 2015 in order to provide employees with additional time to determine whether to accept their annual award in the form of all stock options, all RSUs or a combination of the two equity vehicles. Oracle offered RSUs to employees for the first time in fiscal 2015.

50     2015 Annual Meeting of Stockholders

Grants of Plan-Based Awards During Fiscal 2015

The following table shows equity and non-equity awards granted to our NEOs during the fiscal year ended May 31, 2015. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2015 Year-End table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lawrence J. Ellison	7/24/2014	PSUs (4)				—	750,000	1,125,000			30,352,500
	7/24/2014	Options (4)							3,000,000	40.47	31,739,400
		Bonus	—	6,627,122	13,254,244
Safra A. Catz	10/5/2014	PSUs (5)				—	125,000	187,500			4,861,250
	10/5/2014	Options (5)							500,000	38.89	4,383,750
	7/24/2014	PSUs				—	562,500	843,750			22,764,375
	7/24/2014	Options							2,250,000	40.47	20,263,500
		Bonus	—	4,078,229	8,156,458
Mark V. Hurd	10/5/2014	PSUs (5)				—	125,000	187,500			4,861,250
	10/5/2014	Options (5)							500,000	38.89	4,383,750
	7/24/2014	PSUs				—	562,500	843,750			22,764,375
	7/24/2014	Options							2,250,000	40.47	20,263,500
		Bonus	—	4,078,229	8,156,458
Thomas Kurian	7/24/2014	PSUs				—	500,000	550,000			20,235,000
	7/24/2014	Options							2,000,000	40.47	15,571,800
		Bonus	—	4,078,229	8,156,458
John F. Fowler	7/24/2014	PSUs				—	250,000	275,000			10,117,500
	7/24/2014	Options							1,000,000	40.47	7,785,900
		Bonus	—	611,221	1,222,442

(1)

The target and maximum plan award amounts reported in these columns are derived from our Executive Bonus Plan for fiscal 2015. The actual payout amounts for fiscal 2015 under our Executive Bonus Plan were zero ($0) for all of our NEOs and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)	The stock options reported in this column were granted under our Long-Term Equity Incentive Plan.

(3)

As required by SEC rules, the amounts reported in this column represent the aggregate grant date fair values of the PSUs (at target) and stock options granted during fiscal 2015 computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. Please refer to “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Compensation” included elsewhere in this proxy statement for a discussion of these awards. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2015.

(4)

In connection with Mr. Ellison’s change in position to Chairman and CTO, the Compensation Committee reduced his fiscal 2015 PSU target by 187,500 PSUs (resulting in a net target award of 562,500 PSUs) and cancelled 750,000 shares of his fiscal 2015 stock option grant (resulting in a net stock option grant for 2.25 million shares). As required by SEC rules, the amounts reported in these rows reflect the initial grant amounts. The grant date fair value of Mr. Ellison’s fiscal 2015 equity awards net of cancelled equity was as follows:

(a)	2015 PSU grant date fair value: $22,764,375

(b)	2015 stock option grant date fair value: $23,804,550

(5)	Represents one-time special equity awards granted in connection with the appointment of each of Ms. Catz and Mr. Hurd to the position of CEO in September 2014.

2015 Annual Meeting of Stockholders     51

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table provides information on the outstanding stock options and PSUs held by our NEOs as of May 31, 2015.

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Lawrence J. Ellison	7/24/2014	—	2,250,000	40.47	7/24/2024	85,358	3,712,219	421,875	18,347,344
	7/1/2013	1,750,000	5,250,000	30.11	7/1/2023
	7/5/2012	3,500,000	3,500,000	29.72	7/5/2022
	6/29/2011	5,250,000	1,750,000	32.43	6/29/2021
	7/1/2010	7,000,000	—	21.55	7/1/2020
	7/2/2009	7,000,000	—	21.04	7/2/2019
	7/3/2008	7,000,000	—	20.73	7/3/2018
	7/5/2007	7,000,000	—	20.49	7/5/2017
	7/6/2006	3,800,000	—	14.57	7/6/2016
Safra A. Catz	10/5/2014	—	500,000	38.89	10/5/2024	18,969	824,962	93,750	4,077,188
	7/24/2014	—	2,250,000	40.47	7/24/2024	85,358	3,712,219	421,875	18,347,344
	7/1/2013	1,250,000	3,750,000	30.11	7/1/2023
	7/5/2012	2,500,000	2,500,000	29.72	7/5/2022
	6/29/2011	3,750,000	1,250,000	32.43	6/29/2021
	7/1/2010	5,000,000	—	21.55	7/1/2020
	7/2/2009	5,000,000	—	21.04	7/2/2019
	7/3/2008	5,000,000	—	20.73	7/3/2018
	7/5/2007	4,000,000	—	20.49	7/5/2017
Mark V. Hurd	10/5/2014	—	500,000	38.89	10/5/2024	18,969	824,962	93,750	4,077,188
	7/24/2014	—	2,250,000	40.47	7/24/2024	85,358	3,712,219	421,875	18,347,344
	7/1/2013	1,250,000	3,750,000	30.11	7/1/2023
	7/5/2012	2,500,000	2,500,000	29.72	7/5/2022
	6/29/2011	3,750,000	1,250,000	32.43	6/29/2021
	9/8/2010	4,150,000	—	24.14	9/8/2020
Thomas Kurian	7/24/2014	—	2,000,000	40.47	7/24/2024	137,500	5,979,875	375,000	16,308,750
	7/1/2013	—	3,000,000	30.11	7/1/2023
	7/5/2012	500,000	2,000,000	29.72	7/5/2022
	6/29/2011	—	1,000,000	32.43	6/29/2021
	7/1/2010	2,950,000	—	21.55	7/1/2020
John F. Fowler	7/24/2014	—	1,000,000	40.47	7/24/2024	31,250	1,359,063	187,500	8,154,375
	7/1/2013	500,000	1,500,000	30.11	7/1/2023
	7/5/2012	1,000,000	1,000,000	29.72	7/5/2022
	6/29/2011	1,500,000	500,000	32.43	6/29/2021
	7/31/2007	40,895	—	53.01	7/30/2017

(1)

All stock options vest or vested 25% per year over four years on each anniversary of the date of grant, except that the stock option of Mr. Fowler granted in 2007 was granted originally by Sun Microsystems, Inc. (“Sun”). This stock option was assumed by Oracle upon its acquisition of Sun and it vested 20% per year over five years on each anniversary date of the grant.

(2)

Reflects the number of 2015 PSUs earned following the end of the first performance period, which ended on May 31, 2015, and is valued based upon Oracle’s closing stock price of $43.49, which was the most recently available market price for Oracle common stock as of that date. Although the first performance period for the 2015 PSUs ended on May 31, 2015, the NEOs did not earn the first tranche of the 2015 PSUs until July 15, 2015, when the Compensation Committee certified the performance results.

(3)

Reflects target number of 2015 PSUs that have not yet been earned or vested and is valued based upon Oracle’s closing stock price of $43.49, which was the most recently available market price for Oracle common stock as of May 31, 2015. Mr. Ellison, Ms. Catz and Mr. Hurd will earn from 0% to 150% of the target number of shares over a four-year period based on Oracle’s financial performance relative to the performance of the 2015 PSU Peer Group. Mr. Kurian and Mr. Fowler will earn from 0% to 110% of the target number of shares over a four-year period based on the growth in revenue of certain strategic lines of business they oversee.

52     2015 Annual Meeting of Stockholders

Option Exercises and Stock Vested During Fiscal 2015

The following table sets forth information with respect to our NEOs concerning the exercise of stock options during fiscal 2015. No PSUs vested during fiscal 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)
Lawrence J. Ellison	—	—
Safra A. Catz	4,000,000	112,265,750
Mark V. Hurd	1,750,000	29,988,150
Thomas Kurian	2,500,000	36,912,758
John F. Fowler	590,000	9,260,876

(1)	The value realized on exercise is calculated as the difference between the market price of our common stock at the time of exercise and the applicable exercise price of those stock options.

Fiscal 2015 Non-Qualified Deferred Compensation

Employees (including eligible NEOs) earning an annual base salary of $195,000 or more are eligible to enroll in our Deferred Compensation Plan. Under the Deferred Compensation Plan, employees may elect to defer annually the receipt of a portion of their compensation and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years. Participants may elect to defer base salary, bonus and commissions earned during a given year. The maximum amount of compensation permitted to be deferred is the amount remaining after all deductions for other benefits and taxes are first deducted from the gross payment. Participants may defer payment until age 59 1/2 or until termination of employment, subject to earlier payment in the event of a change-in-control of Oracle or death. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years.

Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments selected by them. Almost all of the investment options in our Deferred Compensation Plan are identical to the investment options in our 401(k) Plan.

We also offer certain employees, including eligible NEOs, the ability to defer the settlement of their earned and vested RSUs and PSUs. There were no vested and deferred RSUs or PSUs held by our NEOs at May 31, 2015.

The table below provides information on the non-qualified deferred compensation of our NEOs in fiscal 2015.

Name	Executive Contributions in FY 2015 ($)	Registrant Contributions in FY 2015 ($)	Aggregate Earnings in FY 2015 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FY 2015-end ($)
Lawrence J. Ellison (1)	—	—	1,824,964	—	19,544,834
Safra A. Catz	—	—	—	—	—
Mark V. Hurd	—	—	—	—	—
Thomas Kurian	—	—	—	—	—
John F. Fowler	—	—	—	—	—

(1)

Mr. Ellison is not currently eligible to participate in the Deferred Compensation Plan because his base salary is $1. Amounts shown for Mr. Ellison relate to contributions made when he was eligible to participate in the Deferred Compensation Plan.

2015 Annual Meeting of Stockholders     53

Potential Payments Upon Termination or Change-in-Control

Typically, we have entered into an employment offer letter with each of our NEOs upon hire that provides the executive is employed “at will”. None of these employment offer letters with our NEOs provide for payments or benefits upon a termination of employment or in connection with a change-in-control of Oracle, other than our broad-based equity plan described below.

Double-Trigger Change-in-Control Benefits Under Our Equity Plan

Under the Long-Term Equity Incentive Plan, the vesting of all outstanding equity awards (including stock options, PSUs and RSUs), including those held by our NEOs, will accelerate only if both of the following events occur:

•	Oracle is acquired; and

•	the equity awards are not assumed, or if the equity awards are assumed and the optionee’s employment is terminated without cause within 12 months following the acquisition.

The following table provides information on the intrinsic value as of May 29, 2015, the final trading day of fiscal 2015, of the unvested “in-the-money” stock options and unvested PSUs held by our NEOs which would accelerate under the circumstances described in the preceding paragraph. The intrinsic value of the stock options was calculated as the number of unvested shares multiplied by the spread, i.e., the amount by which the closing market price of our common stock on May 29, 2015 ($43.49 per share) exceeded the exercise price of the related stock option. The intrinsic value of the PSUs was calculated as the target number of PSUs granted multiplied by the closing market price of our common stock on May 29, 2015.

Name	Intrinsic Value of Unvested Equity Awards ($)
Lawrence J. Ellison	169,053,125
Safra A. Catz	137,419,375
Mark V. Hurd	137,419,375
Thomas Kurian	106,525,000
John F. Fowler	53,262,500

54     2015 Annual Meeting of Stockholders

Equity Compensation Plan Information

The following table summarizes information, as of May 31, 2015, regarding our equity compensation plans (shares in millions).

Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (1)
Equity compensation plans approved by stockholders	432		28.89		468	(2)
Equity compensation plans not approved by stockholders	9	(3)	24.37		—
Total	441	(4)	28.80	(4)	468

(1)	These numbers exclude the shares listed under the column heading “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)

This number includes approximately 409 million shares available for future issuance under the Long-Term Equity Incentive Plan, approximately 1.6 million shares available for future issuance under the Amended and Restated 1993 Directors’ Stock Plan, and approximately 57 million shares available for future issuance under the ESPP. Under the Long-Term Equity Incentive Plan, each share issued pursuant to an option reduces the number of shares available for future issuance by one share, and each share issued pursuant to full-value awards (including RSUs and PSUs) reduces the number of shares available for future issuance by 2.5 shares.

(3)	This number includes stock options and RSUs that were assumed in connection with our acquisitions. No additional awards were or can be granted under the plans that originally issued these awards.

(4)

Of the approximately 441 million securities to be issued, approximately 413 million reflect securities to be issued upon exercise of outstanding stock options with a weighted average exercise price of $28.64 and a weighted average remaining contractual life of 6.33 years. The remaining portion represents RSUs and PSUs, which have no purchase price.

2015 Annual Meeting of Stockholders     55

TRANSACTIONS WITH RELATED PERSONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons has a direct or indirect material interest. As set forth in the charter for the Independence Committee, which is posted on our website at www.oracle.com/goto/corpgov, the Independence Committee reviews and approves each individual related person transaction exceeding $120,000, including material amendments thereto.

To be approved, the Independence Committee must be informed or have knowledge of:

•	the related person’s relationship or interest; and

•	the material facts of the proposed transaction, and any material amendments thereto.

The proposed transaction, and any material amendments thereto, must be on terms that, when taken as a whole, are fair to us.

We annually survey our directors and executive officers to identify any entities they are affiliated with that may enter into a transaction with us that would require disclosure as a related person transaction. We prepare a list of related person entities, which we post internally for reference by our sales force and our purchasing groups. We also periodically review and update this list with Mr. Ellison’s advisors, as almost all of the entities on this list are direct or indirect investments of Mr. Ellison. Potential transactions are compared against this list by management to determine if they require review and approval by the Independence Committee. With respect to sales of products and services, we also compare transactions posted to our general ledger against this list to determine if any related person transactions occurred without pre-approval and the reason pre-approval was not obtained, whether inadvertent or otherwise.

For sales of products and services to be approved by the Independence Committee, we provide the Independence Committee with data indicating that the proposed discounts and terms are consistent with the discounts and terms provided to unrelated customers. For purchases, we provide the Independence Committee with data points showing that the rates or prices are comparable to the rates or prices we could have obtained from an unrelated vendor or are consistent with pricing the vendor uses with other unrelated parties.

Mr. Ellison has entered into a written price protection agreement with us that applies to any related person transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and with which we enter into a transaction while Mr. Ellison is one of our executive officers or Chairman of our Board of Directors. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither an executive officer of Oracle nor Chairman. The Independence Committee may approve certain other transactions where it can conclude that such transactions are otherwise on terms that are fair to us.

The Independence Committee also reviews and monitors ongoing relationships with related persons to ensure they continue to be on terms that are fair to us. On an annual basis, the Independence Committee receives a summary of all transactions with related persons, including transactions that did not require approval. Total related person transaction revenues were 0.01% of our total revenues and total related party operating expenses were 0.03% of our total operating expenses in fiscal 2015.

Sales of Products and Services

In the ordinary course of our business, we have sold products and services to companies in which Mr. Ellison directly or indirectly has or had a controlling interest. In fiscal 2015, the total amount of all purchases by these companies was approximately $4.7 million. The following list identifies which of these companies purchased more than $120,000 in products and services from us in fiscal 2015. Services, such as software license updates and product support, which were paid for in fiscal 2015 may be provided by us in future fiscal years.

•	Lanai Resorts LLC purchased approximately $305,000 in hardware products, software licenses and support; and

•	NetSuite Inc. purchased approximately $4.4 million in new software licenses, cloud SaaS and PaaS, and hardware support.

56     2015 Annual Meeting of Stockholders

Purchases of Goods and Services

We occasionally enter into transactions, other than the sale of products and services, with companies in which Mr. Ellison, directly or indirectly, has a controlling interest.

•

In fiscal 2015, we leased aircraft and purchased services in excess of $120,000 from Wing and a Prayer, Inc., a company owned by Mr. Ellison. The aggregate payment amount for our use of the aircraft in fiscal 2015 was approximately $1.8 million. The Independence Committee has determined that the amounts billed for our use of the aircraft and pilots are at or below the market rates charged by third-party commercial charter companies for similar aircraft.

•	In fiscal 2015, we paid NetSuite, Inc. approximately $492,000 for services primarily related to companies we acquired that previously used NetSuite’s software offerings.

•

In fiscal 2015, we paid Desert Champions, LLC, a company owned by Mr. Ellison, approximately $599,000 in advertising and marketing-related costs in connection with the 2015 BNP Paribas Open tennis tournament and the 2015 Oracle Collegiate Championship.

•	In fiscal 2015, we paid Oracle Racing, Inc., a company owned by Mr. Ellison, approximately $498,000 in advertising and marketing-related costs related to America’s Cup and Oracle Team USA.

Compensation of Related Persons Employed by Oracle

Steven Janicki, Vice President, Customer Management, is Mr. Ellison’s half-brother. In fiscal 2015, Mr. Janicki received a base salary of $244,160 until November 16, 2014, when his base salary was increased to $250,000. Mr. Janicki also received an annual cash bonus of $10,000, a stock option grant exercisable for 5,000 shares of Oracle common stock and $10,909 in flexible credits used toward cafeteria-style benefit plans in fiscal 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2015, all Reporting Persons complied with all applicable filing requirements except that, inadvertently, a Form 4 was filed one day late on February 20, 2015 on behalf of Hector Garcia-Molina to report an option exercise and same-day sale transaction of Oracle common stock pursuant to a Rule 10b5-1 plan.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Finance and Audit Committee of the Board of Directors” and the “Report of the Compensation Committee of the Board of Directors” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

2015 Annual Meeting of Stockholders     57

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to be named in this proxy statement and to serve if elected. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine, unless the Board, in its discretion, reduces the number of directors serving on the Board.

Directors

The following directors are being nominated for election by our Board, including our CEOs and our other executive officers on our Board: Jeffrey S. Berg, H. Raymond Bingham, Michael J. Boskin, Safra A. Catz, Bruce R. Chizen, George H. Conrades, Lawrence J. Ellison, Hector Garcia-Molina, Jeffrey O. Henley, Mark V. Hurd, Leon E. Panetta and Naomi O. Seligman.

For details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, please see “Board of Directors—Nominees for Directors” included elsewhere in this proxy statement.

Required Vote

Directors are elected by a plurality of votes cast. Our majority voting policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Full details of our majority voting policy for directors are set forth in our Corporate Governance Guidelines, available at www.oracle.com/goto/corpgov.

The Board of Directors recommends a vote

FOR the election of each of the nominated directors.

58     2015 Annual Meeting of Stockholders

PROPOSAL NO. 2

RE-APPROVAL OF ORACLE CORPORATION EXECUTIVE BONUS PLAN

Oracle maintains the Oracle Corporation Executive Bonus Plan (the “Executive Bonus Plan”), which was most recently approved by stockholders on October 6, 2010. On July 15, 2015, the Compensation Committee re-evaluated the Executive Bonus Plan and determined that no amendments to the Executive Bonus Plan were required or desired and unanimously directed that the Executive Bonus Plan be submitted to the stockholders at the Annual Meeting as required by the terms of the Executive Bonus Plan. We are asking stockholders to re-approve the Executive Bonus Plan so that the Executive Bonus Plan will continue to be eligible to qualify under Section 162(m) of the Internal Revenue Code (the “Code”), which provides a federal income tax deduction for performance-based compensation. Section 162(m) requires that the Executive Bonus Plan be resubmitted to our stockholders every five years.

Stockholders are not being asked to approve any amendment to the Executive Bonus Plan. Stockholders are only being asked to re-approve the Executive Bonus Plan for compliance with Section 162(m). The terms of the Executive Bonus Plan have not changed. A copy of the Executive Bonus Plan is attached as Appendix A to this proxy statement.

If the Executive Bonus Plan is not re-approved by stockholders, the Executive Bonus Plan by its terms will no longer be effective. In that event, however, we likely will consider other forms of incentive pay for executives as may be necessary or appropriate to attract and retain key executive talent. Such forms of incentive pay may not be deductible by us under the Code.

Required Vote

Re-approval of the Executive Bonus Plan requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote

FOR the re-approval of the Executive Bonus Plan.

Summary of the Executive Bonus Plan

The following is a summary of the material terms of the Executive Bonus Plan. This summary is not intended to be a complete description of all of the Executive Bonus Plan’s provisions, and is qualified in its entirety by the full text of the Executive Bonus Plan, which is attached as Appendix A to this proxy statement.

Purpose. The purpose of the Executive Bonus Plan is to motivate certain executives to achieve financial performance objectives and to reward them when such objectives are met.

The Executive Bonus Plan is designed to permit us to pay compensation intended to qualify as “performance-based” compensation under Section 162(m) of the Code. Under Section 162(m), we may take a federal income tax deduction for compensation paid to our CEO or any of the next three most highly compensated executive officers (other than the CFO) to the extent that any of these persons receives more than $1 million in any one year, only if the compensation is “performance-based” under Section 162(m).

Eligibility. The Compensation Committee selects employees who will be eligible to receive awards under the Executive Bonus Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants. We currently expect that approximately 20 executive officers will participate in the Executive Bonus Plan during performance periods that begin or continue in fiscal 2016.

History. The Compensation Committee originally approved the adoption of the Executive Bonus Plan, which is part of the overall compensation program for our executives, on July 12, 2010, and our stockholders most recently approved the Executive Bonus Plan on October 6, 2010.

Administration. The Executive Bonus Plan is administered by the Compensation Committee, consisting of no fewer than two members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Code. Subject to the terms of the Executive Bonus Plan, the Compensation Committee has sole discretion to:

•	select the officers who shall be participants in the Executive Bonus Plan for any performance period;
•	establish the performance goals for all eligible participants for the performance period;

2015 Annual Meeting of Stockholders     59

•	determine each participant’s target award;
•	establish a payout formula or formulae of possible performance goals that must be achieved before an actual award, if any, will be paid to a participant; and
•	interpret the provisions of the Executive Bonus Plan.

Target Awards and Performance Goals. The Compensation Committee assigns each participant a target award and the performance goal or goals that must be achieved before an award actually will be paid to the participant for a performance period. The performance goals require the achievement of objectives relating to one or more of the following:

•     bookings;

•     cash flow;

•     operating cash flow, or cash flow or operating cash flow per share (before or after dividends);

•     customer growth;

•     earnings per share;

•     EBITDA (earnings before interest, taxes, depreciation and amortization);

•     net income;

•     net or gross sales;

•     operating expenses;

•     operating income;

•      operating or gross margin;

•      profit margins;

•      profits;

•      reduction in costs/budget attainment;

•      return on assets;

•      return on equity;

•      return on sales;

•      revenue

•      total return to stockholders

•      stock price; and

•      working capital.

Any of the performance goals may be measured, in:

•	absolute terms;
•	in relative terms, such as over the passage of time or against another company or a comparison group of companies designated by the Compensation Committee;
•	on a per-share basis;
•	against the performance of Oracle as a whole or one or more of Oracle’s identifiable business units, products, lines of business or segments;
•	on a pre-tax or after-tax basis; and/or
•	on a GAAP or non-GAAP basis.

Actual Awards. After a performance period ends, the Compensation Committee must certify in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. The Compensation Committee has discretion to reduce or eliminate, but not increase, the award determined by the formula. In addition, the Executive Bonus Plan limits actual awards to a maximum of $15 million per person in any one year performance period, even if the formula otherwise indicates a larger award. Further, maximum awards have historically not been paid as they require significant performance achievements. For example, the actual bonus (calculated in accordance with the formula) awarded to our each of our NEOs for the last three fiscal years was as follows:

Name	Fiscal 2015 ($)	Fiscal 2014 ($)	Fiscal 2013 ($) (1)
Lawrence J. Ellison	—	741,384	1,165,502
Safra A. Catz	—	456,236	717,232
Mark V. Hurd	—	456,236	717,232
Thomas Kurian	—	456,236	717,232
John F. Fowler	—	—	—

(1)	Each of Mr. Ellison, Ms. Catz and Mr. Hurd declined and did not receive his or her bonus award in fiscal 2013.

All awards with a fiscal year performance period will be paid by August 15th of the next fiscal year, unless a participant has requested to defer receipt of an award in accordance with Oracle’s Deferred Compensation Plan. For a description of the Deferred Compensation Plan, see “Executive Compensation—Fiscal 2015 Non-Qualified Deferred Compensation” included elsewhere in this proxy statement.

60     2015 Annual Meeting of Stockholders

Termination of Employment. In order to be eligible for an award under the Executive Bonus Plan, a participant must be actively employed by us through the date of payment. If a participant’s employment with us terminates for any reason prior to such date of payment, the participant will not be eligible for any award under the Executive Bonus Plan, and no award under the Executive Bonus Plan will be paid to the participant (determined without regard to any election by a participant to defer receipt of an award).

Amendment and Termination. The Board or the Compensation Committee may amend or terminate the Executive Bonus Plan at any time and for any reason. However, no amendment or termination of the Executive Bonus Plan may impair the rights of a participant with respect to already established maximum awards, unless the participant consents. As long as the Executive Bonus Plan remains in effect, it will be resubmitted to stockholders at least every five years as required by Section 162(m) of the Code.

Federal Income Tax Consequences

Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Oracle. In the event that under our Deferred Compensation Plan, a participant has requested in advance to defer receipt of an award in accordance with the plan and applicable tax laws, FICA taxes will be applied in the year the award is deferred, and income tax withholding will be collected in the year of ultimate payment. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Executive Bonus Plan satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of nonperformance-related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law.

Executive Bonus Plan Benefits

Payments under the Executive Bonus Plan will be based on actual future performance during the applicable performance period, calculated using performance metrics selected by the Compensation Committee in accordance with the Executive Bonus Plan and a participant may receive a reduced amount or no payout at all depending on the level of performance achieved. Consequently, amounts payable cannot be determined at this time.

Our executive officers have a financial interest in this proposal because the Compensation Committee may select one or more of our executive officers as eligible to receive awards under the Executive Bonus Plan.

The Board of Directors unanimously recommends a vote

FOR the re-approval of the Executive Bonus Plan.

2015 Annual Meeting of Stockholders     61

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We believe our results-aligned executive compensation program is beneficial to both the long-term growth of our company and to the interests of our stockholders. We are providing our stockholders with a non-binding, advisory vote on the compensation paid to our NEOs. In deciding how to vote on this proposal, we urge you to consider the following factors, all of which are described in detail under “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this proxy statement:

Strong Pay-for-Performance Alignment

The Compensation Committee believes that when Oracle achieves a higher level of financial performance and a higher stock price over a sustained period of time, our NEOs should be compensated accordingly. We have structured NEO compensation so that when Oracle’s performance does not achieve strong results, NEOs receive much lower pay and realize less value from their long-term incentive compensation. This framework provides direct alignment between NEO and stockholder interests.

We use multiple metrics to measure financial performance, each tailored to the respective role of the executive. Consistent with our pay-for-performance philosophy, in fiscal 2015, NEO pay outcomes reflected their performance against relevant metrics:

•

Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian received no annual performance-based cash bonuses for fiscal 2015 because Oracle’s non-GAAP pre-tax profits did not grow in fiscal 2015. Mr. Fowler’s annual bonus was also $0 because hardware products did not meet profit expectations in fiscal 2015.

•	The first tranche of the 2015 PSUs were earned at 60.7% of target for Mr. Ellison, Ms. Catz and Mr. Hurd because:

•

Oracle’s revenue growth, while better than the weighted average revenue growth of the comparator companies, was negative, which, as provided by the terms of the awards, limited payment to the target level; and

•

Oracle’s operating cash flow growth was below the weighted average cash flow growth of the comparator companies, resulting in a payment below the target level, but was not among the two lowest of the comparator companies (if operating cash flow growth was at one of the two at the lowest levels among the comparator companies, none of the PSUs subject to the operating cash flow metric would have been earned).

•

The first tranche of the 2015 PSUs were earned at 110% of target (the maximum possible payment) for Mr. Kurian due to the strong year-over-year revenue performance of our cloud SaaS and PaaS offerings.

•	The first tranche of the 2015 PSUs were earned at 50% of target for Mr. Fowler as a result of the year-over-year revenue performance of our Oracle Engineered Systems and storage products.

Emphasis on Variable, “At Risk” Compensation

As a result of our executive compensation philosophy, in fiscal 2015, an average of 97.8% of the total compensation opportunity of our NEOs was performance-based. The chart below shows the breakdown of fiscal 2015 compensation for our NEOs, as reported in the Summary Compensation Table on page 48 of this proxy statement. Because annual performance-based bonuses were $0 in fiscal 2015 for all of our NEOs, they are not shown in the chart.

Fiscal 2015 NEO Compensation Mix

62     2015 Annual Meeting of Stockholders

Executive Compensation Program Designed Following Robust Internal and External Discussions

Over the past several years, the Compensation Committee has engaged in a lengthy and rigorous series of discussions and deliberations both internally and in dialogue with our stockholders about our compensation philosophy and design alternatives for our executive compensation program. In fiscal 2015:

•	the Compensation Committee met 16 times; and

•

members of the Board (including both independent and executive directors) met with stockholders constituting approximately 33% of Oracle’s outstanding unaffiliated shares (calculated based on publicly available data as of June 30, 2015).

These discussions have produced significant changes to our executive compensation program, including:

•	introducing PSUs and reducing the number of shares subject to annual stock option awards in fiscal 2015; and

•

shortening the terms of stock options granted to our top three NEOs from ten years to five years (which effectively reduced the grant date fair values of those awards) and reducing the number of equity awards granted to our CEOs in fiscal 2016.

Required Vote

We are asking our stockholders to indicate their support for the compensation of our NEOs and our compensation philosophy as described in this proxy statement. You may vote “FOR” or “AGAINST” the following resolution, or you may “ABSTAIN.” This advisory vote on executive compensation will be approved if it receives the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting.

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in Oracle’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosures that accompany the compensation tables.”

Your vote is advisory, and therefore not binding on Oracle, the Board or the Compensation Committee, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. Nevertheless, our Board and Compensation Committee value the opinions of our stockholders and view this vote as one of the modes of communication with stockholders. As in prior years, the Board and Compensation Committee will review and consider the outcome of this vote in determining future compensation arrangements.

The Board of Directors unanimously recommends a vote

FOR the advisory approval of executive compensation.

2015 Annual Meeting of Stockholders     63

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our F&A Committee is responsible for overseeing the engagement, independence, compensation, retention and services of our independent registered public accounting firm retained to audit our financial statements. The F&A Committee has selected Ernst & Young LLP (“EY”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2016. Representatives of EY will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

EY has served as our independent registered public accounting firm since 2002. In conjunction with the mandated rotation of EY’s lead engagement partner, the F&A Committee is involved in the selection of EY’s lead engagement partner. The F&A Committee also periodically considers whether there should be a rotation of independent registered public accounting firms because the F&A Committee believes that it is important for the registered public accounting firm to maintain independence and objectivity. In deciding to engage EY, our F&A Committee reviewed, among other factors, registered public accounting firm independence issues raised by commercial relationships we have with the other major accounting firms. We have no commercial relationship with EY that would impair its independence. Consequently, at this time, the F&A Committee does not believe that a rotation of registered public accounting firms is merited and believes that the continued retention of EY to serve as our independent registered public accounting firm is in the best interests of Oracle and its stockholders.

The F&A Committee reviews audit and non-audit services performed by EY, as well as the fees charged by EY for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. Additional information concerning the F&A Committee and its activities with EY can be found in the following sections of this proxy statement: “Board of Directors—Committees, Membership and Meetings” and “Report of the Finance and Audit Committee of the Board of Directors.”

Pre-approval Policy and Procedures. We have a policy that outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by EY. The current policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the F&A Committee, and (b) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by EY without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent registered public accounting firm may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”

The F&A Committee pre-approved all audit and non-audit fees of EY during fiscal 2015.

64     2015 Annual Meeting of Stockholders

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us for fiscal 2015 and fiscal 2014 by EY:

Name	2015	2014
Audit Fees (1)	$25,157,315	$23,405,824
Audit Related Fees (2)	1,135,102	952,692
Tax Fees (3)	1,654,554	603,775
All Other Fees (4)	22,845	18,044

Total Fees	$27,969,816	$24,980,335

(1)

Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits or accounting consultations.

(2)

Audit related fees for fiscal 2015 and fiscal 2014 consisted of services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 16, related to our managed cloud services businesses and acquired entities.

(3)

Tax fees for fiscal 2015 and 2014 consisted principally of transfer pricing related services as well as tax compliance and advisory services for Oracle and entities acquired by Oracle. The increase in tax-related fees during fiscal 2015 was due in part to an increase in the need for tax services related to acquisitions.

(4)	All other fees for fiscal 2015 and 2014 consisted principally of general training and advisory services.

Required Vote

The ratification of the selection of EY requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote

FOR the ratification of the selection of Ernst & Young LLP.

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REPORT OF THE FINANCE AND AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2015

The Finance and Audit Committee (the “F&A Committee”) has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2015.

The F&A Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the F&A Committee concerning independence and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2015, for filing with the U.S. Securities and Exchange Commission.

Submitted by:	H. Raymond Bingham, Chair
Michael J. Boskin, Vice Chair
Bruce R. Chizen

Dated: June 24, 2015

66     2015 Annual Meeting of Stockholders

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

REGARDING RENEWABLE ENERGY TARGETS

Trillium Asset Management LLC, Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111, on behalf of Sterling College Endowment, represented that it has beneficially owned the requisite amount of Oracle common stock for more than one year and, with the Green Century Equity Fund as a co-sponsor, has notified us that a representative intends to present the proposal set forth in quotes below (the “Renewable Energy Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Renewable Energy Proposal for the reasons stated after the proposal.

“Resolved:

Shareholders request Oracle Corporation senior management, with oversight from the Board of Directors, set company-wide quantitative targets by March 2016 to increase renewable energy sourcing and/or production

Whereas:

Sourcing renewable energy will make our company more responsive to a global business environment characterized by heightened public expectations and volatile energy prices. The transition to a low-carbon economy necessary to prevent the most harmful effects of climate change requires companies dramatically reduce their direct and indirect greenhouse gas (GHG) emissions. We believe investing in renewable energy reduces the company’s exposure to changing energy prices and will move it closer to achieving its GHG reduction targets.

In order to mitigate the worst impacts of climate change, the IPCC estimates U.S. target reduction of 80 percent.

Sustainability practices matter to investors, as effective sustainability management and value creation are strongly linked.

The rapid growth of the digital economy has given the information technology sector the opportunity to drive significant change in the demand and consumption of clean energy. With the continued growth of global cloud computing and the corresponding demand for more energy, there is a stronger emphasis on the need for companies to diversify their energy sources. Although energy efficiency is crucial for reducing emissions, there is a limit to how far operational efficiencies can carry a company relative to the reductions needed to mitigate the impacts of climate change.

Leading companies within the IT sector are increasingly turning to renewable energy to power their operations. Setting strong greenhouse gas reduction targets has also compelled them to invest in renewable energy. Eric Schmidt of Google recently stated “Much of corporate America is buying renewable energy in some form or another, not just to be sustainable, because it makes business sense, helping companies diversify their power supply, hedge against fuel risks, and support innovation in an increasingly cost-competitive way.”

We believe renewable energy investment is good for companies and for shareholders. A report by the Carbon Disclosure Project found that four out of five companies earn a higher return on carbon reduction investments than on their overall corporate capital expenditures. While generating savings, investing in renewable energy enhances a company’s role as a corporate citizen and strengthens its license to operate - a proactive response to reputational risk.

Oracle does not currently have renewable energy targets that demonstrate a proactive approach to reducing exposure to volatile energy prices, reducing reputational risk, and meeting the global need for cleaner energy. By setting new science-based GHG reduction goals and renewable energy commitments, the company can strengthen its currently inadequate climate change strategy.

Oracle previously set renewable energy targets, but failed to renew these after expiring in 2010. We are concerned Oracle may be lagging behind industry peers Intel, Microsoft, and SAP who have goals to source

2015 Annual Meeting of Stockholders     67

100% of their energy needs from renewable sources. These companies have demonstrated the feasibility of investing in renewable energy to reduce emissions and power their businesses.”

Statement in Opposition to Proposal No. 5

We are committed to maintaining our facilities and running our business in a responsible manner, including by minimizing our environmental impact. In fact, energy efficiency is a key component of Oracle’s sustainability strategy. However, we believe that the adoption of an absolute, quantitative renewable energy goal is unnecessary given our ongoing efforts to use renewable energy sources, increase our energy efficiency and reduce greenhouse gas (“GHG”) emissions.

We support renewable energy through the purchase of Renewable Energy Certificates and the use of renewable energy at many of our facilities globally. As of August 2015:

•	18% of the energy used at our facilities worldwide consisted of renewable energy;

•	70 of our facilities worldwide used renewable energy; and

•	25 of our facilities in Europe used 100% renewable energy.

In addition, Oracle has long been committed to increasing its energy efficiency. We employ a number of energy-saving technologies at our facilities, including LED lighting, modified boiler systems to reduce operating times and sub-meter installations to monitor individual labs and large equipment. As a result of our efforts, we observed a 35% decrease in energy use and a 41% decrease in natural gas use at Oracle headquarters between 2000 and 2013. In addition, we have designed, built and operated some of the most energy-efficient data centers in the industry. Our two largest data centers—the Utah Compute Facility and the Austin Data Center—won the prestigious ASHRAE Technology Award in 2014 for leveraging innovative, energy-saving technologies such as airflow containment and evaporative cooling.

To monitor our environmental progress, we have participated in the Carbon Disclosure Project (the “CDP”) since 2005. The CDP is an international organization that provides a global system for companies to measure and disclose their GHG emissions. The CDP assigns scores, which are available at www.cdp.net, to companies that participate in its disclosure programs. We have consistently enhanced our CDP disclosure and improved our performance scores over the past several years. In addition, between 2012 and 2013, we decreased our Scope 1 GHG emissions (direct emissions by carbon-emitting sources) by 10% and our Scope 2 emissions (indirect emissions from purchasing electricity, chilled water or steam) by 3%, despite a significant growth in our workforce and facilities portfolio.

We have long been mindful of our energy efficiency, and we believe we have made significant progress with respect to our energy-related sustainability initiatives. We will continue to strive to increase our renewable energy use and energy efficiency and reduce GHG emissions. As noted in our 2014 Corporate Responsibility Report (available at www.oracle.com/corporate/citizenship/index.html), we have set several sustainability goals we intend to achieve by the end of 2016, including (1) a 10% reduction in energy use in our facilities (other than data centers) as compared to our 2010 energy use, measured on a per employee basis, and (2) a 6% improvement in our power usage effectiveness in data centers, as compared to our 2010 power usage. Accordingly, we believe the adoption of this proposal is unnecessary in light of our existing sustainability efforts.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 5.

Required Vote

The adoption of the Renewable Energy Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote

AGAINST adoption of Proposal No. 5

68     2015 Annual Meeting of Stockholders

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, NY 10018, represented that it has beneficially owned the requisite amount of Oracle common stock for more than one year and, with the UAW Retiree Medical Benefits Trust and the Marco Consulting Group Trust I as co-sponsors, has notified us that a representative intends to present the proposal set forth in quotes below (the “Proxy Access Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Proxy Access Proposal for the reasons stated after the proposal.

“Resolved: Shareholders of Oracle Corporation (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) [sic] to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/toc/ccb/2014/2014/9)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.”

2015 Annual Meeting of Stockholders     69

Statement in Opposition to Proposal No. 6

Oracle is committed to strong corporate governance practices, including those that foster Board accountability and stockholder engagement. We are aware that there is an active discussion in the corporate governance community regarding proxy access, and our independent directors have had discussions with our institutional stockholders on this topic. Feedback from our institutional stockholders has been inconsistent, and we would prefer to make a thoughtful, deliberate decision regarding any changes to our Bylaws. Accordingly, we continue to oppose the adoption of proxy access at this time because we believe that, on balance, the potential negative repercussions of proxy access outweigh its positive attributes. We believe that our existing corporate governance practices provide the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee our business and affairs for the long-term benefit of stockholders.

We have instituted a number of mechanisms to ensure Board accountability and provide stockholders with access to the Board. Our Board is accountable to Oracle’s stockholders through the protections that are embedded in our governing documents. For example:

•	All directors are elected annually;

•

Our Corporate Governance Guidelines include a requirement that directors who fail to receive the required majority vote in uncontested elections must tender their resignation for consideration by the Board;

•	Our governing documents do not contain any supermajority stockholder voting requirements;

•

Stockholders holding 20% of our outstanding common stock—a lower threshold than that of many large technology companies in our peer group—are allowed to call a special stockholders’ meeting, subject to the conditions set forth in our Bylaws; and

•	Stockholders have the right to act by written consent.

In addition, our stockholders currently have the right to:

•	Communicate directly with any director (including the Chairman of the Board) in writing;

•	Propose director nominees for consideration by the Governance Committee, as discussed below; and

•	Submit proposals for presentation at an annual meeting and for inclusion in Oracle’s proxy statement for that annual meeting, subject to certain conditions and the rules and regulations of the SEC.

Our practices provide our stockholders with meaningful access to Board members. In addition to the stockholder communication avenues described above, we maintain an active stockholder engagement program. During fiscal 2015, members of our Board (including both independent and executive directors) met with stockholders constituting approximately 33% of Oracle’s outstanding unaffiliated shares (calculated based on publicly available data and as of June 30, 2015). In addition, since the beginning of fiscal 2016, independent directors have met with eight of our largest institutional stockholders, representing approximately 21% of our outstanding unaffiliated shares (calculated based on publicly available data and as of June 30, 2015), to discuss our compensation program and other governance issues.

As noted above, our stockholders can recommend prospective director candidates for the Governance Committee’s consideration. Our Governance Committee evaluates and considers director nominees proposed by our stockholders in the same manner as a nominee recommended by a Board member, management, search firm or other source. Additionally, stockholders who want Board representation can solicit their own proxies. While proxy solicitation is an expensive undertaking, there is no reason why stockholders holding 3% of our outstanding shares (which at our fiscal year end share price would constitute approximately $5.7 billion worth of shares) should not, if they have a legitimate interest in sitting on the Board, bear the expense of soliciting proxies.

More than simply unnecessary, proxy access could also decrease the effectiveness of our corporate governance. Proxy access could harm our Company, Board of Directors and stockholders by:

•

Significantly Disrupting Company and Board Operations. With proxy access, contested director elections could become frequent. Divisive proxy contests could substantially disrupt our affairs and the effective functioning of our Board. In the event of a contested election, we would be compelled to devote significant financial resources in support of Board-nominated candidates, and our management and directors would be

70     2015 Annual Meeting of Stockholders

required to divert their time from managing and overseeing Company business to supporting Board director nominees. Further, the election of stockholder-nominated directors could create factions on the Board, leading to dissension and delay, thereby precluding the Board’s ability to function effectively.

•

Promoting the Influence of Special Interests. Proxy access could facilitate the nomination and election of special interest directors who seek to further the particular agendas of the stockholders who nominated them, rather than the interests of all stockholders and Oracle’s long-term business goals. Moreover, a stockholder could use the threat of a contested election, which could be very expensive and disruptive to our company but virtually costless for the stockholder, to extract concessions from Oracle relating to that stockholder’s special interest.

•

Discouraging Highly Qualified Director Candidates from Serving. The prospect of routinely standing for election in a contested situation could deter highly qualified individuals from Board service. This prospect also could cause our incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to all of our operations and interests.

Proxy access also would bypass our processes for identifying and recommending the director nominees that we believe would best serve our stockholders’ long-term interests. An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills and perspectives. Our Governance Committee has developed criteria and a process for identifying and recommending director candidates for election by our stockholders, which are set forth in our Corporate Governance Guidelines and discussed above under “Corporate Governance—Nomination of Directors.”

In undertaking this responsibility, the Governance Committee has a fiduciary duty to act in good faith in the best interests of Oracle and all of our stockholders. This process is designed to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board. We believe this is an effective process for identifying strong director candidates, as evidenced by the Board’s recent election of our newest independent director, Secretary Leon Panetta. Proxy access overrides this process by placing on the ballot candidates who may fail to meet the qualifications established by the Board and who may lack the experience necessary to guide Oracle over the long term.

While we recognize that proxy access is a topic of growing interest and we will continue to monitor it, we believe that implementation of this proposal at this time would not be in the best interests of our company or our stockholders given the potential risk of disruption and expense associated with proxy access. U.S. companies have had limited practical experience with proxy access, and we do not believe there is meaningful evidence at this time that proxy access would improve corporate governance or Oracle’s long-term success.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 6.

Required Vote

The adoption of the Proxy Access Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote

AGAINST adoption of Proposal No. 6

2015 Annual Meeting of Stockholders     71

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL REGARDING QUANTIFIABLE PERFORMANCE METRICS

The Senior Vice President of Chevy Chase Trust, Lynn Panagos, 7501 Wisconsin Avenue, Suite 1500W, Bethesda, MD 20814, as trustee of the AFL-CIO Equity Index Fund (the “Fund”), represented that the Fund has beneficially owned the requisite amount of Oracle common stock for more than one year and, with the Trowel Trades S&P 500 Index Fund and the City of Philadelphia Public Employees Retirement System as co-sponsors, has notified us that a representative intends to present the proposal set forth in quotes below (the “Quantifiable Performance Metrics Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Quantifiable Performance Metrics Proposal for the reasons stated after the proposal.

“Resolved: Shareholders of Oracle Corporation (the “Company”) urge the Compensation Committee (“Committee”) to adopt a policy that all equity compensation plans submitted to shareholders for approval under Section 162(m) of the Internal Revenue Code will specify the awards that will result from performance. This policy shall require shareholder approval of quantifiable performance metrics, numerical formulas and payout schedules (“performance standards”) for at least a majority of awards to the senior executive officers. If the Committee wants to use performance standards containing confidential or proprietary information it believes should not be disclosed in advance, they can be used for the non-majority of awards to the senior executive officers. If changing conditions make previously approved performance standards inappropriate, the Committee may adjust the performance standards and resubmit them for shareholder ratification. This policy should be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: The Company’s 2014 advisory vote on executive compensation received support from only 46 percent of shareholders. In our opinion, this shows a disconnect between executive pay and long-term Company performance that warrants dramatic change.

We believe a major contributing factor to this pay for performance misalignment is that the recent plans submitted by the Company for shareholder approval have only cited general criteria so vague or multitudinous as to be meaningless and this has prevented shareholders from knowing what criteria would be used to assess performance and in what way. We are also concerned that the Committee is free to pick performance standards each year to maximize awards.

The Company’s current Stock Plan provides awards may be subject to a potpourri of 23 metrics: revenues, operating expenses, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of the Company’s stock, economic value added, total stockholder return, net income, pre-tax income, operating income, earnings per share, operating profit margin, net income margin, sales margin (including both growth rates and margin percentages), cash flow, market share, inventory turnover, sales growth, capacity utilization, or increase in customer base.

We do not believe such complete discretion for the Committee gives shareholders confidence executive pay will be properly aligned with Company performance. Under this proposal, the Committee continues to have complete discretion in selecting any number of metrics and to structure them as it feels appropriate. But under this proposal, the Company must, when submitting a plan for shareholder approval, specify for shareholders the performance standards establishing the link between the Company performance and specific awards—a common practice in the United Kingdom. By way of illustration, not intended to limit the Company’s discretion, examples satisfying this proposal are:

•	If the Company’s share price increases 10 percent over its Peer Group for a 36-month period, the CEO shall receive a grant of 100,000 Company shares.

•	If the Company’s operating income increases 10 percent over five years, the CEO shall receive a grant of 100,000 Company shares.”

72     2015 Annual Meeting of Stockholders

Statement in Opposition to Proposal No. 7

We oppose adoption of this proposal because we believe that our current procedures to determine performance-based compensation awarded to our senior executive officers are fair and transparent, serve the best interests of our stockholders and advance the objectives of our executive compensation program by driving performance to create long-term stockholder value and providing compensation opportunities that are competitive with those offered by companies with which we compete for executive talent. Implementing the rigid requirements contained in this proposal would restrict our flexibility to adapt performance metrics and performance targets to changing market conditions and, in turn, hinder our ability to retain, attract and motivate talented executives.

We believe that we employ some of the most talented senior executives of any company in the world. Given the strength of our executive team, it is critical that we keep our executives properly motivated. To do so, we must continue to provide compensation opportunities that reflect our executives’ individual skills and experience and that are commensurate with the management of an organization of our size, scope and complexity. To remain competitive, our Compensation Committee must have the flexibility to revise performance metrics and performance targets in response to changing conditions in our industry. Moreover, our Compensation Committee must have the flexibility to design, and revise over time, an effective and competitive performance-based compensation program that takes into account and addresses the factors and circumstances particular to us in order to advance the objective of driving performance to create long-term stockholder value. Adopting this proposal, however, would significantly restrict our Compensation Committee’s flexibility and, as a result, could place us at a competitive disadvantage in attracting the most talented executives in our market and hinder our ability to deliver high performance and create long-term stockholder value.

In addition to being ill-advised, this proposal is unnecessary. Our Compensation Committee has actively revised our long-term incentive executive compensation program based specifically on feedback we have received from stockholders to further its objective of directly aligning their compensation opportunities with Oracle’s long-term financial performance. Consistent with our results-aligned philosophy, our executive compensation program has three performance-based compensation elements:

•	Performance Stock Units

•	Stock Options

•	Annual Performance-Based Cash Bonus

Performance Stock Units. A portion of our NEOs’ equity compensation is delivered in the form of PSUs that are tailored to the specific roles and responsibilities of each officer. The PSUs are subject to multiple predetermined, specified and quantifiable performance criteria, including revenue growth and, for our CEOs and CTO, operating cash flow growth. In fiscal 2015, due to our company’s revenue growth and operating cash growth relative to the performance of a group of comparator companies, each of our CEOs and CTO earned just 60.7% of the number of target PSUs for which they were eligible. Our other two NEOs earned 110% and 50% of the number of target PSUs for which the officers were eligible in fiscal 2015, based on a revenue growth metric linked to certain strategic lines of business for which they have responsibility and oversight. As more fully described in “Executive Compensation—Compensation Discussion and Analysis” elsewhere in this proxy statement, we believe these results indicate that our Compensation Committee successfully aligned pay with performance in its design of the PSUs.

Stock Options. Our NEOs also receive a portion of their equity compensation in the form of stock options. The value of these awards is already directly aligned with a clear and straightforward objective: the increase of our stock price over time. When our stockholders are rewarded, our executive officers are rewarded. The compensation amounts our executives ultimately earn from their equity awards are contingent on their ability to achieve sustainable business objectives that result in a long-term increase in our stock price. When our stock price does not grow, our executives will realize less value from their awards. The Compensation Committee believes this is appropriate because our stockholders also will not have significantly benefited from owning our stock during the same period of time. Further, in fiscal 2016, the Compensation Committee revised the terms of the stock options awarded to our top three NEOs from the market standard ten-year term to a five-year term to align these awards with Oracle’s goal of aggressively accelerating growth in cloud-based revenue over the next five years. We believe this decision underscores the Compensation Committee’s commitment to designing compensation opportunities to drive the performance of our executives.

Annual Performance-Based Cash Bonus. Our Compensation Committee provides our NEOs with annual performance-based cash bonus opportunities under the Executive Bonus Plan, which was approved by our

2015 Annual Meeting of Stockholders     73

stockholders in 2010 and will be voted upon again at the Annual Meeting. In accordance with the terms of the Executive Bonus Plan, each year the Compensation Committee assigns each participant a target award cash bonus opportunity and establishes the financial performance measure or measures (which are different from those measures used in connection with the PSUs) and related target levels that must be achieved before an award actually will be paid to the participant for that year. For fiscal 2015, the measure selected for determining the bonuses for our top four NEOs was year-over-year growth in our non-GAAP pre-tax profit, and, for the remaining executive, the bonus measure was related to profit growth of the portion of our business that the executive manages. Consistent with our pay-for-performance philosophy, all five of our NEOs received no bonus payment ($0) for fiscal 2015 because our profit growth did not meet our internal targets.

Furthermore, we believe that certain aspects of this proposal are unclear. As a result, it would be difficult for us to determine with reasonable certainty what actions would be required to implement the proposal in a manner that meets the expectations of all stockholders. For instance, it is unclear whether “a majority of awards” refers to greater than 50% of the actual number of awards granted to the NEOs or greater than 50% of the aggregate compensation resulting from the awards. The proposal also fails to specify whether it would apply only to new equity compensation plans submitted for stockholder approval or also to amendments to our Long-Term Equity Incentive Plan. Additionally, the proposal provides no guidance on how awards should be valued (e.g., the reportable fair value of the awards under Item 402 of SEC Regulation S-K; the value of the awards under a pricing model such as the Black-Scholes model; the actual realized value of the awards; or the value of the awards based upon our internal calculations).

In sum, we believe our process for determining our executive officers’ performance-based compensation is effective and serves the interests of our stockholders, who have approved our Long-Term Equity Incentive Plan and our Executive Bonus Plan. Under our process, our independent Compensation Committee determines individual awards and has the flexibility necessary to adopt performance metrics and performance targets that will drive performance and create long-term stockholder value.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 7.

Required Vote

The adoption of the Quantifiable Performance Metrics Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote

AGAINST adoption of Proposal No. 7

74     2015 Annual Meeting of Stockholders

PROPOSAL NO. 8

STOCKHOLDER PROPOSAL REGARDING AMENDMENT OF GOVERNANCE GUIDELINES

PGGM Vermogensbeheer B.V., Noordweg Noord 150, 3704 JG Zeist, The Netherlands, represented that it has beneficially owned the requisite amount of Oracle common stock for more than one year and, with Railways Pension Trustee Company Limited as a co-sponsor, has notified us that a representative intends to present the proposal set forth in quotes below (the “Governance Guidelines Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Governance Guidelines Proposal for the reasons stated after the proposal.

“Resolved: Shareholders of Oracle Corporation (“Oracle” or “Company”) hereby request that the Board of Directors of the Company (the “Board”) approve an amendment to the Company’s Corporate Governance Guidelines to include a new Section 15. Engagement with Shareholders, and to strike the fifth and sixth sentences of the fourth paragraph of Section 3. Shareholders request that such section set forth a policy requiring that the independent directors of the Board engage with shareholders on matters of shareholder concern and that the policy be substantially implemented before the next annual meeting.

In connection with such amendment, the shareholders request that the charters of the Board Committees, namely the Nominations & Governance Committee, the Compensation Committee, the Finance & Audit Committee and the Independence Committee be amended to incorporate the Board’s policy on engaging with shareholders.

A model policy that shareholders request the Board consider adopting is available at:

https://www.pggm.nl/english/what-we-think/Pages/Model-Board-Policy.aspx

http://www.rpmi.co.uk/news-events/news/news-details/2015/03/30/model-board-policy

Supporting Statement:

Oracle’s current Corporate Governance Guidelines, dated January 10th 2014, include considerations on how the Board communicates with shareholders:

Section 3. Director Responsibilities (fifth and sixth sentences of paragraph 4):

“The Board believes that management speaks for Oracle. Individual Board members may, from time to time, expressly represent Oracle in meetings or otherwise communicate with various third parties on Oracle’s behalf. It is expected that Board members will do this with the knowledge of the management and, unless warranted by unusual circumstances or as contemplated by the committee charters, only at the request of management.”

Section 14. Process for Communications with the Board, provides the mailing address, fax number and email address which any party wishing to communicate with any director may use to submit their correspondence. It also states that the Secretary will forward these communications to the director(s) specified.

These sections have proven inadequate. We attended Oracle’s 2014 Annual General Meeting to address the Board in person regarding matters of corporate governance. Our request of the Board for dialogue was turned down, and it appeared that none of the several letters we had written to the Board over the previous four years were ever received by the independent directors. In our opinion, there is an untenable barrier in the ability of shareholders to communicate and engage directly with the Board.

The obligation of a Board to engage with shareholders is particularly relevant at Oracle given the advisory vote on compensation has failed to receive support from a majority of shareholders for three consecutive years, and members of the Compensation Committee, were only re-elected at the 2013 annual meeting because they had the voting support of the founder.

These results indicate a misalignment of interests and call into question the Board’s judgement in light of the fiduciary duty which it owes to all shareholders.

2015 Annual Meeting of Stockholders     75

The current sections of the Corporate Governance Guidelines should be replaced with a robust policy setting out the process by which Board members engage with shareholders.

We urge shareholders to vote FOR this proposal.”

Statement in Opposition to Proposal No. 8

We take governance matters at Oracle very seriously, and our Board of Directors is keenly focused on its fiduciary duty to act in good faith in the best interests our company and all of our stockholders. To this end, we have a robust stockholder engagement and communications process in place, and our Board continues to take significant actions to address various issues raised by our stockholders. Accordingly, we believe that adoption of this proposal is unnecessary.

We maintain an active stockholder engagement and communications process that facilitates constructive dialogue between our Board and our stockholders. Independent members of our Board meet with our stockholders throughout the year to discuss issues of interest, including executive compensation and other corporate governance matters. In accordance with our Corporate Governance Guidelines, stockholders and other interested parties may contact members of our Board, including our independent directors. We present all such communications received from stockholders and other parties, as well as draft responses, at meetings of our Governance Committee. These communications and draft responses are also provided to the appropriate committee or group of directors based on the subject matter of the communication; for example, communications regarding executive compensation are provided to our Compensation Committee, in addition to our Governance Committee. The proponents’ assertion that none of their letters were received by our independent directors is incorrect. All such letters were provided to our Governance Committee and other directors, as appropriate.

Contrary to the proponents’ claim, there is not an “untenable barrier” in the ability of our stockholders to communicate and engage directly with our Board. In fact, in fiscal 2015, members of our Board (including both independent and executive directors) met with stockholders constituting approximately 33% of Oracle’s outstanding unaffiliated shares (calculated based on publicly available data and as of June 30, 2015). In addition, since the beginning of fiscal 2016, independent directors have met with eight of our largest institutional stockholders, representing approximately 21% of our outstanding unaffiliated shares (calculated based on publicly available data and as of June 30, 2015), to discuss our compensation program and other governance issues.

Due to scheduling conflicts and the time limitations of both stockholders and directors, our Board members are unable to meet with all stockholders requesting a conversation or are unable to meet with them on the dates that they request. When meetings between directors and stockholders cannot be coordinated, our senior officers often offer to meet with the stockholders and convey their concerns to the Board. Indeed, in fiscal 2014, senior officers met with representatives of both proponents and subsequently relayed the proponents’ concerns to the Board. We also offered to arrange a meeting between the proponents and another senior officer in fiscal 2015, but our offer was declined. After receiving this proposal, a senior officer again reached out to the proponents in order to coordinate a meeting between them and certain of our independent directors.

Our Board has recently taken significant actions to address issues that have been raised by Oracle stockholders, demonstrating the efficacy of our stockholder engagement process. Specifically, our Board and its committees have implemented the following changes:

•

Introduction of Performance Stock Units. In fiscal 2015, our Compensation Committee made significant revisions to our executive compensation structure to provide that a portion of our NEOs’ compensation will be delivered in the form of PSUs that vest upon the attainment of multiple predetermined, specified and quantifiable performance criteria.

•	Decrease in NEO Compensation. The aggregate compensation for our Chairman and CTO has decreased in each of the last four fiscal years.

•

Alignment of Terms of Stock Option Grants with Cloud Performance Objectives. At the beginning of fiscal 2016, our Compensation Committee granted stock options to our CEOs and our Chairman and CTO that will expire after five years instead of ten years. The Compensation Committee’s goal in doing so was to align these awards with Oracle’s goal of aggressively accelerating growth in cloud-based revenue over the next five years. The reduction in term to five years also reduced the fair value of those awards.

76     2015 Annual Meeting of Stockholders

•

Board Refreshment. In fiscal 2015, our Board elected a new independent director, Secretary Leon Panetta, to further its goal of ensuring that the Board is comprised of individuals with a diverse mix of skills, experience and perspectives for the benefit of all our stockholders.

Our stockholder engagement efforts have helped our Board better understand our stockholders’ perspectives and concerns. Our Board has implemented a number of changes to address issues raised by our stockholders in the engagement process and continues to evaluate further changes to our policies and governing documents in response to other stockholder concerns. In light of our Board’s engagement efforts and responsiveness, we do not believe adoption of this proposal is necessary.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 8.

Required Vote

The adoption of the Governance Guidelines Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote

AGAINST adoption of Proposal No. 8

2015 Annual Meeting of Stockholders     77

PROPOSAL NO. 9

STOCKHOLDER PROPOSAL REGARDING VOTE TABULATION

The Chief Executive of Investor Voice, Bruce T. Herbert, 10033 12th Ave NW, Suite 200, Seattle, WA, as representative of the Equality Network Foundation (the “Foundation”), represented that the Foundation has beneficially owned the requisite amount of Oracle common stock for more than one year and, with Walden Asset Management and As You Sow (as representative of Gay Block and The Gun Denhart Living Trust) as co-sponsors, has notified us that a representative intends to present the proposal set forth in quotes below (the “Vote Tabulation Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Vote Tabulation Proposal for the reasons stated after the proposal.

“RESOLVED: Shareholders of Oracle Corporation (“Oracle”) hereby request the Board of Directors to take or initiate the steps necessary to amend the Company’s governing documents to provide that all matters presented to shareholders, other than the election of directors, shall be decided by a simple majority of the shares voted FOR and AGAINST an item. This policy shall apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

SUPPORTING STATEMENT:

A simple-majority formula includes only FOR and AGAINST votes. It does not include ABSTAIN votes.

•	The Securities and Exchange Commission (“SEC”) mandates use of a simple-majority formula for determining resubmission eligibility of shareholder proposals.

•	A CalPERS-commissioned study found that 48% of the S&P 500 and Russell 1000 employ a simple-majority standard.

•	Institutional Shareholder Services (“ISS”) states: “that a simple majority of voting shares should be all that is necessary to effect change regarding a company and its governance provisions.”[1]

•	A Council of Institutional Investors (“CII”) Governance Policy states: “Uninstructed broker votes and abstentions should be counted only for purposes of a quorum.”[1]

The problem with counting abstentions is that voter intent is unknowable. Nevertheless, Oracle includes abstentions in the formula for all votes,2 then counts every ABSTAIN vote as if it were an AGAINST vote.

This Proposal would end that practice and harmonize how Oracle both counts and reports voting results2 to shareholders, the SEC, and press.

Because Oracle has a “majority voting policy for directors” (which does not incorporate abstentions) it should be neither burdensome nor difficult to adopt simple-majority as a uniform standard.2

A recent white paper studied the impact of counting abstentions. It examined voting in the S&P 500 and the Russell 3000 across 11 years, and evaluated more than 21,000 individual votes (www.investorvoice.net/vote-counting).

The Wall Street Journal published an exclusive on this research, and Corporate Secretary magazine named the simple-majority issue a “must-read” for executives.

One key finding: Rather than a neutral effect, counting abstentions as if AGAINST creates a 7.6 times greater negative impact on shareholder proposals than on management items, which undermines the value of shareholder input and guidance.

SUMMARY:

•	48% of the S&P 500 and Russell 1000 already use a simple-majority standard, which makes this a reasonable and mainstream request.

1 Emphasis added.

2 Except for director elections.

78     2015 Annual Meeting of Stockholders

•

Roughly a third of companies presented with this Proposal have adopted simple-majority as an enhancement to their governance. These companies are from the S&P 500, and half are Delaware-chartered, like Oracle.

•	Both ISS and CII favor simple-majority voting.

•	Simple math confirms that counting abstentions lowers votes, and research demonstrates it also unduly impacts shareholders.

Shareholders deserve a harmonized, fair, and consistent voting system – not a 2-count system that creates multiple outcomes, favors director elections, and disproportionately impacts shareholders.

Therefore, please vote FOR good governance and simple-majority voting at Oracle.”

Statement in Opposition to Proposal No. 9

We believe Oracle’s voting standards are clearly disclosed and consistently applied, and they reflect the Delaware law default standards followed by a majority of Delaware corporations. Further, we believe that our voting standards honor the intent of stockholders who make a deliberate decision to abstain from voting on a particular item. Accordingly, we do not believe that revising our voting standards would be in the best interests of our company or our stockholders.

Oracle is a Delaware corporation, and our existing voting standards comply fully with the Delaware General Corporation Law (the “DGCL”). Our Bylaws provide that other than director elections, “All other elections and questions, unless otherwise provided by law or our Bylaws, shall be decided by the vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting.” This standard is the same as the default standard set forth in Section 216(2) of the DGCL. We believe that a majority of Delaware corporations adhere to this default voting standard, which is consistent with the proponents’ acknowledgment that less than 50% of S&P 500 and Russell 1000 corporations have adopted the voting standard requested by the proposal.

Delaware law governs the way abstentions are considered, and under such law, abstention votes are considered shares “entitled to vote.” In the vote tabulation for matters requiring the affirmative vote of the majority of shares present and entitled to vote, abstentions are included in the denominator as shares entitled to vote and have the same practical effect as a vote “against” a proposal.

We believe that since stockholders are made aware of the treatment and effect of abstentions, counting abstention votes effectively honors the intent of our stockholders. Stockholders typically have three voting choices for a particular proposal: for, against and abstain. In our proxy statement, we clearly disclose the vote required to approve each proposal. We also describe how abstentions will be counted in the vote tabulation and the effect of abstentions on the outcome of a matter, on a proposal-by-proposal basis. Our stockholders are, therefore, informed that if they vote “abstain” on a proposal other than the election of directors, their vote will have the same practical effect as a vote “against” the proposal. If a stockholder elects to abstain on a matter, we believe that the stockholder recognizes the impact of the vote and expects it to be included in the vote count.

While it is more difficult for proposals to pass under our voting framework, we do not believe that lowering the approval standard for proposals is a corporate governance best practice. Except with respect to the election of directors and matters that require, statutorily or otherwise, a different vote, we believe that a proposal—whether management-sponsored or stockholder-sponsored—should receive more “for” votes than the sum of “against” and “abstain” votes in order to constitute approval by our stockholders. We believe the proponent of an item of business, be it management or a stockholder, bears the burden of persuading a majority of stockholders to affirmatively vote in favor of the item. An abstention vote represents, in our view, a failure to so persuade. We do not believe that it would be in our stockholders’ best interests or effective corporate governance to disregard these views.

We note, moreover, that the SEC voting formula that the proposal references is a specific SEC vote-counting rule for determining whether a stockholder may resubmit a proposal for inclusion in a company’s proxy statement. The SEC does not have a standard to gauge whether a proposal has been approved, because that is a matter of state law—in our case Delaware state law—and not subject to SEC regulation. Furthermore, in other contexts, the SEC promotes voting standards similar to ours. For instance, the SEC expressly requires a form of proxy to include an abstention option with respect to the advisory vote on the frequency of advisory votes on executive compensation. We believe that it would not be sensible corporate governance or serve the best interests of our stockholders to take one voting standard that an organization applies to a specific context and adopt that standard universally.

In sum, we believe that our current vote tabulation methodology of including abstentions on matters other than the election of directors best reflects and honors the intent of our stockholders who choose to abstain on a proposal. Most

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of our stockholders have historically agreed with our position; similar stockholder proposals received the support of only approximately 8.4% and 8.7% of Oracle common stock present or represented at our annual meetings in 2014 and 2013, respectively. We also note that based on our review of our prior annual meeting voting results, the counting of abstention votes as shares entitled to vote was not determinative of the outcome of any proposal submitted to our stockholders at an Oracle annual meeting in the past decade. While we are committed to strong governance practices, we do not believe that this proposal will enhance our corporate governance in any meaningful way.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 9.

Required Vote

The adoption of the Vote Tabulation Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote

AGAINST adoption of Proposal No. 9.

80     2015 Annual Meeting of Stockholders

PROPOSAL NO. 10

STOCKHOLDER PROPOSAL REGARDING LOBBYING REPORT

Boston Common Asset Management, LLC, 84 State Street, Suite 940, Boston, MA 02109, represented that it has beneficially owned the requisite amount of Oracle common stock for more than one year and has notified us that a representative will present the proposal set forth in quotes below (the “Lobbying Report Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Lobbying Report Proposal for the reasons stated after the proposal.

“Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately stockholder value, and

Whereas, we rely on the information provided by our company and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of stockholders and long-term value.

Resolved, the stockholders of Oracle Corporation (“Oracle”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Oracle used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Oracle’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Oracle is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Oracle’s website.

Supporting Statement

As stockholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. Oracle is a listed as a member of the Business Roundtable, which spent more than $27 million on lobbying for 2013 and 2014. Oracle does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying.

Oracle spent $13.94 million in 2013 and 2014 on federal lobbying (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where Oracle also lobbies but disclosure is uneven or absent. For example, Oracle spent $222,000 lobbying in California for 2013 (http://cal-access.ss.ca.gov/). Oracle’s lobbying in Oregon has drawn media scrutiny (“Oracle Pressures Oregon in Apparent Effort to Settle Lawsuits,”The Oregonian, Feb. 26, 2015). And Oracle does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

We urge support for this proposal.”

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Statement in Opposition to Proposal No. 10

We believe it is our responsibility to communicate our support for laws and policies that are in the best interests of our company and our stockholders. Oracle conducts business in over 145 countries, necessitating compliance with a complex web of international laws and regulations. Proposed policy changes to these laws and regulations can have a significant effect on our operating results and stockholder value. Contrary to the proponent’s claim that lobbying exposes us to risks, we believe that failing to participate in the policy-making process would represent a far greater risk to our stockholders’ interests. In addition, we believe this proposal is unnecessary because we already make extensive disclosures regarding our lobbying and political activities as required by law, and we voluntarily disclose additional information regarding our political contributions on our investor relations website.

We are committed to high ethical standards, and we have practices in place to ensure that our lobbying and political activities are subject to appropriate oversight. Our public policy agenda is developed and advanced by our Government Affairs department, which reports to one of our CEOs. The Government Affairs department focuses its efforts on public policy issues that are relevant to the long-term interests of our company and our stockholders. In addition, we belong to a number of trade associations that advocate on behalf of policy issues that are important to our business. While we do not always share or agree with all of the views espoused by such trade associations, we believe they are often helpful for the purpose of building a consensus among organizations with similar interests and advocating in favor of those interests. We regularly review the costs and benefits of our memberships in major trade associations.

Our political and lobbying activities are governed by extensive laws and regulations, including those requiring public disclosure of such activities. Our Public Sector Legal & Compliance group, which reports directly to our General Counsel, monitors our compliance with these laws and regulations. As required by law, certain information about our lobbying and political activities is publicly available online. In addition, we voluntarily disclose information about our political contributions on our investor relations website. Specifically:

•

Our voluntary 2014 Political Contributions report, available at investor.oracle.com under “Financial Reporting,” discloses our political contributions under state and local laws and our donations to organizations operating under Section 527 of the Internal Revenue Code.

•	Our U.S. federal lobbying disclosure reports are available at www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm and disclosures.house.gov/ld/ldsearch.aspx.

•	We file similar publicly available lobbying reports with state and local agencies as required by law.

•

The Federal Election Commission reports of the Oracle Political Action Committee (“PAC”), which detail the PAC’s political contributions and expenditures, are available at www.fec.gov/finance/disclosure/candcmte_info.shtml.

•	Each trade group we belong to is subject to public disclosure obligations with respect to its lobbying and political contributions and expenditures.

This proposal seeks to impose requirements on us that we believe would be cumbersome to apply, are not required by law and are not standard among other companies. If we were to comply with the requirements of this proposal, it could put our company at a relative disadvantage to our competitors. Further, we believe the proposal’s request for disclosure regarding third parties that undertake certain activities, such as drafting model legislation, is impractical. We belong to many trade organizations that conduct a range of activities, and it would be difficult or impossible for us to determine exactly what activities each organization has undertaken and whether those activities fall within the ambit of the report requested by this proposal. Accordingly, we believe that generating the report requested by this proposal would be a misuse of company resources, particularly given that information regarding our lobbying and political contributions is already publicly available.

In sum, we believe our current lobbying and political activities are a necessary and important part of our efforts to achieve long-term success. We are committed to compliance with all laws and regulations requiring disclosure of our lobbying and political activities, and we believe that additional reporting with respect to those activities is not necessary and would not be beneficial to our stockholders.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 10.

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Required Vote

The adoption of the Lobbying Report Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote

AGAINST adoption of Proposal No. 10.

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STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Our Bylaws contain procedures governing how stockholders can propose business to be considered at a stockholder meeting. The SEC has also adopted regulations (Rule 14a-8 under the Exchange Act) that govern the inclusion of stockholder proposals in our annual proxy materials. For a description of the procedures in our Bylaws governing how stockholders can nominate candidates to our Board, see the section in this proxy statement titled “Corporate Governance—Nomination of Directors—Stockholder Nominations and Bylaw Procedures.” A description of the procedures governing the proposal of other business follows.

Notice Requirements. A stockholder must provide a brief description of the other business, along with the text of the proposal. The stockholder also must set forth the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Such notice must also contain information specified in our Bylaws as to the proposal of other business, information about the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal and to solicit proxies in support of it.

Notice Deadlines. Stockholder proposals for inclusion in our proxy materials relating to our 2016 annual meeting must be received by May 28, 2016 in accordance with Rule 14a-8.

If a stockholder wants to submit a proposal for the 2016 annual meeting but does not want to include it in our proxy materials, written notice of such stockholder proposal of other business must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. These deadlines are set forth in our Bylaws. Therefore, if a stockholder wants to submit a proposal for the 2016 annual meeting but does not want to include it in our proxy materials, such stockholder proposals will need to be delivered in writing between May 28, 2016 and June 27, 2016, unless our 2016 annual meeting takes place before October 19, 2016, or after December 18, 2016. If this were to occur, stockholder proposals would need to be delivered before the later of 90 days before the date of the 2016 annual meeting or the 10th day following the announcement of the date of the 2016 annual meeting.

If stockholders do not comply with these Bylaw notice deadlines, we reserve the right not to submit the stockholder proposals to a vote at our annual meeting. If we are not notified of a stockholder proposal by June 27, 2016, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Where to Send Notice. Stockholder proposals must be addressed to Dorian Daley, Executive Vice President, General Counsel and Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or sent by email (Corporate_Secretary@oracle.com) with a confirmation copy sent by mail.

At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholders should carefully review our Bylaws and Rule 14a-8 to ensure that they have satisfied all of the requirements necessary to propose other business at a stockholder meeting and, if desired, to include a stockholder proposal in our annual proxy materials. Our Bylaws are posted on our website at www.oracle.com/goto/corpgov.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my vote?

A:	The Board of Directors of Oracle is soliciting your vote at the 2015 Annual Meeting of Stockholders.

Q:	What is the purpose of the Annual Meeting?

A:	You will be voting on the following items of business:

•	the election of directors (Proposal 1);

•	re-approval of the Oracle Corporation Executive Bonus Plan (Proposal 2);

•	an advisory vote to approve executive compensation (Proposal 3);

•	the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016 (Proposal 4); and

•	up to six stockholder proposals, if properly presented at the Annual Meeting (Proposals 5 through 10).

If any other business properly comes before the meeting, you will be voting on those items as well.

Q:	What are the Board of Directors’ recommendations?

A:	The Board recommends that you vote your shares as follows:

•	for the election of each of the directors (Proposal 1);

•	for the re-approval of the Oracle Corporation Executive Bonus Plan (Proposal 2);

•	for the approval, on an advisory basis, of executive compensation (Proposal 3);

•	for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016 (Proposal 4);

•	against each of the stockholder proposals (Proposals 5 through 10); and

•	for or against other matters that come before the Annual Meeting, if any, as the proxy holders deem advisable.

Q:	Who is entitled to vote at the Annual Meeting?

A:

The Board of Directors set September 21, 2015 as the record date for the Annual Meeting. All stockholders who owned Oracle common stock at the close of business on September 21, 2015 may vote at the Annual Meeting.

Q:	Who can attend the Annual Meeting?

A:	Only stockholders as of the record date, and any stockholder’s spouse or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

Q:	What do I need to attend the Annual Meeting and when should I arrive?

A:	The Annual Meeting will be held at the Oracle Conference Center, 350 Oracle Parkway, Redwood City, California. Admission to the Annual Meeting will begin at 9:00 a.m., Pacific Time.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 9:00 a.m., Pacific Time, to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m., Pacific Time;

•	be prepared to comply with security requirements, which include security guards searching all bags and attendees passing through a metal detector, among other security measures;

2015 Annual Meeting of Stockholders     85

•	leave your camera at home because cameras, transmission, broadcasting and other recording devices, including certain smart phones, may not be permitted in the meeting rooms; and

•

bring photo identification, such as a driver’s license, and proof of ownership of Oracle stock on the record date, September 21, 2015, such as the Notice, a brokerage statement or letter from a bank or broker indicating ownership on September 21, 2015, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, we will be unable to admit you to attend in person.

Q:	Can I watch the Annual Meeting on the Internet?

A:

Yes, in order to maximize access for our stockholders, our Annual Meeting will be webcast on November 18, 2015. You are invited to visit www.oracle.com/investor, at 10:00 a.m., Pacific Time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website at www.oracle.com/investor following the Annual Meeting through November 25, 2015.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

A:

We are permitted to furnish proxy materials, including this proxy statement and our 2015 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Q:	Can I vote my shares by filling out and returning the Notice?

A:

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Q:	Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

A:

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to www.oracle.com/investor, www.astproxyportal.com/ast/17983 or the website provided on your proxy card or voting instruction card.

Q:	How many votes do I have?

A:

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and beneficial owner?

A:

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

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Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice or proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to vote electronically or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:	How many votes can be cast by all stockholders?

A:

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 4,264,628,321 shares of common stock outstanding and entitled to vote on the record date, September 21, 2015.

Q:	How many votes must be present to hold the Annual Meeting?

A:

A majority of the shares entitled to vote as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you properly cast your vote in person, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How many votes are required to elect directors (Proposal 1)?

A:

Directors are elected by a plurality of the votes cast. This means that the twelve individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a majority voting policy for directors. This policy states that in an uncontested election, any director nominee who receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election and if no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote. The Nomination and Governance Committee of the Board is required to make recommendations to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHELD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors.

Full details of our majority voting policy are set forth in our Corporate Governance Guidelines available on our website at www.oracle.com/goto/corpgov.

Q:	How many votes are required to adopt the other proposals (Proposals 2 through 10)?

A:

All of the other proposals will be approved if such items receive the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

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Your vote on Proposal 3 (vote on executive compensation) is advisory, which means the result of the vote is non-binding on Oracle, the Board of Directors and the committees of the Board. Although non-binding, the Board and its committees value the opinions of our stockholders and will review and consider the voting result when making future decisions regarding executive compensation.

Q:	What if I don’t give specific voting instructions?

A:

Stockholders of Record. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted:

•	in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement; and

•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. In very limited circumstances, brokers have the discretion to vote on matters deemed to be routine. Under applicable law, brokers generally do not have discretion to vote on most matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) because that is deemed to be a routine matter, but the broker likely could not vote your shares for any of the other proposals on the agenda for the Annual Meeting. We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Can I change my vote after I voted?

A:

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Corporate Secretary of Oracle, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:

It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Q:	Who pays for the proxy solicitation and how will Oracle solicit votes?

A:

We will bear the expense of printing, mailing and distributing these proxy materials and soliciting votes. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, electronic communications or otherwise. They will not be paid any additional compensation for

88     2015 Annual Meeting of Stockholders

such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. We have also retained Innisfree M&A, Inc. to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $50,000, plus customary costs and expenses.

Q:	Is a list of stockholders available?

A:

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at the Annual Meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices at 500 Oracle Parkway, Redwood City, California. Please contact Oracle’s Corporate Secretary to make arrangements.

Q:	Who will count the votes?

A:

American Stock Transfer & Trust Company, LLC has been appointed as the inspector of elections for the Annual Meeting. All votes will be tabulated by a representative of American Stock Transfer & Trust Company, LLC. This representative will also separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:	How do I find out the voting results?

A:

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling 650-506-4073, by writing to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

Q:	What if I have questions about lost stock certificates or I need to change my mailing address?

A:

Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling 1-888-430-9892, by emailing info@amstock.com, or by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Also see our transfer agent’s website at www.amstock.com to get more information about these matters.

Q:	What if I need to change my email address?

A:

Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. If you need to change the email address that we use to mail proxy materials to you or if you wish to sign up to receive future mailings via email, please go to www.astproxyportal.com/ast/17983, or the website provided on your proxy card or voting instruction card, to request complete electronic delivery and supply the appropriate email address.

Cautionary Note on Forward-Looking Statements

Statements in this proxy statement relating to Oracle’s future plans, expectations, beliefs, intentions and prospects, such as statements regarding our expectations of future revenues from our cloud and on-premise software business, are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results, and could cause actual results to differ materially. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this proxy statement. We undertake no obligation to update any statement in light of new information or future events.

2015 Annual Meeting of Stockholders     89

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice included in this proxy statement. As to any business that may properly come before the meeting, however, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if stockholders have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our printed annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees and conserves natural resources. Each stockholder who participates in householding will continue to have access to and use separate voting instructions.

If any stockholders in your household wish to receive a separate annual report and proxy statement, they may call our Investor Relations Department at 650-506-4073 or write to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. They may also send an email to our Investor Relations Department at investor_us@oracle.com. See also www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

By Order of the Board of Directors,

DORIAN DALEY

Executive Vice President, General Counsel and Secretary

All stockholders are urged to vote electronically via the Internet or by telephone or, if you requested paper copies of the proxy materials, complete, sign, date and return the proxy card or voting instruction card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

90     2015 Annual Meeting of Stockholders

APPENDIX A

ORACLE CORPORATION

EXECUTIVE BONUS PLAN

1.    ESTABLISHMENT AND PURPOSE

1.1      Purpose.  The purpose of the Oracle Corporation Executive Bonus Plan (the “Plan”) is to motivate certain executives to achieve financial performance objectives and to reward them when such objectives are met. To this end, the Plan provides a means of rewarding Participants based on the performance of the Company and/or its lines of business or business units and, where applicable, on a Participant’s personal performance. The Plan is intended to permit the payment of bonuses that are deductible to the maximum extent possible as “performance-based compensation” under Section 162(m) of the Code.

1.2      Effective Date.  The Plan is effective as of July 12, 2010, subject to ratification by an affirmative vote of a majority of the shares of the Company’s common stock that are present in person or represented by proxy and entitled to vote at the Company’s 2010 Annual Meeting of Stockholders.

2.    DEFINITIONS

2.1.      “Actual Award”  shall mean an incentive award earned by a Participant under the Plan for any Performance Period.

2.2.      “Affiliate”  shall mean any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3.      “Board”  shall mean the Company’s Board of Directors.

2.4.      “Code”  shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.5.      “Committee”  shall mean the Compensation Committee of the Board.

2.6.      “Company”  shall mean Oracle Corporation, a Delaware corporation, and any successor corporation.

2.7.      “Determination Date”  shall mean the latest possible date that will permit a Target Award or Actual Award to be qualified as performance-based compensation under Section 162(m) of the Code.

2.8.      “Effective Date”  shall have the meaning given to it in Section 1.2.

2.9.      “GAAP”  shall mean generally accepted accounting principles in the United States.

2.10.    “Maximum Award”  shall mean as to any Participant for any one year Performance Period, an amount not to exceed $15,000,000; such Maximum Award shall be adjusted upwards or downwards on a pro rata basis to reflect a Performance Period longer or shorter than one year.

2.11.    “Participant”  for any Performance Period, shall mean an officer of the Corporation or its subsidiaries who is designated by the Committee to participate in the Plan.

2.12.    “Payout Formula”  as to any Performance Period, shall mean the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.13.    “Performance Goals”  shall mean means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for

2015 Annual Meeting of Stockholders     A-1

a targeted level or levels of achievement using one or more of the following measures: (a) bookings, (b) cash flow, operating cash flow, or cash flow or operating cash flow per share (before or after dividends), (c) customer growth, (d) earnings per share, (e) EBITDA (earnings before interest, taxes, depreciation and amortization), (f) net income, (g) net or gross sales, (h) operating expenses, (i) operating income, (j) operating or gross margin, (k) profit margins, (l) profits, (m) reduction in costs/budget attainment, (n) return on assets, (o) return on equity, (p) return on sales, (q) revenue, (r) total return to stockholders, (s) stock price, and (t) working capital. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms, including, but not limited, passage of time (such as year over year growth) and/or against another company or a comparison group of companies designated by the Committee, (iii) on a per-share basis, (iv) against the performance of the Company as a whole or one or more identifiable business units, products, lines of business or segments of the Company, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. Prior to the Determination Date, the Committee shall determine whether any element(s) (for example, but not by way of limitation, the effect of acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, regardless of whether such determinations result in any Performance Goal being measured on a basis other than GAAP.

2.14.    “Performance Period” shall generally mean the fiscal year of the Company but it may also mean any such other period of time which may be as short as three months but shall not exceed three fiscal years, as designated by the Committee in its sole discretion with respect to which an Actual Award may be earned. With respect to any Participant, there shall exist no more than three Performance Periods at any one time.

2.15.    “Plan” shall mean this Oracle Corporation Executive Bonus Plan, as set forth in this document and as hereafter amended from time to time.

2.16.    “Target Award” shall mean the target award payable under the Plan to a Participant for the Performance Period expressed as a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

3.    SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1.      Selection of Participants.   The Committee, in its sole discretion, shall select the officers who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an officer who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2.      Determination of Performance Goals.   The Committee, in its sole discretion, shall establish the Performance Goals for all eligible Participants for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3.      Determination of Target Awards.   Each Participant’s Target Award shall be determined by the Committee in its sole discretion and each Target Award shall be set forth in writing.

3.4.      Determination of Payout Formula or Formulae.   The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed his or her Maximum Award.

3.5.      Date for Determinations.   The Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

3.6.      Determination of Actual Awards.   After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, including discretion that is exercised through the establishment of additional objective or subjective goals.

A-2     2015 Annual Meeting of Stockholders

3.7.      Termination Prior to the Date the Actual Award is Paid.   In order to be eligible for an Actual Award, a Participant must be actively employed by the Company or a subsidiary through the date of payment of an Actual Award. If a Participant’s employment terminates for any reason prior to such date, the Participant will not be eligible for an Actual Award and no such award will be paid to the Participant. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its subsidiaries or Affiliates (or between subsidiaries or Affiliates) shall not be deemed a termination of employment.

3.8.      Leave of Absence.   If a Participant is on a leave of absence at any time during a Performance Period, the Committee may reduce his or her Actual Award proportionately based on the duration of the leave of absence (and subject to further reduction or elimination under Sections 3.6 and 3.7).

4.    PAYMENT OF AWARDS

4.1.      Rights to Receive Payments.   Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or subsidiary that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2.      Timing and Form of Payment.   Payment of each Actual Award shall be made as soon as administratively practicable but in any event within two and one-half calendar months after the end of the Performance Period during which the Actual Award was earned (in the case of any Performance Period based on a fiscal year, by August 15th thereafter). Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless such amounts are otherwise deferred in accordance with Section 7.2.

5.    ADMINISTRATION

5.1.      Administrator.   The Plan shall be administered by the Committee. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Section 162(m) of the Code and related regulations. Notwithstanding the foregoing, the failure of a Committee member to qualify as an “outside director” shall not invalidate the payment of any Actual Award under the Plan.

5.2.      Committee Authority.   The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Section 162(m) of the Code. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.3.      Delegation by the Committee.   The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

6.    AMENDMENT, TERMINATION AND DURATION

6.1.      Amendment, Suspension or Termination.   The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No Actual Award may be granted during any period of suspension or after termination of the Plan.

6.2.      Duration of the Plan.   The Plan shall commence on the date specified herein, and subject to Section 6.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter. As long as the Plan remains in effect, it shall be resubmitted to stockholders at least every five years as required by Section 162(m) of the Code.

7.    MISCELLANEOUS PROVISIONS

7.1.      Tax Withholding.   The Company or a subsidiary shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI

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obligations); notwithstanding the foregoing, if a Participant defers receipt of payment in accordance with Section 7.2, the Company or a subsidiary shall withhold from the Actual Award only applicable taxes as then required by law.

7.2.      Deferrals.   The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan under the Company’s Deferred Compensation Plan (or any similar successor plan). Any such deferral elections shall be made in compliance with Section 409A of the Code.

7.3.      No Employment Right.   Nothing in the Plan shall interfere with or limit in any way the right of the Company, a subsidiary of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. The Company expressly reserves the right, which may be exercised at any time and without regard to when (whether during or after a Performance Period) such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

7.4.      Participation.   No executive shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

7.5.      Indemnification.   Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

7.6.      Successors.   All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

7.7.      Nontransferability of Awards.   No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

7.8.      Section 162(m) Conditions; Bifurcation of Plan.   It is the intent of the Company that the Plan and the awards under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code, satisfy any applicable requirements of Section 162(m) of the Code. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. However, the Company may also pay discretionary bonuses, or other types of compensation outside the Plan, which may or may not be deductible. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to Participants whose compensation is subject to Section 162(m) of the Code.

7.9.      Section 409A.   To the extent that any Actual Bonus under the Plan is subject to Section 409A of the Code, the terms and administration of such Actual Award shall comply with the provisions of such section and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Committee.

7.10.    Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

7.11.    Captions.   Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

A-4     2015 Annual Meeting of Stockholders

Oracle Corporation 2015 Annual Meeting of Stockholders

November 18, 2015

10:00 a.m., Pacific Time

Oracle Corporation Conference Center

350 Oracle Parkway

Redwood City, California 94065

4290-PS15	C19617

ANNUAL MEETING OF STOCKHOLDERS OF
ORACLE CORPORATION
November 18, 2015
GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Proxy Statement, Form of Proxy Card, and Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/17983
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
21233333333300000000
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The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposals 5, 6, 7, 8, 9 and 10. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1. Election of Board of Directors:
FOR ALL NOMINEES
WITHHOLD AUTHORITY
FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
NOMINEES: Jeffrey S. Berg
H. Raymond Bingham
Michael J. Boskin
Safra A. Catz
Bruce R. Chizen
George H. Conrades
Lawrence J. Ellison
Hector Garcia-Molina
Jeffrey O. Henley
Mark V. Hurd
Leon E. Panetta
Naomi O. Seligman
2. Re-approval of the Oracle Corporation Executive Bonus Plan.
3. Advisory Vote to Approve Executive Compensation.
4. Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for Fiscal Year 2016.
5. Stockholder Proposal Regarding Renewable Energy Targets.
6. Stockholder Proposal Regarding Proxy Access.
7. Stockholder Proposal Regarding Quantifiable Performance Metrics.
8. Stockholder Proposal Regarding Amendment of the Governance Guidelines.
9. Stockholder Proposal Regarding Vote Tabulation.
10. Stockholder Proposal Regarding Lobbying Report.
FOR AGAINST ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder
Date:
Signature of Stockholder
Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0
ORACLE CORPORATION
Annual Meeting of Stockholders - November 18, 2015 10:00 A.M. Pacific Time
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints LAWRENCE J. ELLISON, JEFFREY O. HENLEY and DORIAN DALEY, or any of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of ORACLE CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on November 18, 2015, in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e., FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposals 5, 6, 7, 8, 9 and 10). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.
(Continued and to be signed on the reverse side.)
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